UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2008
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 001-16167
A. Full title of the plan and the address of the plan, if different from that of issuer named below:
MONSANTO SAVINGS AND INVESTMENT PLAN
B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
MONSANTO COMPANY
800 North Lindbergh Blvd.
St. Louis, MO 63167

MONSANTO SAVINGS AND INVESTMENT PLAN
FINANCIAL STATEMENTS AS OF DEC. 31, 2008 AND 2007,
AND FOR THE YEAR ENDED DEC. 31, 2008, AND SUPPLEMENTAL SCHEDULES
AS OF AND FOR THE YEAR ENDED DEC. 31, 2008, AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MONSANTO SAVINGS AND INVESTMENT PLAN
Financial Statements and Supplemental Schedules

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.
EX-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustee and Participants of Monsanto Savings and Investment Plan,
Pension and Savings Funds Investment Committee of Monsanto Company,
and Monsanto Company Employee Benefits Plans Committee
We have audited the accompanying statements of net assets available for benefits of Monsanto Savings and Investment Plan (the “Plan”) as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 6 to the financial statements, the Plan adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements, effective January 1, 2008.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) Schedule of Assets (Held at End of Year) as of December 31, 2008, (2) Schedule of Acquisitions & Dispositions for the Year Ended December 31, 2008, and (3) Schedule of Reportable Transactions for the Year Ended December 31, 2008, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan’s management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2008 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
Deloitte & Touche LLP
St. Louis, Missouri
June 25, 2009

MONSANTO SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	As of Dec. 31,
(Dollars in thousands)	2008	2007

ASSETS:
Investments:
Common stock — Monsanto Company — Allocated	$777,309	$1,170,217
Common stock — Monsanto Company — Unallocated	161,726	338,510

Total Common stock — Monsanto Company	939,035	1,508,727
Cash and temporary investments	48,333	40,110
Debt securities including U.S. Government securities (securities on loan $3,922 in 2008 and $8,445 in 2007)	67,930	106,619
Common stock — Solutia Inc.	—	72
Common stock — other (securities on loan $31,836 in 2008 and $62,028 in 2007)	296,047	545,570
Collective investment funds	258,992	308,920
Synthetic guaranteed investment contracts (underlying securities on loan $69,566 in 2008 and $94,815 in 2007) at fair value	501,712	476,382
Loans to participants, interest rates from 4.0% to 9.25%, maturities through December 2022	23,384	19,885
Collateral held under securities lending agreements	104,905	170,011

Total investments	2,240,338	3,176,296

Receivables:
Employer contribution receivable	52,908	41,616
Dividends, interest and trades receivable	2,204	3,588
Receivable from transfers from other plans	—	12,565

Total receivables	55,112	57,769

Total assets	2,295,450	3,234,065

LIABILITIES:
Liability to return collateral held under securities lending agreements	107,158	170,011
Deferred employer contribution	52,908	41,616
ESOP debt	6,614	9,525
Amount payable for investment securities transactions	3,187	3,869

Total liabilities	169,867	225,021

NET ASSETS AVAILABLE FOR BENEFITS REFLECTING INVESTMENTS AT FAIR VALUE	2,125,583	3,009,044

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	10,079	(7,348)

NET ASSETS AVAILABLE FOR BENEFITS	$2,135,662	$3,001,696

See Accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year Ended
Dec. 31,
(Dollars in thousands)	2008

CONTRIBUTIONS:
Employee contributions	$98,683
Employer contributions	2,582
Transfers from other plans	49,267
Rollovers from other plans	13,994

Total contributions	164,526

INVESTMENT INCOME (LOSS):
Depreciation in fair value of investments

Common stock — Monsanto Company	(537,337)
Debt securities	(5,960)
Common stock — Solutia Inc.	(56)
Common and preferred stock — other	(206,480)
Collective investment funds	(136,263)

Total depreciation in fair value of investments — net	(886,096)
Interest	32,454
Dividends	15,547

Total investment loss	(838,095)

OTHER DEDUCTIONS:
Interest expense on ESOP debt	(434)
Administrative expenses	(5,996)
Benefits paid to participants	(186,035)

Total other deductions	(192,465)

DECREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(866,034)

NET ASSETS AVAILABLE FOR BENEFITS — Beginning of year	3,001,696

NET ASSETS AVAILABLE FOR BENEFITS — End of year	$2,135,662

See Accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2008

NOTE 1. INFORMATION REGARDING THE PLAN
GENERAL
The following description of the Monsanto Savings and Investment Plan (the “Plan” or the “SIP”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
The Plan was established as of June 11, 2001, as a successor to a portion of the Pharmacia Corporation Savings and Investment Plan (“Pharmacia Plan”) for the benefit of certain employees and former employees (“Transferred Participants”) of Monsanto Company (“Monsanto” or the “Company”). Effective July 1, 2001, the assets of the Pharmacia Plan that were allocated to the accounts of the Transferred Participants were transferred to the trust established under the Plan. Also effective July 1, 2001, a portion of the unallocated assets and liabilities (primarily debt) of the leveraged employee stock ownership plan (“ESOP”) component of the Pharmacia Plan were transferred to the Plan.
Effective July 1, 2001, through June 30, 2002, the assets of the trust established under the Plan were collectively invested with the assets of the Pharmacia Plan in the Pharmacia Corporation and Monsanto Company Defined Contribution and Employee Stock Ownership Master Trust (the “Master Trust”). Within the Master Trust, each participating plan was entitled to an interest in the Master Trust’s net assets and net earnings. Effective as of July 1, 2002: (i) assets and liabilities from the Master Trust representing the Pharmacia Plan’s interest and obligations in and under the Master Trust were transferred to the Pharmacia Savings Plan Master Trust and the Pharmacia Savings Plan ESOP Trust for Pharmacia Common Stock; and (ii) Monsanto and the trustee of the Plan entered into the Monsanto Company Defined Contribution and Employee Stock Ownership Master Trust Agreement which is the trust established pursuant to the Plan to hold all the assets of the Plan.
ADMINISTRATION
Monsanto is the sponsor of the Plan. The Monsanto Employee Benefits Plans Committee is responsible for administering the Plan in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and Plan documents. Fidelity Investments Institutional Operations Company, Inc. serves as the record keeper of the Plan. The Monsanto Pension and Savings Funds Investment Committee is responsible for monitoring Plan investments. The trustee of the Plan is The Northern Trust Company (“Northern”).
PARTICIPANT ACCOUNTS
The Plan is a contributory defined contribution profit sharing plan with individual accounts for each participant. U.S. employees classified as “regular employees” and who have attained age 18 generally are eligible to participate in the Plan upon employment. U.S. employees classified as “temporary employees” and who have attained age 18 generally are eligible to participate in the Plan after 1,000 hours of service. The cost of Plan administration is borne partially by Plan participants and partially by Monsanto, as Plan sponsor.
Each participant’s account is credited with the participant’s contributions, Company contributions and the pro-rata share of any Plan earnings and is reduced by the pro-rata share of any Plan losses and certain administrative expenses. Participants’ accounts are valued on a daily basis. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.
EMPLOYEE CONTRIBUTIONS
The Plan provides for voluntary employee contributions generally ranging from 1 percent to 25 percent of an employee’s eligible pay. Employees have an option to make before-tax contributions or after-tax contributions. Subject to annual limits on before-tax contributions and the results of required Internal Revenue Service (“IRS”) discrimination testing, contributions may be all before-tax, all after-tax, or a combination of both. Plan participants other than those also participating in the Company’s ERISA Parity Savings and Investment Plan may change the amounts of their contributions on a daily basis. Generally, employee contributions to the Plan may be invested in 1 percent increments and allocated in any combination to the following investment fund options: a fixed income fund, a balanced

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

fund consisting of both fixed income and equity securities, a growth and income equity fund, an international equity fund, a growth equity fund, a U.S. equity index fund, a treasury inflation-protected securities (TIPS) fund, a value equity fund, a small cap growth equity fund, a small cap value equity fund, the Monsanto Stock Fund, which invests in Monsanto common stock, and four asset allocation funds consisting of varying pre-set mixes of certain of the aforementioned investment funds. The four asset allocation funds allow participants varying degrees of risk and return. Targeted “roundtrip” participant trading restrictions were implemented in 2005. A roundtrip is defined as an exchange in and then out of a fund in less than a 30-day period. Under these restrictions, participants are limited to one roundtrip transaction per fund within any 90-day rolling period and four roundtrip transactions across all funds over a rolling 12-month period. These targeted restrictions apply to all investment options except the Fixed Income Fund. Generally, participants may transfer their contributions, Company contributions and any earnings thereon among the investment options on a daily basis, subject to the roundtrip trading restrictions described above.
An automatic enrollment feature was added to the Plan, effective Feb. 15, 2008, for employees who were employed by the Company or its affiliates on Jan. 22, 2008, and effective for employees hired on or after April 1, 2008. If any such employee is eligible to participate in the SIP, he or she will be automatically enrolled in the SIP at a 4 percent before-tax salary deferral rate, 45 days after date of hire or rehire (or for temporary employees hired on or after July 1, 2007, 45 days after completing 1,000 hours of service) unless, within such 45 day period he or she elects not to participate.
As a result of the spinoff in 1997 of Solutia Inc. (“Solutia”), a former subsidiary of the former Monsanto Company, certain Transferred Participants’ accounts received common stock of Solutia. This stock was maintained in the Solutia Non-Employer Stock Fund, and, subsequent to the spinoff, no contributions (either employee or employer) were made to this fund, nor were amounts transferred into the fund from other participant investments. The Company amended the Plan to terminate the Solutia Non-Employer Stock Fund as an investment option effective as of the close of business on Dec. 24, 2008. All participant investments remaining in the fund as of the close of business on Dec. 24, 2008, were liquidated and invested in the Moderately Aggressive Portfolio, the default investment fund for the Plan.
Participants may be eligible to make a before-tax catch-up contribution if they are at least age 50 on or before the end of the calendar year and either currently contributing at least 7 percent of their eligible pay per pay period to the SIP or had reached the IRS annual limit on before-tax contributions ($15,500 in 2008). For 2008, eligible participants could have elected a before-tax catch-up contribution of up to $5,000. The catch-up contributions are not eligible for Company matching contributions and are subject to the same rules as other before-tax contributions. The annual catch-up contribution limit may increase in future years in accordance with limits prescribed by the IRS.
The before-tax option allows participants to elect to make before-tax contributions from eligible gross pay before most income taxes are deducted. The participants generally cannot withdraw before-tax contributions without income tax penalties until age 59 1/2, disability, death, separation from service; or, after age 55, for payments that are part of a series of substantially equal periodic payments made for the life of the employee or the joint lives of the employee and a designated beneficiary. After-tax contributions are made from participants’ eligible pay after income taxes are deducted. Withdrawal of after-tax employee contributions can be made with no penalty.
COMPANY CONTRIBUTIONS AND VESTING
Employee contributions to the Plan, up to a maximum of 7 percent of eligible pay, generally are matched 60 percent by Monsanto. The Plan also has a Company discretionary match contribution feature. Generally, Company matching contributions are invested in Monsanto common stock held in the Monsanto Stock Fund investment option in participants’ accounts. Participants may transfer matching contributions and all other amounts from the Monsanto Stock Fund into any other investment option available under the Plan whether or not they are fully vested in those amounts.
In December 2008 and 2007, Monsanto determined that a discretionary matching contribution of an additional 40 percent on the first 10 percent of eligible pay would be made to participants actively participating in the Plan on Dec. 31, 2008 and 2007. These contributions of $30 million and $26 million, were applied to the Monsanto Stock Fund investment option in eligible participants’ accounts in March 2009 and 2008, respectively, through an allocation of previously unallocated Monsanto Company common stock, based on the value of a share of Monsanto common stock on Dec. 31, 2008 and 2007, respectively.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

Also in December 2007, the Company determined to make a non-elective Company contribution to the Plan in an amount equal to 3.8 percent of eligible pay, or a total of $30 million to all Plan participants active on Dec. 31, 2007. The non-elective contribution was applied to the Monsanto Stock Fund investment option in eligible participants’ accounts in May 2008 and funded by: (i) an allocation of previously unallocated Monsanto Company common stock held in the ESOP component of the Plan, based on the value of a share of Monsanto common stock on Dec. 31, 2007, and (ii) $.2 million cash contribution by the Company in 2008. The cash contribution was included in Employer Contribution Receivable at Dec. 31, 2007.
In order for the Plan to pass certain IRS nondiscrimination testing requirements with respect to each of the 2008 and 2007 Plan years, the Company made Qualified Non-Elective Contributions (“QNECs”), each in an amount equivalent to 5 percent of eligible pay to all non-highly compensated employees of the Company and other employees participating in the Plan whose total Plan eligible pay in 2008 was $1,852.82 or less and in 2007 was $26,250 or less, were at least age 21, and had at least one year of service by Dec. 31, 2008 and 2007, respectively, whether or not the employee was contributing to the Plan. As permitted by the terms of the Plan, Plan forfeitures as of Dec. 31, 2008 and 2007, were used to fund each of the QNECs. The QNEC of less than $.1 million and $1.2 million will be or was allocated to eligible participants’ accounts in July 2009 and May 2008, respectively. These contributions will be or have been, as the case may be, applied to the participants’ accounts in accordance with their investment elections for current contributions. In the absence of such election, the contribution will be or has been, as the case may be, applied to the participant’s account in accordance with the Plan’s default investment option, the Moderately Aggressive pre-mixed portfolio.
Generally, Company contributions vest and become non-forfeitable at the rate of 20 percent per year of service, such that Company contributions are 100 percent vested after five years of service; participants receiving the QNEC referred to above are fully vested in those amounts. A participant who has less than five years of participation in the Plan or a predecessor plan cannot withdraw Company matching contributions that are not vested or that were received in the last 24 months. Upon completion of five years of service under the Plan, all Company matching contributions may be withdrawn from the Plan. Company contributions immediately vest upon a change of control of the Company, as defined in the Plan.
LEVERAGED ESOP
During 2001, in connection with the transfer of the ESOP component of the Pharmacia Plan to the Plan, the Pharmacia Plan’s original ESOP debt was restructured and refinanced. Following the spinoff of Monsanto from Pharmacia on Aug. 13, 2002, the unallocated Pharmacia shares held by the Plan’s ESOP component were gradually converted to shares of Monsanto common stock through open market transactions and through the exchange of Pharmacia stock for Monsanto common stock with certain Pharmacia employee benefit plans at market rates. The unallocated shares of Monsanto common stock, which were converted from Pharmacia shares as described above, held by the Plan’s ESOP component are released for allocation to participant accounts in accordance with the terms of the Plan as interest and principal on the ESOP promissory note is paid.
In December 2004 the Plan’s ESOP debt was restructured and refinanced, (the “2004 refinancing”) with a single promissory note to Monsanto, payable in the principal amount of $19.2 million, bearing interest at the rate of 4.60% per annum, and having a maturity date of Dec. 31, 2012, (the “4.60% Note”). The terms of the restructuring were determined pursuant to an arm’s length negotiation between Monsanto and an independent trust company as fiduciary for the Plan.
Under the terms of the 2004 refinancing, Monsanto committed to funding an additional $41 million to the Plan before Dec. 31, 2017 above the number of shares currently scheduled for release under the restructured debt schedule. As of Dec. 31, 2008, and 2007, the Plan has recorded an employer contribution receivable of $45 million and $42 million, respectively, and a deferred employer contribution of $45 million and $42 million, respectively, related to the agreement. The employer contribution receivable and deferred employer contribution related the 2004 refinancing have increased because of the accretion as defined in the agreement.
The Plan’s ESOP debt was again restructured and refinanced in November 2008 (the “2008 refinancing”) with a single ESOP promissory note to Monsanto, payable in the principal amount of $9.5 million, bearing interest at the rate of 4.20% per annum, and having a maturity date of Dec. 31, 2027 (the “4.20% Note”). The terms of the restructuring were determined pursuant to an arm’s length negotiation between Monsanto and an independent trust company as fiduciary for

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

the Plan. In this role, the independent fiduciary determined that the restructuring, including certain financial commitments and enhancements that were or will be made in the future by Monsanto to benefit participants and beneficiaries of the Plan, was in the best interests of participants in the Plan’s ESOP component.
As of Dec. 31, 2008, the 4.20% Note had an outstanding principal balance of $6.6 million, which approximates fair value. Scheduled maturities on the 4.20% Note are $100,000 semi-annually in each year until repaid in full. Interest on the 4.20% Note is payable semi-annually on June 30 and December 31 of each year. The borrowing is collateralized by the unallocated shares of Monsanto common stock in the ESOP suspense account. The minimum number of shares allocated to participant accounts under the ESOP in a given year is determined by the Plan’s net debt service (principal and interest) during that year relative to the total amount of the Plan’s remaining debt service as of the beginning of that year. The 2008 refinancing resulted in a decrease in the minimum number of shares to be allocated in 2008 when compared with allocations that would have previously been required. The reduction of shares allocated in 2008 is expected to result in more Monsanto shares allocated to participants each year from 2013 through 2027.
Under the terms of the 2008 refinancing, Monsanto committed to funding an additional $8 million to the Plan, above the number of shares currently scheduled for release under the restructured debt schedule. As of Dec. 31, 2008, the Plan has recorded an employer contribution receivable of $8 million, and a deferred employer contribution of $8 million, related to the 2008 refinancing. In order to fulfill $4 million of this $8 million commitment, Monsanto amended the Plan in May 2009 to authorize the allocation of $4 million in a Special Allocation to employees eligible to contribute to the Plan as of December 31, 2008 (even if they were not contributing on that date). The $4 million Special Allocation was allocated proportionately to eligible participants in May and funded using Plan forfeitures and dividends on Monsanto common stock held in the ESOP suspense account.
The Plan obtains the funds to repay the ESOP debt to Monsanto primarily through Company contributions and dividends paid on Monsanto common stock held in the ESOP. In the year ended Dec. 31, 2008, the Plan paid the ESOP debt payments of $3.3 million solely through the use of dividends paid on Monsanto common stock held in the ESOP suspense account. Effective July 1, 2007, Monsanto amended the Plan to provide participants the option to elect to receive dividends in cash (dividend pass-through). While the ESOP debt is repaid annually, shares of Monsanto common stock are released for allocation to participant accounts throughout the year. Employer contributions related to the refinancings are paid to the Plan based on scheduled ESOP debt repayments. The remaining $4 million of the 2008 enhancement will be paid within five years after the loan is paid. In the year ended Dec. 31, 2008, the Plan’s repayment of ESOP debt resulted in the release of approximately 756,000 equivalent shares of Monsanto common stock for allocation to participant accounts. As of Dec. 31, 2008, and 2007, approximately two million shares and three million shares, respectively, of Monsanto common stock remained unallocated with an approximate market value of $162 million and $339 million, respectively. $2.4 million in dividends on Monsanto common stock held in the ESOP and $.2 million in cash related to the 3.8 percent nonelective company contribution are included in the Employer contributions for 2008.
VOTING RIGHTS
Participants have the right to instruct the Plan’s trustee how to vote the shares of Monsanto common stock in their accounts. The Trustee will vote the unallocated shares in the same proportion as the allocated shares on which they receive voting instructions from participants.
PARTICIPANT LOANS
Most Plan participants can obtain loans from their accounts for up to five years at an interest rate determined by the Company. A participant with a Plan account balance of over $2,000 may borrow up to the lesser of 50 percent of the total vested account balance less any outstanding loan balances at the time of the loan, $50,000 minus the participant’s highest outstanding loan balances during the last year, or 100 percent of his or her employee account value excluding the employer portion and any outstanding loan balances at the time of the loan. The minimum loan is $1,000, and the maximum number of outstanding loans at any one time is two.
In 2005, the Monsanto SIP was amended to allow eligible participants affected by Hurricane Katrina to obtain a loan with certain features. In the event an eligible affected participant elected to receive a loan at any time between the effective date and Dec. 31, 2006, and such loan met certain required parameters, the participant could have established a

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

repayment schedule for a period not to exceed 180 months.
PAYMENT OF BENEFITS
On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over a certain number of years. If employment is terminated before age 70 1/2, participants can elect to defer receiving benefits if their vested account balance is greater than $5,000.
FORFEITED ACCOUNTS
At Dec. 31, 2008, and 2007, forfeited nonvested accounts totaled $2.6 million and $5 million, respectively. These accounts have been used to pay Plan administrative expenses and fund certain Company contributions. During the year ended Dec. 31, 2008, forfeited amounts were used to reduce $517,000 in Plan administrative expenses. In May 2009 the Company determined to use forfeitures to partially fund the $4 million Special SIP Allocation for 2008.
OTHER
Monsanto acquired Delta and Pine Land Company in June 2007. Effective August 2007, eligible employees of Delta and Pine Land Company became eligible to participate in the Plan. The assets of the Delta and Pine Land Company Savings Plan of $12,565 were transferred into the Plan on Jan. 2, 2008 and were recorded as a receivable from transfers from other plans at Dec. 31, 2007 on the Statements of Net Assets Available for Benefits.
Monsanto acquired Seminis, Inc. (Seminis) in March 2005. Effective Jan. 1, 2006, eligible employees of Seminis and certain of its U.S. affiliates became eligible to participate in the Plan. The assets of the Seminis Vegetable Seeds Retirement Plan that were allocated to the transferred individuals totaled $49,267, and were transferred to the Plan on Dec. 8, 2008.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.
RISKS AND UNCERTAINTIES
The Plan is invested in various types of financial assets including common stock, debt securities and investment contracts, the values of which are determined by market factors including but not limited to interest rates, overall market volatility, credit ratings, and default rates. The investment values recorded in the financial statements as of Dec. 31, 2008 reflect the market environment, risks and uncertainties at that point in time. It is reasonably possible that subsequent changes in the market environment could result in investment values materially different from those shown in the financial statements.
INVESTMENT VALUATION AND INCOME RECOGNITION
Effective Jan. 1, 2008, the Plan adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The Plan’s investments are stated at fair value. Common stock is valued at quoted market prices. The common collective investment trust funds are stated at fair value as determined by the issuer based on the fair market value of the underlying investments. When available, fair value is determined by quoted market prices. Amounts for securities that have no quoted market price represent estimated fair value. Debt securities without quoted market prices are generally valued based on yields currently available on comparable securities of issuers with similar credit ratings and similar maturities. Participant loans are valued at the outstanding loan balances, which approximate fair value. See Note 6 — Fair Value Measurements — for further details.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

The fixed income fund is invested in synthetic guaranteed investment contracts, as described in Note 4. In accordance with Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and Statement of Position 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), the statements of net assets available for benefits present the synthetic investment contracts at fair value, as well as an additional line item showing an adjustment of fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is presented on a contract value basis.
Purchases and sales of securities are recorded on a trade-date basis. Dividend income is recorded on the ex-dividend date. Realized gains and losses from security transactions are reported on the average cost method. In the Statement of Changes in Net Assets Available for Benefits, the Plan presents the net depreciation in the fair value of its investments, which consists of the realized gains and losses and the unrealized depreciation on these investments.
The Plan uses certain financial derivative instruments to hedge, acquire or change equity, currency or fixed income positions/durations in the portfolio. However, the Plan’s guidelines do not allow for derivatives to be used to leverage portfolio exposure. All derivatives are recognized in the Statement of Net Assets Available for Benefits at fair value. Changes in fair value of a derivative are recorded currently in the Statement of Changes in Net Assets as net depreciation in fair value of investments.
The Plan pays certain outside service provider expenses (e.g. recordkeeping and trustee fees) incurred in the operation of the Plan. All investment manager fees are paid by the Plan and are included in Administrative expenses. Certain other expenses are paid by Monsanto.
NEW ACCOUNTING STANDARDS
In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (SFAS 161). Statement 161 amends certain existing disclosure requirements in Statement 133 and requires new qualitative and quantitative disclosure about an entity’s derivative instruments and hedging activities to be provided for every reporting period. It is effective for financial statements issued for fiscal years beginning after Nov. 15, 2008, with early application encouraged. The Plan is currently evaluating the impact of SFAS 161 on the financial statements.
In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, Effective Date of SFAS No. 157 (FSP SFAS 157-2), which delays the effective date of SFAS 157 for nonfinancial assets and liabilities to fiscal years beginning after Nov. 15, 2008. Accordingly, the Plan will adopt the additional requirements of SFAS 157 that were deferred by FSP SFAS 157-2 in 2009. The Plan is currently evaluating the impact on the financial statements of adopting the additional requirements of SFAS 157.
NOTE 3. NONPARTICIPANT-DIRECTED INVESTMENTS
All funds in the Plan are participant-directed except as noted below. Common stock — Monsanto Company includes both participant and nonparticipant-directed investments and only the non-participant-directed portion is shown below.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

Information about the investments and the significant components of the changes in investments relating to the nonparticipant-directed investment amounts in the Plan (as of Dec. 31, 2008, and Dec. 31, 2007, and the year ended Dec. 31, 2008,) is outlined in the table below.

	As of Dec. 31,
(Dollars in thousands)	2008	2007

Investments:
Cash and temporary investments	$6,427	$8,011
Common stock — Monsanto Company	640,581	1,101,232

Total Investments	$647,008	$1,109,243

Year Ended
(Dollars in thousands)	Dec. 31, 2008
Changes in Investments:
Interest income	$218
Dividends	7,860
Net depreciation	(372,415)
Interest expense on ESOP debt	(434)
Administrative expense	(1,306)
Withdrawals and transfers	(96,158)

Changes in Investments	$(462,235)

NOTE 4. GUARANTEED INVESTMENT CONTRACTS
The fixed income fund invests in synthetic guaranteed investment contracts (“Synthetic GICs”). A single uniform synthetic GIC was in place on Dec. 31, 2008, and Dec. 31, 2007, with Commonwealth General Corporation, J.P. Morgan Chase Bank and State Street Bank. A Synthetic GIC includes underlying fixed income assets which are held by the trustee and owned by the plan, utilizing a benefit-responsive wrapper contract issued by financial services companies. The contract provides that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. The interest rates are reset quarterly based on the current yield of the underlying investments, the duration of the underlying investments and the spread between the market value and contract value, but the rate cannot be less than zero percent. Certain employer-initiated events such as a plan merger or plan termination could limit the ability of the plan to transact at contract value or could allow for the termination of the wrapper contract at less than contract value. The plan sponsor believes that the occurrence of events that would cause the Plan to transact at less than contract value is probable of not occurring.
The following summarizes the contract value of the Synthetic GICs as of Dec. 31, 2008, and Dec. 31, 2007.
Guaranteed Investment Contracts

	As of Dec. 31,
(Dollars in thousands)	2008	2007

Commonwealth General Corporation	$204,717	$187,614
J.P. Morgan Chase Bank	153,537	140,710
State Street Bank	153,537	140,710

Total	$511,791	$469,034

The rate of return for the Synthetic GICs currently in place generally fluctuates with the return on the underlying assets. The 12-month average yield for such contracts, net of all applicable administrative and investment fees, was 4.84 percent for the period from Jan. 1, 2008, to Dec. 31, 2008. Participant accounts are credited with an interest rate which is determined quarterly by the issuers of the benefit responsive contracts based on the investments in the underlying fixed

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

income portfolio. The annual crediting interest rates as of Dec. 31, 2008, and Dec. 31, 2007 were 4.85 percent and 5.49 percent, respectively.
NOTE 5. INVESTMENTS
Investments that represent more than 5 percent of the net assets available for benefits as of either Dec. 31, 2008, or Dec. 31, 2007, were as follows:

	As of Dec. 31,
(Dollars in thousands)	2008	2007

Common stock — Monsanto Company (partially non-participant directed)	$939,035	$1,508,727
Capital Guardian International Equity Fund	96,400	162,113
The Plan participates in a securities lending program through Northern, the Plan’s trustee, whereby the Plan’s investment securities are loaned to broker-dealers. Securities so loaned are fully collateralized primarily by cash and U.S. government securities. U.S. securities are loaned and collateralized by securities valued at 102 percent of the market value of the securities plus any accrued interest (105 percent for non-U.S. securities). As the market value of the securities loaned changes, the borrower must adjust the collateral accordingly. Northern pools all collateral received from securities lending transactions and invests any cash collateral in an actively managed commingled (i.e., pooled) fund. The Plan holds a prorated share of the collateral provided to Northern by the borrowers of the securities. Each investment option within the Plan that participates in the program receives its pro-rata share of the income or loss earned by the collateral investment fund monthly and is reflected in the calculation of the investment option’s net asset value (NAV).
Monsanto or the borrower has the right to close the loan at any time. When the loan closes, the borrower returns the securities to Northern who returns the associated collateral to the borrower. The Plan cannot pledge or sell the collateral unless the borrower fails to return the securities borrowed. At Dec. 31, 2008, and 2007, approximately $105 million and $165 million, respectively, of the Plan’s securities were on loan under these programs, and collateral held was $105 million (net of deficiency impairment loss) and $170 million, respectively. Income from this program (prior to the collateral pool deficiency described below), was $1.2 million for the year ended Dec. 31, 2008.
As a result of the acute fixed income market conditions and certain asset impairments that occurred during the third quarter of 2008, the securities lending collateral investment pool in which the Plan participates experienced market value declines, resulting in Northern declaring a collateral deficiency. The Plan’s pro-rata share of the unrealized collateral pool losses, totaled approximately $2.3 million as of Dec. 31, 2008 and is recorded as a reduction of Collateral Held Under Securities Lending Agreements in the financial statements. Each investment option within the Plan that participates in the program received its pro-rata share of the collateral deficiency and it is reflected in the calculation of the investment option’s NAV.
NOTE 6. FAIR VALUE MEASUREMENTS
Effective Jan. 1, 2008, the Plan adopted SFAS 157, which did not have a material impact on the financial statements other than additional disclosures. SFAS 157 provides a framework for measuring fair value.
The Plan determined the fair market values of its investments based on the fair value hierarchy established in SFAS 157, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy contains three levels as follows, with Level 3 representing the lowest level of input:
     Level 1 — Values based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.
     Level 2 — Values based on quoted prices for similar instruments in active markets, quoted prices for identical or

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

similar instruments in markets that are not active, or model-based valuation techniques for which all significant assumptions are observable in the market.
     Level 3 — Values generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions would reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques could include use of option pricing models, discounted cash flow models and similar techniques.
The following table sets forth by level the Plan’s investment assets that were accounted for at fair value on a recurring basis as of Dec. 31, 2008. As required by SFAS 157, assets are classified in their entirety based on the lowest level of input that is a significant component of the fair value measurement. The Plan’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets within the fair value hierarchy levels.

	Fair Value Measurements at Dec. 31, 2008 Using
	Quoted Prices in
	Active Markets for	Significant Other	Significant
	Identical Items	Observable Inputs	Unobservable Inputs			Balance as of
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)	Offset		Dec. 31, 2008

Investments at Fair Value:
Common Stock — Monsanto Company	$939,035	$—	$—	$—		$939,035
Cash and Temporary Investments	48,333	—	—	—		48,333
Debt Securities including U.S. Government Securities	—	67,930	—	—		67,930
Common Stock — Other	296,047	—	—	—		296,047
Collective Investment Funds:
Common Stock — Other Fund	231,579	—	—	—		231,579
Debt Securities Fund	27,413	—	—	—		27,413
Total Collective Investment Funds Company	258,992	—	—	—		258,992
Synthetic Guaranteed Investment Contracts:
Cash and Temporary Investments	14,171	34,599	—	(44,214	)(1)	4,556
Debt Securities	43,750	453,591	—	—		497,341
Derivative Investments related to:
Futures	22,944	—	—	(22,944	)(2)	—
Options	(196)	11	—	—		(185)
Total Synthetic Guaranteed Investment Contracts	80,669	488,201	—	(67,158)		501,712
Loans to Participants	—	23,384	—	—		23,384
Collateral Held Under Securities Lending Agreements Commingled Fund	104,905	—	—	—		104,905

Total Investments at Fair Value	$1,727,981	$579,515	$—	$(67,158)		$2,240,338

(1)	Collateral offset for cash & temporary investments held within the synthetic guaranteed investment contracts represents unsettled pending purchases and sales (on net basis).

(2)	Futures derivative assets have been offset by cash collateral held by the counterparty.
For assets that are measured using quoted prices in active markets, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs, which have been determined to be immaterial. Assets that are measured using significant other observable inputs are primarily valued by reference to quoted prices of markets that are not active. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
Cash and temporary investments: The carrying value of cash equivalents approximates fair value as maturities are less than three months, and temporary investments (maturities less than 12 months) primarily consist of fixed income deposits and commercial paper which are measured at fair value using observable inputs in an active market. A large

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

portion of the Plan’s cash equivalents are short-term collective investment funds — these commingled pools are in turn comprised of short-term fixed income assets that have timely NAV redemption terms and trade on a regular basis in active markets — as a result, they are classified as Level 1. Other cash and temporary investments holdings are fixed income holdings with maturities of less than 12 months. Because these bonds are not traded on listed exchanges, yet do have observable valuation inputs, these are classified as Level 2 assets.
Common stock & Monsanto Company Stock: The Plans’ common stock consist of investments in listed U.S. and foreign company stock, including Monsanto company stock. A significant portion of equity securities are included in collective investment funds in the Statement of Net Assets Available for Benefits. All such investments are valued using stock prices from the various public markets — equity securities trade on formal exchanges, both domestic and foreign (e.g., NYSE, NASDAQ, LSE), and can be accurately described as active markets. The observable valuation inputs are unadjusted quoted prices that represent active market trades, and are classified as Level 1.
Collective investment funds: Some investment options are structured as commingled pools, or funds - this encompasses The International Fund, all broad market index funds, the Treasury Inflation-protected Securities fund (TIPS), and the Pre-Mix portfolios. These funds are comprised of other broad asset category types, such as equity and debt securities, derivatives and cash and equivalents. The FAS 157 level determination is assigned in large part by the funds’ redemption terms, and not on the specific underlying fund assets. Because all collective funds carry redemption terms that allow for timely entry and exit at daily NAV, they are classified as Level 1.
Synthetic guaranteed investment contracts: Also referred to as the Synthetic GIC, the assets in this category represent the fixed income fund investment option. Almost all underlying assets are comprised of cash and equivalents, debt securities and derivatives (see related sections). Assets within the Synthetic GIC are assessed individually to assign level determination for the purposes of FAS 157, the discussion of which is incorporated into the appropriate asset categories.
Debt securities: The debt securities exposures consist of collateralized obligations, corporate credit and government issues. U.S. treasury and government agency bonds are generally priced by institutional bids, which reflect estimated values based on underlying model frameworks at various dealers and vendors. While some corporate issues are formally listed on exchanges, dealers exchange bid and ask offers to arrive at executed transaction prices. Collateralized securities are valued using models with readily observable market data as inputs, but the valuation process also includes matrix pricing to incorporate inputs related to potentially lower trading activity. Although most of the debt securities held in the Plan are included in Synthetic guaranteed investment contract (GIC) in the Statement of Net Assets Available for Benefits, there are other debt securities held outside the GIC. All debt securities included in the Plan are classified as Level 2.
Derivatives: The Plan holds standardized interest rate futures and options on such futures contacts. Derivative securities are employed by several investment options, and are included within the Synthetic guaranteed investment contracts on the Statement of Net Assets Available for Benefits. Interest rate futures, and all listed options are measured at fair value using quoted market prices and are classified as Level 1. The valuation of some options is based on an over-the-counter-market and therefore classified as Level 2.
Loans to participants: The loan balances are valued at cost plus accrued interest, which approximates fair value and are classified as Level 2.
Collateral held under securities lending agreements: The Plan participates in a securities lending program through Northern. Securities loaned are fully collateralized by cash and U.S. government securities. Northern pools all collateral received and invests any cash in an actively managed commingled fund — underlying assets include short-term fixed income securities such as commercial paper, T-Bills, and various forms of asset-backed securities, any and all of which would be classified individually as level 2. Because the collateral pool has redemption terms that under normal market circumstances allow for timely entry and exit at daily NAV, they are classified as Level 1.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
YEAR ENDED DEC. 31, 2008

NOTE 7. INFORMATION REGARDING TAX STATUS
On Oct. 17, 2003, the IRS issued Monsanto a favorable determination letter stating that the Plan as then designed, was qualified for federal income tax purposes in compliance with section 401(a) of the Internal Revenue Code (“IRC”). As required by the IRS procedures, on Jan. 9, 2008, Monsanto filed an application for a new determination letter for the amended and restated Plan. That application is still pending review by the IRS. The Company believes that the Plan is currently designed in compliance with the applicable requirements of the IRC, and the Plan administrator believes that the Plan is being operated in accordance with its terms. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
NOTE 8. PRIORITIES UPON TERMINATION OF THE PLAN
If the Plan is terminated, all participants’ account balances will be fully vested, and all participants would then be entitled to a full distribution of their account balances in accordance with ERISA and the Internal Revenue Code as more fully described and set forth in the Plan document.
NOTE 9. PARTY-IN-INTEREST INVESTMENTS AND TRANSACTIONS
The Company is not aware of any nonexempt prohibited transactions with parties-in-interest during the period from Jan. 1, 2008, to Dec. 31, 2008. As of Dec. 31, 2008, and 2007, the Plan holds $939 million and $1,509 million, respectively, of common stock of Monsanto Company, the sponsoring employer.
Monsanto Company is the holder of the Plan’s ESOP debt.
Certain Plan investments are units of Collective Investment Funds managed by Northern specifically for employee benefit trusts. Northern is also the Plan trustee as defined by the Plan and, therefore, these Collective Investment Funds qualify as exempt party-in-interest investments. Fees for Northern’s investment management services are paid by the Plan as described in Note 2.
NOTE 10. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of fully benefit-responsive investment contracts stated at fair value per the financial statements to the fully benefit-responsive investment contracts stated at contract value on the Form 5500 as of Dec. 31, 2008, and 2007.

	As of Dec. 31,
(Dollars in thousands)	2008	2007

Net assets available for benefits:
Investments, at fair value per financial statements	$2,240,338	$3,176,296
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	10,079	(7,348)
Collateral held under securities lending agreements	(104,905)	(170,011)
Securities lending adjustment included within collateral and investments in the financial statements	(2,253)	—

Total investments per Form 5500 Schedule of Assets (Held at End of Year)	$2,143,259	$2,998,937

*****

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 1

Form 5500, Schedule H, Part IV, Line 4i —
Schedule of Assets (Held at End of Year) as of Dec. 31, 2008

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Receivable Income — USD

United States — USD
INCOME FROM SECURITIES LENDING ACTIVITIES	7.00	0.00	0.00

Total United States — USD		0.00	0.00

Total Receivable Income — USD		0.00	0.00

Receivables — Other — USD

Pending trade sales: United States dollar	0.00	772,511.87	772,511.87

Total — all currencies		772,511.87	772,511.87

Total Receivables — Other — USD		772,511.87	772,511.87

U.S. Government Securities

United States — USD
FEDERAL HOME LN MTG CORP POOL #C9-1001 6.5% 11-01-2026 BEO CUSIP: 3128P7DE0	1,089,556.46	1,114,071.49	1,134,503.93
FEDERAL HOME LN MTG CORP POOL #G0-1513 6% 03-01-2033 BEO CUSIP: 31283HVE2	1,638,932.45	1,659,163.06	1,694,572.57
FEDERAL HOME LN MTG CORP POOL #G1-1184 5.5% 09-01-2016 BEO CUSIP: 31283KJ58	367,407.00	377,453.30	380,951.83
FEDERAL HOME LN MTG CORP POOL #G1-1622 6% 02-01-2018 BEO CUSIP: 31283KYT9	909,104.95	954,560.19	942,697.29
FEDERAL HOME LN MTG CORP POOL #G11288 6.5% 06-01-2017 BEO CUSIP: 31283KND6	238,252.25	249,308.62	247,536.70
FEDERAL HOME LN MTG CORP POOL #G11431 6%02-01-2018 BEO CUSIP: 31283KSU3	159,094.49	164,513.66	164,973.19
FEDERAL HOME LN MTG CORP POOL #G11452 6.5% 04-01-2018 BEO CUSIP: 31283KTH1	277,717.03	292,253.81	288,535.50
FEDERAL HOME LN MTG CORP POOL #G11564 6.5% 08-01-2017 BEO CUSIP: 31283KWZ7	761,550.24	805,815.31	791,237.75
FEDERAL HOME LN MTG CORP POOL #G30248 6.5% 12-01-2023 BEO CUSIP: 3128CUHZ2	745,684.12	787,279.32	779,127.31

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FEDERAL HOME LN MTG CORP POOL #H0-1579 6.5% 08-01-2036 BEO CUSIP: 3128MTXG8	785,273.23	793,371.37	804,188.89
FEDERAL HOME LN MTG CORP POOL #1H-2592 5.966% 01-01-2036 BEO CUSIP: 3128QLRM5	731,606.45	737,407.86	742,067.69
FHLMC GOLD E00379 7.5 06-01-2010 CUSIP: 31294JM47	3,932.16	4,004.04	4,054.97
FHLMC GOLD E01140 6 05-01-2017 CUSIP: 31294KHR9	205,965.87	212,820.67	213,189.92
FHLMC GOLD E78398 6.5 07-01-2014 CUSIP: 3128GDKK5	86,612.83	88,608.97	89,984.41
FHLMC GOLD GROUP E00400 7.5 10-01-2010 CUSIP: 31294JNR5	5,522.70	5,623.66	5,715.97
FHLMC GOLD G10449 7 02-01-2011 CUSIP: 31283JQA2	19,098.82	19,553.90	19,565.00
FHLMC GOLD G11206 6 01-01-2015 CUSIP: 31283KKT4	68,855.40	70,856.52	71,396.78
FHLMC GOLD G11516 6 03-01-2018 CUSIP: 31283KVH8	214,506.38	225,265.20	222,432.61
FHLMC GOLD G3-0317 6.5 01-01-2027 CUSIP: 3128CUK62	1,765,871.19	1,808,914.31	1,838,718.67
FHLMC GROUP #E00386 7.5 MTG PARTN CTF DUE 08-01-2010 REG CUSIP: 31294JNB0	6,397.64	6,514.59	6,606.51
FHLMC GROUP #E20179 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP: 31335KFU5	1,002.27	1,020.59	1,032.10
FHLMC MULTICLASS SER T-41 CL 2A 6.97617721558 07-25-2032 CUSIP: 31392MEM0	137,551.60	142,741.67	141,678.15
FHLMC MULTICLASS SER 1955 CL Z 7.5 05-20-2027 CUSIP: 3133TA2L5	461,666.83	496,075.43	504,394.10
FHLMC POOL #84-7992 ADJ RT 11-01-2035 CUSIP: 3128JR2Z8	1,775,180.85	1,784,611.50	1,813,519.43
FNMA POOL #224484 7.5% DUE 06-01-2011 REG CUSIP: 31369YJ55	8,942.40	9,262.06	9,082.94
FNMA POOL #256116 6% DUE 02-01-2026 REG CUSIP: 31371MN94	2,437,039.63	2,461,029.24	2,514,413.20
FNMA POOL #256937 6.5% 10-01-2037 BEO CUSIP: 31371NLS2	1,258,979.53	1,281,798.56	1,289,305.83

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FNMA POOL #313224 7% DUE 12-01-2011 REG CUSIP: 31374F4H9	31,638.35	32,617.15	32,740.22
FNMA POOL #323165 6% DUE 06-01-2013 REG CUSIP: 31374S6A4	6,486.71	6,775.57	6,762.34
FNMA POOL #387219 4.125% 01-01-2010 BEO CUSIP: 31377UDY6	163,322.81	157,466.15	163,954.22
FNMA POOL #535755 6.26% DUE 03-01-2011 REG CUSIP: 31384WE48	306,370.92	316,328.00	319,230.23
FNMA POOL #545090 6% DUE 07-01-2016 REG CUSIP: 31385HRK0	142,670.20	149,558.49	148,643.23
FNMA POOL #545209 6.13% 10-01 -2011 BEO CUSIP: 31385HVA7	101,726.07	110,762.22	106,445.35
FNMA POOL #545316 5.629% DUE 12-01 2011 REG CUSIP: 31385HYM8	213,702.21	226,641.23	221,945.99
FNMA POOL #545962 5.5% DUE 12-01-2013 REG CUSIP: 31385JQP6	182,147.52	188,793.03	189,488.79
FNMA POOL #555191 4.858% 02-01-2013 BEO CUSIP: 31385WXU8	140,450.09	143,879.03	143,350.52
FNMA POOL #555299 7% 11-01-2017 BEO CUSIP: 31385W3G2	312,516.76	332,342.04	325,735.28
FNMA POOL #555316 4.918% 02-01-2013 BEO CUSIP: 31385W3Z0	320,145.63	319,945.53	326,961.21
FNMA POOL #555728 4.02% 08-01-2013 BEO CUSIP: 31385XLH8	189,030.84	178,043.42	187,233.72
FNMA POOL #725135 6% 05-01-2018 BEO CUSIP: 31402CSY9	284,718.15	298,998.54	296,638.16
FNMA POOL #725324 5.388% 11-01-2013 BEO CUSIP: 31402CYV8	213,626.03	219,907.19	221,821.79
FNMA POOL #725510 6.5% 07-01-2017 BEO CUSIP: 31402DAK6	363,045.11	382,728.97	377,445.29
FNMA POOL #725992 5.5% 10-01-2014 BEO CUSIP: 31402DRM4	666,328.54	691,836.44	692,339.34
FNMA POOL #735417 6.5% 03-01-2035 BEO CUSIP: 31402RAS8	791,891.55	823,196.03	826,289.74
FNMA POOL #735439 6% 09-01-2019 BEO CUSIP: 31402RBG3	1,164,422.48	1,193,715.00	1,213,172.19

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description /Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FNMA POOL #735798 5.5% DUE 07-01-2020 REG CUSIP: 31402RNP0	1,307,010.05	1,321,509.70	1,353,152.73
FNMA POOL #735857 6.5% 06-01-2033 BEO CUSIP: 31402RQJ1	1,528,247.57	1,580,243.81	1,599,407.36
FNMA POOL #745329 6% DUE 07-01-2035 BEO CUSIP 31403DA66	169,933.20	171,712.21	175,596.05
FNMA POOL #773208 4.097% 12-01-2034 BEO CUSIP: 31404NAH9	847,599.57	827,469.10	826,143.43
FNMA POOL #825395 ADJ RT DUE 07-01-2035 BEO CUSIP: 31407A7G0	1,582,726.75	1,554,225.28	1,578,787.34
FNMA POOL #834927 ADJ RT DUE 07-01-2035 BEO CUSIP: 31407MSQ9	1,697,900.13	1,676,411.07	1,720,341.28
FNMA POOL #888262 5.5% DUE 01-01-2022 BEO CUSIP: 31410FZ32	703,293.74	704,447.59	725,595.18
FNMA PREASSIGN 00619 7 06-25-2042 CUSIP: 31392DF49	72,119.79	75,962.41	75,883.58
FNMA PREASSIGN 00717 6.5 09-25-2028 CUSIP: 31392CT61	1,272,364.43	1,303,477.70	1,325,587.43
FNMA PREASSIGN 00837 7.5 04-25-2029 CUSIP: 31358S4W8	93,019.68	95,432.69	97,932.33
FNMA REMIC SER 2003-W17 CL PT1 9.02018 08-25-2032 CUSIP: 31393UAN3	195,072.71	222,859.90	206,960.05
FNMA SERIES 2001-W3 CLASS-A 7 09-25-2041 CUSIP: 3139216F0	86,873.28	94,393.28	91,407.02
FNMA 2001-T10 CL A1 PASS THROUGH 7 12-25-2031 CUSIP: 3139216A1	89,887.01	93,783.03	94,578.03
SMALL BUS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 I 6.9/09-01-2017/09-01-2002 CUSIP: 83162CHT3	51,055.45	52,144.98	53,446.22
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1993-20 F 6.65 6-1-13/99 REG CUSIP: 83162CER0	63,704.11	67,488.14	64,857.79
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 F 7.2 6-1-17/00 REG CUSIP: 83162CHN6	36,998.30	38,363.83	38,979.56
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2000-20 C 7.625 03-01-2020 REG CUSIP: 83162CKQ5	330,402.94	356,570.86	351,255.00
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2003-20 B 0 DUE 02-01-2023 REG CUSIP: 83162CMU4	239,294.24	238,471.66	241,960.46

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20 A 4.86 DUE 01-01-2025 REG CUSIP: 83162CPG2	694,791.57	694,791.57	703,366.69
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 2006-20F PARTN CTF 5.82 06-01-2026 REG CUSIP: 83162CQH9	833,520.90	845,988.82	876,326.37
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 2007-20D PARTN CTF 5.32 DUE 04-01-27 REG CUSIP: 83162CQY2	452,282.17	452,282.17	464,161.81
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 6.1% DUE 07-01-2018/01-01-2007 REG CUSIP: 83162CJJ3	92,837.90	92,837.90	95,792.84
UNITED STATES TREAS NTS DTD 01-15-2004 3.25% DUE 01-15-2009 REG CUSIP: 912828BV1	2,925,000.00	2,958,266.83	2,927,857.73

Total United States — USD		37,846,567.46	38,205,057.13

Total U.S. Government Securities		37,846,567.46	38,205,057.13

Corporate Debt Instruments — Preferred

Luxembourg — USD
COVIDIEN INTL FIN S A SR NT 6% DUE 10-15-2017 REG CUSIP: 22303QAG5	200,000.00	199,854.00	197,301.20

Total Luxembourg — USD		199,854.00	197,301.20

United Kingdom — USD
HSBC HLDGS PLC NT 6.5% DUE 05-02-2036 BEO CUSIP: 404280AG4	475,000.00	494,081.00	482,272.25
HSBC HLDGS PLC SUB NT 6.5% DUE 09-15-2037 BEO CUSIP: 404280AH2	275,000.00	274,348.25	279,285.88

Total United Kingdom — USD		768,429.25	761,558.13

United States — USD
AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2031 BEO CUSIP: 001957BD0	700,000.00	702,680.31	879,294.50
BK AMER N A CHARLOTTE N C MEDIUM TERM TRANCHE # TR 00229 5.3 DUE 03-15-2017 CUSIP: 06050TKN1	700,000.00	699,349.00	664,668.20
BNSF RY CO 2006-2 5.629% DUE 04-01-2024 CUSIP: 05565SAA2	259,633.74	259,633.74	247,399.80

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
BSTN PPTYS LTD PARTNERSHIP SR NT 5.625 DUE 04-15-2015/04-14-2015 BEO CUSIP: 10112RAF1	400,000.00	394,248.50	266,388.40
BSTN PPTYS LTD PARTNERSHIP SR NT 6.25 DUE 01-15-2013/01-14-2013 BEO CUSIP: 10112RAB0	550,000.00	570,555.00	408,296.35
BURL NORTHN SANTA FE RY CO PASS THRU TR SER 2000-1 8.251 DUE 01 15-2021 BEO CUSIP: 12189PAG7	361,968.22	371,261.55	405,031.58
CITIGROUP INC CITIGROUP INC NOTE 6.125% DUE 11-21-2017 BEO CUSIP: 172967EM9	500,000.00	497,860.00	505,270.00
HEWLETT-PACKARD CO GLOBAL NT 6.125 DUE 03-01-2014/12-05-2008 BEO CUSIP: 428236AT0	850,000.00	846,268.50	903,551.70
PVTPL AMERICAN INTL GROUP INC NT 144A 8.25% DUE 08-15-2018 BEO CUSIP: 026874BU0	400,000.00	400,000.00	292,767.60
SLM STUDENT LN TR SER 2006-3 CL A4 FLT RT 07-25-2019 REG CUSIP: 78442GSC1	500,000.00	497,539.06	450,005.00
SLM STUDENT LN TR 2006-7 STUDENT LN BKD NT CL A-2 10-25-2016 REG CUSIP: 78443GAB1	604,667.35	604,431.16	602,313.38
SLM STUDENT LN TR 2007-7 STUDENT LN-BKD NT CL A-2 FLTG 01-25-2016 REG CUSIP: 78444EAB5	800,000.00	800,000.00	706,431.20
ST PAUL COS INC SR NT 8.125 DUE 04-15-2010/04-17-2000 BEO CUSIP: 792860AD0	275,000.00	296,881.75	281,419.33
ST PAUL TRAVELERS COS INC BD 5.5 DUE 12-01-2015 BEO CUSIP: 792860AH1	425,000.00	413,580.75	407,249.88
TRAVELERS COS INC SR NT 5.75% DUE 12-15-2017/05-29-2007 CUSIP: 89417EAC3	275,000.00	274,279.50	264,411.95
UN PAC RR CO PASS THRU TR PASS THRU CTF SER 1999-A 7.6 DUE 01-02-2020 BEO CUSIP: 907833AH0	720,416.52	720,416.52	764,174.62
UN PAC RR CO 2006-1 PASS THRU TR SER 2006-1 5.866 DUE 07-02-2030 REG CUSIP: 90783WAA1	1,017,085.66	1,024,994.37	950,100.40
WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 00008 6 DUE 11-15-2017 CUSIP: 92976GAH4	425,000.00	421,612.75	410,263.55
WACHOVIA CORP GL MED TRM SR NTS TRANCHE # SR 00032 5.75 DUE 02-01-2018 BEO CUSIP: 92976WBH8	400,000.00	398,288.00	400,796.00
WACHOVIA CORP GLOBAL MEDIUM TERM SR NTS BOOK ENTRY FLT RT DUE 05-01-2013 BEO CUSIP: 92976WBK1	675,000.00	675,000.00	603,555.98
WACHOVIA CORP NEW SR NT FLT RT DUE 04-23-2012 BEO CUSIP: 929903DF6	1,050,000.00	1,050,000.00	943,337.85

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
WELLPOINT INC NT 5.25% DUE 01-15-2016 BEO CUSIP: 94973VAK3	1,000,000.00	970,697.25	885,257.00
WYETH NT 5.5% DUE 02-15-2016/02-07-2006 REG CUSIP: 983024AJ9	150,000.00	150,139.50	152,742.60

Total United States — USD		13,039,717.21	12,394,726.87

Total Corporate Debt Instruments — Preferred		14,008,000.46	13,353,586.20

Corporate Debt Instruments — Other

France — USD
LAFARGE S A NT 6.5% DUE 07-15-2016 REG CUSIP: 505861AB0	450,000.00	449,115.50	303,625.35

Total France — USD		449,115.50	303,625.35

Iceland — USD
PVTPL KAUPTHING BK HF MEDIUM TERM SUB BKB TRANCHE # 01 7.125 DUE 05-19-2016 BEO CUSIP: 48632HAA5	800,000.00	805,086.00	6,000.00

Total Iceland — USD		805,086.00	6,000.00

United States — USD
AOL TIME WARNER INC DEB DTD 04/08/2002 7.7 DUE 05-01-2032 BEO CUSIP: 00184AAG0	1,319,000.00	1,445,649.22	1,320,626.33
AOL TIME WARNER INC DEB DTD 04/19/2001 7.625% DUE 04-15-2031/04-14-2031 BEO CUSIP: 00184AAC9	800,000.00	886,452.00	786,248.00
BAC CAP TR XI BAC CAPITAL TRUST 6.625 20360 6.625% DUE 05-23-2036 BEO CUSIP: 056335AA0	475,000.00	501,997.25	438,929.45
BANK ONE CAP III 8.75% BDS 01/09/30 USD 8.75% DUE 09-01-2030/08-31-2030 BEO CUSIP: 06423KAA9	350,000.00	422,215.50	344,694.70
BANKAMERICA CAP II SER 2 8 BD DUE 12-15-2026/06 BEO CUSIP: 066048AA7	375,000.00	396,709.50	306,498.00
BOSTON SCIENTIFIC CORP BOSTON SCIENTIFC 5.45% DUE 06-15-2014/06-25-2004 BEO CUSIP: 101137AB3	750,000.00	673,125.00	637,500.00
BURL NTHN SANTA FE CORP 4.875 DUE 01-15-2015 BEO CUSIP: 12189TAW4	375,000.00	351,783.00	352,898.63

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
CAP1 FINL CORP 6.75 DUE 09-15-2017 BEO CUSIP: 14040HAR6	975,000.00	977,719.75	944,359.65
CIGNA CORP NT DTD 07/23/1998 STEP UP DUE1-15-33 BEO 8.3 TIL 1-15-23 8.08 AFTER CUSIP: 125509BE8	100,000.00	123,537.00	91,469.00
CIGNA CORP SR NT 6.15 DUE 11-15-2036 BEO CUSIP: 125509BH1	200,000.00	203,498.00	152,180.20
CIGNA CORP SR NT 7 DUE 01-15-2011/01-14-2011 BEO CUSIP: 125509BF5	315,000.00	313,651.80	310,667.18
CIGNA CORP 7.875 DEB DUE 05-15-2027 CUSIP: 125509AZ2	300,000.00	373,960.00	277,878.90
COMCAST CORP NEW BD 5.85% DUE 11-15-2015/11-14-2005 BEO CUSIP: 20030NAJ0	325,000.00	326,079.00	307,415.88
COMCAST CORP NEW BD 6.3 DUE 11-15-2017 BEO CUSIP: 20030NAU5	300,000.00	300,113.25	292,048.20
COMCAST CORP NEW GTD NT 5.9% DUE 03-15-2016/03-02-2006 REG CUSIP: 20030NAL5	225,000.00	224,689.50	214,833.38
COMCAST CORP NEW NT 5.3 DUE 01-15-2014/01-14-2014 BEO CUSIP: 20030NAE1	625,000.00	613,900.95	584,456.25
COX COMMUNICATIONS INC NEW BD 5.5 DUE 10-01-2015/09-22-2003 BEO CUSIP: 224044BH9	275,000.00	275,166.00	245,256.00
COX COMMUNICATIONS INC NEW NT 5.45% DUE 12-15-2014 BEO CUSIP: 224044BM8	675,000.00	669,612.20	590,328.00
DILLARD DEPT STORE 7.875 BD DUE 1-1-23 BEO CUSIP: 254063AR1	200,000.00	198,000.00	63,000.00
DILLARD DEPT STORES INC 7.75 DEBDUE 05-15-2027 BEO CUSIP: 254063AW0	620,000.00	523,973.40	195,300.00
DOW CHEM CO 7.375 DUE 11-01-2029 BEO CUSIP: 260543BJ1	575,000.00	625,736.25	541,521.78
GEN MTRS ACCEP CORP NT DTD 09/12/2001 6.875 DUE 09-15-2011 BEO CUSIP: 370425RX0	2,375,000.00	2,243,911.29	1,922,897.38
GENERAL MTRS ACCEP CORP GM 8% DUE 11-01-2031 BEO CUSIP: 370425RZ5	725,000.00	678,156.25	424,196.78
GENERAL MTRS ACCEP CORP SR NT DTD 08/29/2002 6.875% DUE 08-28-2012 BEO CUSIP: 370425SE1	125,000.00	116,093.75	94,784.25
HEALTHNET INC SR NT 6.375% DUE 06-01-2017/05-18-2007 CUSIP: 422248AA2	200,000.00	197,274.00	80,000.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
LIBERTY MEDIA CORP SR DEB DTD 8.25% DUE 02-01-2030 BEO CUSIP: 530715AJ0	90,000.00	88,112.48	51,629.31
LIBERTY MEDIA CORP SR DEB 8.5% DUE 07-15-2029/07-14-2029 BEO CUSIP: 530715AD3	112,000.00	110,643.90	64,210.83
MACYS RETAIL HLDGS 8.875% DUE 07-15-2015 CUSIP: 55616XAE7	125,000.00	124,888.75	90,033.00
MAY DEPT STORES CO CO 6.7 DUE 09-15-2028BEO CUSIP: 577778BH5	875,000.00	838,565.00	478,674.88
MAY DEPT STORES CO MAY DEPT STORES CO 6.9% DUE 01-15-2032 BEO CUSIP: 577778BQ5	325,000.00	332,091.50	178,043.13
MAY DEPT STORES CO SR NT 6.7 DUE 07-15-2034/07-20-2004 BEO CUSIP: 577778CE1	80,000.00	78,268.80	43,724.96
NORFOLK SOUTHN CORP NT 7.7 DUE 05-15-2017 REG CUSIP: 655844AE8	250,000.00	292,685.00	267,979.00
PROVIDENT COS INC 7.25 DUE 03-15-2028 REG CUSIP: 743862AA2	125,000.00	124,786.25	100,476.88
PVTPL COX COMM INC NEW /TS/COXENTCOX COMM INC 5.875 DUE 12-01-2016 CUSIP: 224044BQ9	375,000.00	376,494.25	333,483.38
PVTPL COX COMMUNICATIONS INC 9.375% DUE 01-15-2019/12-15-2008 BEO CUSIP: 224044BU0	100,000.00	99,193.00	104,630.10
PVTPL UNUMPROVIDENT FIN CO PLC BD 144A 6.85% DUE 11-15-2015 BEO CUSIP: 91529MAA0	100,000.00	99,893.00	81,772.80
SLM CORP MEDIUM TERM NTS BOOK ENTRY TRANCHE # TR 00104 8.45 6-15-18 CUSIP: 78442FEH7	625,000.00	612,687.50	494,138.13
SPRINT CAP CORP SPRINT CAP CORP 6.875 DUE 11-15-2028 BEO CUSIP: 852060AD4	125,000.00	100,312.50	74,375.00
SPRINT CAP CORP 6.9 DUE 05-01-2019 BEO CUSIP: 852060AG7	125,000.00	106,562.50	88,750.00
SPRINT NEXTEL CORPORATION 6 DUE 12-01-2016 BEO CUSIP: 852061AD2	425,000.00	388,444.50	299,625.00
TIME WARNER CABLE INC NT 8.75% DUE 02-14-2019 BEO CUSIP: 88732JAP3	275,000.00	273,335.00	299,017.13
UNUM CORP NT 6.75 DUE 12-15-2028 BEO CUSIP: 903192AA0	223,000.00	188,401.76	168,779.11
UNUMPROVIDENT CORP SR NT 7.625% DUE 03-01-2011 BEO CUSIP: 91529YAC0	71,000.00	72,691.94	69,996.91

**	All or a portion of this security participates in Securities Lending.

        .

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
XEROX CORP NT 6.875% DUE 08-15-2011/08-14-2011 BEO CUSIP: 984121BN2	1,150,000.00	1,177,250.00	994,068.05
XEROX CORP SR NT 6.4% DUE 03-15-2016 REG CUSIP: 984121BP7	325,000.00	280,554.00	253,500.00

Total United States — USD		19,428,865.49	16,056,895.54

Total Corporate Debt Instruments — Other		20,683,066.99	16,366,520.89

Corporate Stock — Common

Brazil — USD
ADR EMBRAER-EMPRESA BRASILEIRA DE AERONAUTICA S A SPONSR ADR REPSTG PFDSHS CUSIP: 29081M102	14,800.00	470,289.41	239,908.00

Total Brazil — USD		470,289.41	239,908.00

Canada — USD
MAGNA INTL INC CL A CUSIP: 559222401	2,700.00	197,462.61	80,811.00
RESEARCH IN MOTION LTD COM CUSIP: 760975102	13,000.00	727,746.90	527,540.00

Total Canada — USD		925,209.51	608,351.00

Czech Republic — USD
CENT EUROPEAN MEDIA ENTERPRISES LTD NEW COM STK CUSIP: G20045202	4,327.00	246,019.46	93,982.44

Total Czech Republic — USD		246,019.46	93,982.44

Finland — USD
ADR NOKIA CORP SPONSORED ADR CUSIP: 654902204	8,200.00	141,603.34	127,920.00

Total Finland — USD		141,603.34	127,920.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

France — USD
ADR ALCATEL-LUCENT CUSIP: 013904305	153,900.00	760,624.38	330,885.00
ADR SANOFI-AVENTIS SPONSORED ADR CUSIP: 80105N105	106,000.00	4,616,451.80	3,408,960.00
ADR TOTAL SA CUSIP: 89151E109	3,000.00	186,705.71	165,900.00
THOMSON SA SPONSORED ADR CUSIP: 885118109	15,200.00	381,650.15	20,520.00

Total France — USD		5,945,432.04	3,926,265.00

Germany — USD
DEUTSCHE BK AG COM STK ISIN DE0005140008 SDL 505964X CUSIP: D18190898	3,300.00	281,772.47	134,277.00

Total Germany — USD		281,772.47	134,277.00

Ireland — USD
ADR ICON PUB LTD CO CUSIP: 45103T107	6,740.00	187,811.15	132,710.60

Total Ireland — USD		187,811.15	132,710.60

Israel — USD
ADR TEVA PHARMACEUTICAL INDS CUSIP: 881624209	100,045.00	4,412,414.50	4,258,915.65

Total Israel — USD		4,412,414.50	4,258,915.65

Japan — USD
ADR HITACHI LTD A.D.R. FOR 10 COM CUSIP: 433578507	15,900.00	955,443.42	622,326.00
ADR KYOCERA CORP A.D.R. FOR COM CUSIP: 501556203	10,400.00	867,543.24	752,648.00
ADR PANASONIC CORP ADR ADR CUSIP: 69832A205	110,500.00	1,643,794.45	1,374,620.00
ADR SONY CORP AMERN SH NEW CUSIP: 835699307	87,700.00	2,966,530.95	1,917,999.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

Japan — USD
ADR TOYOTA MTR CORP ADR FOR 2 COM CUSIP: 892331307	1,900.00	171,841.89	124,336.00

Total Japan — USD		6,605,153.95	4,791,929.00

Mexico — USD
ADR CEMEX SAB DE CV CUSIP: 151290889	30,045.00	884,852.06	274,611.30

Total Mexico — USD		884,852.06	274,611.30

Netherlands — USD
ADR AEGON N V NY REGISTRY SHS SHS CUSIP: 007924103	62,318.00	841,860.68	377,023.90
ADR KONINKLIJKE PHILIPS ELECTRS N V N Y REGISTRY SH NEW 2000 CUSIP: 500472303	24,400.00	838,182.36	484,828.00
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS CUSIP: 780259206	24,500.00	1,304,708.23	1,297,030.00
CORE LAB NV NLG0.03 CUSIP: N22717107	1,330.00	111,716.15	79,613.80
EURAND N.V. EUR0.01 CUSIP: N31010106	19,269.00	291,218.32	165,906.09

Total Netherlands — USD		3,387,685.74	2,404,401.79

Singapore — USD
VERIGY LTD ORD SHS CUSIP: Y93691106	21,120.00	483,299.94	203,174.40

Total Singapore — USD		483,299.94	203,174.40

Spain — USD
ADR TELEFONICA S A SPONSORED CUSIP: 879382208	900.00	53,839.62	60,651.00

Total Spain — USD		53,839.62	60,651.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

Sweden — USD
ADR ERICSSON L M TEL CO ADR CL B SEK 10 NEW ERICSSON L M TEL CO ADR CUSIP: 294821608	92,500.00	920,920.02	722,425.00

Total Sweden — USD		920,920.02	722,425.00

Switzerland — USD
ACE LTD COM STK CUSIP: H0023R105	5,800.00	347,039.68	306,936.00
ADR CREDIT SUISSE GROUP SPONSORED ADR ISIN US2254011081 CUSIP: 225401108	14,400.00	783,856.08	406,944.00
ADR NOVART1S AG CUSIP: 66987V109	72,000.00	3,957,916.60	3,582,720.00
ALCON INC COM CHF0.20 CUSIP: H01301102	20,405.00	2,042,749.88	1,819,921.95

Total Switzerland — USD		7,131,562.24	6,116,521.95

Taiwan — USD
ADR AU OPTRONICS CORP SPONSORED ADR CUSIP: 002255107	19,800.00	196,034.32	152,064.00

Total Taiwan — USD		196,034.32	152,064.00

United Kingdom — USD
ADR BP P L C SPONSORED ADR SPONSORED ADR CUSIP: 055622104	5,000.00	286,518.90	233,700.00
ADR CADBURY PLC SPONSORED ADR ADR CUSIP: 12721E102	2,700.00	92,507.56	96,309.00
ADR GLAXOSMITHKLINE PLC SPONSORED ADR CUSIP: 37733W105	79,300.00	3,860,643.00	2,955,511.00
ADR HSBC HLDGS PLC SPONSORED ADR NEW CUSIP: 404280406	18,000.00	1,657,357.97	876,060.00
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS CUSIP: 780259107	22,000.00	1,485,147.94	1,131,460.00
ADR UNILEVER PLC SPONSORED ADR NEW CUSIP: 904767704	5,200.00	139,485.35	119,704.00
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNEW ADR CUSIP: 92857W209	8,500.00	241,225.75	173,740.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United Kingdom — USD
SHIRE PLC ADR CUSIP: 82481R106	4,890.00	236,387.29	218,974.20

Total United Kingdom — USD		7,999,273.76	5,805,458.20

United States — USD
#REORG/GENENTECH INC CASH MERGER EFF 3/26/09 CUSIP: 368710406	64,789.00	4,819,068.24	5,371,655.99
#REORG/NATL CITY CORP STK MRGR TO PNC FINL SVCS CORP SEC # 2693875 12/31/08 CUSIP: 635405103	149,100.00	745,500.00	269,871.00
#REORG/ROHM & HAAS CO CASH MERGER EFF 4/1/09 CUSIP: 775371107	8,000.00	484,656.79	494,320.00
#REORG/TIME WARNER INC REV SPLIT TO TIMEWARNER INC NEW SEC # 2050695 EFF 3/27/09 CUSIP: 887317105	365,700.00	5,667,612.38	3,678,942.00
#REORG/TYCO INTL LTD ST OF INC CHANGE TOTYCO INTL LTD SWITZ H89128104 3/16/09 CUSIP: G9143X208	61,550.00	2,130,271.60	1,329,480.00
#REORG/WACHOVlA STOCK MERGER TO WELLS FARGO CO 2912332 12/31/08 CUSIP: 929903102	263,734.00	6,690,612.56	1,461,086.36
#REORG/WEATHERFORD INTL LTD PLAN O REORGTO WEATHERFORD INTL 2050508 2/26/09 CUSIP: G95089101	30,570.00	865,238.22	330,767.40
AARONS INC CUSIP: 002535201	6,064.00	139,904.90	161,423.68
ABBOTT LAB COM CUSIP: 002824100	59,466.00	3,105,723.87	3,173,700.42
ABIOMED INC COM CUSIP: 003654100	9,110.00	168,297.97	149,586.20
ACTIVISION BLIZZARD INC COM STK CUSIP: 00507V109	161,900.00	1,933,397.79	1,398,816.00
ACTUANT CORP CL A NEW CUSIP: 00508X203	12,730.00	342,055.40	242,124.60
ADC TELECOMMUNICATIONS INC COM NEW CUSIP: 000886309	22,650.00	115,467.68	123,895.50
ADOBE SYS INC COM CUSIP: 00724F101	40,280.00	1,441,663.58	857,561.20
ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG 1 EQUITY SH CUSIP: 456788108	11,000.00	490,076.46	270,270.00
AFFILIATED MANAGERS GROUP INC COM STK CUSIP: 008252108	4,020.00	258,154.76	168,518.40

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
AFLAC INC COM CUSIP: 001055102	12,880.00	546,085.67	590,419.20
AIR PROD & CHEM INC COM CUSIP: 009158106	37,695.00	3,076,133.60	1,894,927.65
AIRGAS INC COM CUSIP: 009363102	4,742.00	168,681.49	184,890.58
ALBERTO-CULVER CO NEW COM STK CUSIP: 013078100	11,695.00	299,943.04	286,644.45
ALCOA INC COM STK CUSIP: 013817101	11,700.00	176,889.05	131,742.00
ALEXION PHARMACEUTICALS INC COM CUSIP: 015351109	2,925.00	94,317.69	105,855.75
ALLIANCE HEALTHCARE SERVICES CUSIP: 018606202	19,824.00	204,883.54	157,997.28
ALLSTATE CORP COM CUSIP: 020002101	15,500.00	664,196.58	507,780.00
ALTRIA GROUP INC COM CUSIP: 02209S103	10,000.00	174,845.18	150,600.00
AMAZON COM INC COM CUSIP: 023135106	21,825.00	1,612,037.52	1,119,186.00
AMEDISYS INC COM CUSIP: 023436108	3,045.00	114,236.86	125,880.30
AMERICAN EAGLE OUTFITTERS INC NEW COM CUSIP: 02553E106	15,930.00	225,766.62	149,104.80
AMERICAN EXPRESS CO CUSIP: 025816109	6,000.00	201,864.78	111,300.00
AMERICAN INTERNATIONAL GROUP CUSIP: 026874107	255,000.00	9,660,317.34	400,350.00
AMERICAN PUB ED INC COM STK CUSIP: 02913V103	6,446.00	198,409.37	239,726.74
AMERIGON INC COM CUSIP: 03070L300	34,490.00	448,183.35	112,437.40
AMGEN INC COM CUSIP: 031162100	71,300.00	3,430,271.75	4,117,575.00
ANADARKO PETRO CORP COM CUSIP: 032511107	5,900.00	363,955.21	227,445.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
APACHE CORP COM CUSIP: 037411105	4,000.00	501,280.60	298,120.00
APPLE INC CUSIP: 037833100	75,451.00	7,282,387.66	6,439,742.85
ARCHER-DANIELS-MIDLAND CO COM CUSIP: 039483102	7,600.00	209,946.04	219,108.00
ARENA RES INC COM CUSIP: 040049108	6,445.00	219,686.35	181,040.05
ARGO GROUP INTERNATIONAL HOLDINGS COM STK CUSIP: G0464B107	6,898.00	250,851.08	233,980.16
ASIAINFO HLDGS INC COM CUSIP: 04518A104	12,004.00	125,407.32	142,127.36
AT&T INC COM CUSIP: 00206R102	39,900.00	1,150,063.70	1,137,150.00
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK CUSIP: 049164205	11,909.00	377,152.82	225,080.10
ATMEL CORP COM CUSIP: 049513104	47,055.00	167,543.27	147,282.15
AUTODESK INC COM CUSIP: 052769106	2,400.00	36,265.52	47,160.00
AUTOLIV INC COM STK CUSIP: 052800109	4,000.00	234,050.80	85,840.00
AVISTA CORP COM ISIN # US05379B1070 CUSIP: 05379B107	15,190.00	326,033.68	294,382.20
BAKER HUGHES INC COM CUSIP: 057224107	47,400.00	1,803,870.23	1,520,118.00
BANK OF AMERICA CORP CUSIP: 060505104	99,355.00	2,919,960.35	1,398,918.40
BARNES GROUP INC COM CUSIP: 067806109	10,504.00	138,510.03	152,308.00
BAXTER INTL INC COM CUSIP: 071813109	36,165.00	2,104,250.95	1,938,082.35
BECTON DICKINSON & CO COM CUSIP: 075887109	10,530.00	879,467.49	720,146.70
BLACKBOARD INC COM CUSIP: 091935502	6,020.00	213,722.36	157,904.60

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
BMC SOFTWARE INC COM STK CUSIP: 055921100	23,100.00	358,543.90	621,621.00
BOSTON SCIENTIFIC CORP COM CUSIP: 101137107	149,800.00	1,993,477.82	1,159,452.00
BRISTOL MYERS SQUIBB CO COM CUSIP: 110122108	16,300.00	398,998.69	378,975.00
BUNGE LTD CUSIP: G16962105	5,200.00	205,038.02	269,204.00
CA INC COM CUSIP: 12673P105	69,546.00	1,757,699.49	1,288,687.38
CADENCE DESIGN SYS INC COM CUSIP: 127387108	84,100.00	644,696.35	307,806.00
CAP 1 FNCL COM CUSIP: 14040H105	71,500.00	3,736,960.86	2,280,135.00
CAPELLA ED CO COM CUSIP: 139594105	4,584.00	287,801.28	269,355.84
CARDINAL HLTH INC CUSIP: 14149Y108	69,100.00	3,804,740.38	2,381,877.00
CARDIONET INC COM STK CUSIP: 14159L103	6,865.00	161,693.15	169,222.25
CARMAX INC COM CUSIP: 143130102	34,500.00	581,045.70	271,860.00
CARRIZO OIL & GAS INC COM CUSIP: 144577103	11,020.00	319,328.89	177,422.00
CATERPILLAR INC COM CUSIP: 149123101	3,000.00	228,097.20	134,010.00
CBS CORP NEW CL B CUSIP: 124857202	22,900.00	399,902.88	187,551.00
CELERA CORP COM STK CUSIP: 15100E106	18,235.00	283,344.94	202,955.55
CELGENE CORP COM CUSIP: 151020104	67,775.00	3,766,829.88	3,746,602.00
CENT EUROPEAN DISTR CORP COM STK CUSIP: 153435102	6,875.00	188,943.14	135,437.50
CENTEX CORP COM CUSIP: 152312104	4,100.00	167,258.84	43,624.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
CHATTEM INC COM CUSIP: 162456107	3,594.00	239,231.68	257,078.82
CHEVRON CORP COM CUSIP: 166764100	43,711.00	2,158,580.67	3,233,302.67
CHUBB CORP COM CUSIP: 171232101	5,500.00	265,764.66	280,500.00
CISCO SYSTEMS INC CUSIP: 17275R102	180,000.00	4,288,642.98	2,934,000.00
CITIGROUP INC COM CUSIP: 172967101	246,100.00	7,838,423.87	1,651,331.00
CITRIX SYS INC COM CUSIP: 177376100	26,400.00	785,238.82	622,248.00
CITY NATL CORP COM CUSIP: 178566105	3,394.00	154,597.03	165,287.80
CLEAN HBRS INC COM CUSIP: 184496107	4,516.00	261,161.20	286,495.04
CME GROUP INC COM STK CUSIP: 12572Q105	8,905.00	3,789,862.74	1,853,219.55
CMS ENERGY CORP COM CUSIP: 125896100	3,700.00	50,386.60	37,407.00
COCA COLA CO COM CUSIP: 191216100	46,860.00	2,430,493.85	2,121,352.20
COCA COLA ENTERPRISES INC COM CUSIP: 191219104	14,200.00	244,134.21	170,826.00
COLGATE-PALMOLIVE CO COM CUSIP: 194162103	62,285.00	4,359,080.81	4,269,013.90
COLONIAL BANCGROUP INC COM CUSIP: 195493309	32,295.00	159,258.74	66,850.65
COMCAST CORP NEW CL A CL A CUSIP: 20030N101	318,335.00	5,914,499.55	5,373,494.80
COMERICA INC COM CUSIP: 200340107	6,100.00	244,604.54	121,085.00
COMPUTER SCI CORP COM CUSIP: 205363104	44,400.00	1,727,608.71	1,560,216.00
COMPUWARE CORP COM CUSIP: 205638109	110,300.00	776,610.04	744,525.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
COMTECH TELECOMMUNICATIONS CORP COM NEW CUSIP: 205826209	4,980.00	255,429.11	228,183.60
CONCHO RES INC COM STK CUSIP: 20605P101	4,991.00	95,376.99	113,894.62
CONOCOPHILLIPS COM CUSIP: 20825C104	11,800.00	826,300.16	611,240.00
CONSECO INC COM NEW STK CUSIP: 208464883	27,800.00	506,744.40	144,004.00
CORINTHIAN COLLEGES INC COM STK CUSIP: 218868107	9,660.00	150,016.02	158,134.20
COSTCO WHOLESALE CORP NEW COM CUSIP: 22160K105	46,285.00	2,608,908.25	2,429,962.50
COVIDIEN LTD COM STK CUSIP: G2552X108	23,000.00	881,563.45	833,520.00
CVS CAREMARK CORP COM STK CUSIP: 126650100	22,300.00	845,914.77	640,902.00
DAWSON GEOPHYSICAL CO COM CUSIP: 239359102	5,354.00	302,645.56	95,354.74
DECKERS OUTDOOR CORP COM CUSIP: 243537107	2,788.00	308,340.76	222,677.56
DEERE & CO COM CUSIP: 244199105	8,635.00	588,383.13	330,893.20
DEVON ENERGY CORP NEW COM CUSIP: 25179M103	5,000.00	534,940.18	328,550.00
DISCOVER FINL SVCS COM STK CUSIP: 254709108	6,000.00	112,235.40	57,180.00
DISH NETWORK CORP CL A COM STK CUSIP: 25470M109	26,000.00	708,124.03	288,340.00
DOLLAR TREE INC COM STK CUSIP: 256746108	4,420.00	128,857.81	184,756.00
DOMINION RES INC VA NEW COM CUSIP: 25746U109	6,300.00	250,149.62	225,792.00
DOMTAR CORP COM CUSIP: 257559104	45,500.00	351,659.95	75,985.00
DOW CHEMICAL CO COM CUSIP: 260543103	92,000.00	3,235,106.25	1,388,280.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
DTS INC COM CUSIP: 23335C101	10,055.00	290,029.91	184,509.25
EASTMAN CHEM CO COM CUSIP: 277432100	5,000.00	296,774.33	158,550.00
EATON CORP COM CUSIP: 278058102	2,100.00	95,465.66	104,391.00
EBAY INC COM CUSIP: 278642103	95,100.00	2,326,876.08	1,327,596.00
ELI LILLY & CO COM CUSIP: 532457108	23,000.00	1,058,713.87	926,210.00
EMC CORP COM CUSIP: 268648102	72,315.00	1,213,624.92	757,138.05
EMERSON ELECTRIC CO COM CUSIP: 291011104	62,525.00	2,228,655.19	2,289,040.25
ENTERGY CORP NEW COM CUSIP: 29364G103	4,900.00	482,000.96	407,337.00
EOG RESOURCES INC COM CUSIP: 26875P101	36,440.00	3,404,505.03	2,426,175.20
EXELON CORP COM CUSIP: 30161N101	13,100.00	835,010.39	728,491.00
EXXON MOBIL CORP COM CUSIP: 30231G102	3,000.00	230,018.61	239,490.00
EXXON MOBIL CORP COM CUSIP: 30231G102	20,900.00	1,033,466.54	1,668,447.00
F P L GROUP INC COM CUSIP: 302571104	10,300.00	499,016.24	518,399.00
FACTSET RESH SYS INC COM STK CUSIP: 303075105	7,850.00	423,171.33	347,284.00
FAMILY DLR STORES INC COM CUSIP: 307000109	7,500.00	237,420.60	195,525.00
FEDEX CORP COM CUSIP: 31428X106	39,600.00	2,706,661.53	2,540,340.00
FIDELITY NATIONAL FINANCIAL INC CL A CUSIP: 31620R105	4,800.00	121,126.56	85,200.00
FLOWERS FOODS INC COM CUSIP: 343498101	6,530.00	173,388.45	159,070.80

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
FLUOR CORP NEW COM CUSIP: 343412102	20,940.00	1,223,621.02	939,577.80
FORWARD AIR CORP COM CUSIP: 349853101	9,140.00	316,025.41	221,827.80
FRKLN RES INC COM CUSIP: 354613101	16,350.00	1,447,140.43	1,042,803.00
GALLAGHER ARTHUR J & CO COM CUSIP: 363576109	5,975.00	143,184.96	154,812.25
GANNETT INC COM CUSIP: 364730101	14,000.00	393,833.21	112,000.00
GAP INC COM CUSIP: 364760108	31,600.00	557,895.53	423,124.00
GENERAL DYNAMICS CORP COM CUSIP: 369550108	14,875.00	1,150,956.21	856,651.25
GENERAL ELECTRIC CO CUSIP: 369604103	216,100.00	6,180,263.37	3,500,820.00
GENERAL MILLS INC COM CUSIP: 370334104	10,895.00	725,122.31	661,871.25
GENOPTIX INC COM CUSIP: 37243V100	8,215.00	181,259.13	279,967.20
GENUINE PARTS CO COM CUSIP: 372460105	7,200.00	228,972.22	272,592.00
GENWORTH FINL INC COM CL A COM CL A CUSIP: 37247D106	67,200.00	1,750,157.93	190,176.00
GENZYME CORP COM CUSIP: 372917104	2,700.00	193,219.79	179,199.00
GEO GROUP INC COM STK CUSIP: 36159R103	9,769.00	254,133.63	176,135.07
GFI GROUP INC COM STK CUSIP: 361652209	35,945.00	249,016.56	127,245.30
GILEAD SCI INC CUSIP: 375558103	145,075.00	4,604,853.29	7,419,135.50
GLACIER BANCORP INC NEW COM CUSIP: 37637Q105	7,705.00	122,210.92	146,549.10
GOLDMAN SACHS GROUP INC COM CUSIP: 38141G104	37,961.00	3,628,298.83	3,203,528.79

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
GOODRICH PETE CORP COM NEW CUSIP: 382410405	2,347.00	108,551.76	70,292.65
GOOGLE INC CL A CL A CUSIP: 38259P508	23,255.00	8,733,801.24	7,154,400.75
GULFMARK OFFSHORE INC COM CUSIP: 402629109	3,932.00	196,602.35	93,542.28
GYMBOREE CORP COM CUSIP: 403777105	6,858.00	256,277.60	178,925.22
HANSEN NAT CORP COM CUSIP: 411310105	6,245.00	163,656.12	209,394.85
HARSCO CORP COM CUSIP: 415864107	11,280.00	262,422.54	312,230.40
HARTFORD FINL SVCS GROUP INC COM CUSIP: 416515104	4,200.00	342,573.42	68,964.00
HELMERICH & PAYNE INC COM CUSIP: 423452101	3,771.00	77,477.35	85,790.25
HEWLETT PACKARD CO COM CUSIP: 428236103	331,605.00	10,712,891.09	12,033,945.45
HLTH MGMT ASSOC INC NEW CL A COM CUSIP: 421933102	41,900.00	871,245.42	75,001.00
HMS HLDGS CORP COM CUSIP: 40425J101	6,326.00	160,007.59	199,395.52
HOME DEPOT INC COM CUSIP: 437076102	135,562.00	4,373,632.73	3,120,637.24
HONEYWELL INTL INC COM STK CUSIP: 438516106	16,850.00	738,574.63	553,185.50
IBERIABANK CORP COM CUSIP: 450828108	3,191.00	140,522.68	153,168.00
ILLUMINA INC COM CUSIP: 452327109	9,645.00	178,496.37	251,252.25
IMMUCOR INC COM STK CUSIP: 452526106	9,798.00	228,913.95	260,430.84
INTERCONTINENTALEXCHANGE INC COM CUSIP: 45865V100	3,605.00	525,827.59	297,196.20
INTERNATIONAL BUSINESS MACHS CORP COM CUSIP: 459200101	1,000.00	316,797.00	84,160.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
INTERPUBLIC GROUP COMPANIES INC COM CUSIP: 460690100	123,500.00	1,220,241.54	489,060.00
INTERSIL CORP CUSIP: 46069S109	16,505.00	351,871.65	151,680.95
JACK IN THE BOX INC COM CUSIP: 466367109	5,432.00	99,427.28	119,992.88
JACOBS ENGR GROUP INC COM CUSIP: 469814107	11,600.00	561,475.39	557,960.00
JDA SOFTWARE GROUP INC COM CUSIP: 46612K108	15,255.00	283,246.44	200,298.15
JOHNSON & JOHNSON COM CUSIP: 478160104	12,500.00	787,621.78	747,875.00
JONES APPAREL GROUP INC COM CUSIP: 480074103	13,700.00	302,761.89	80,282.00
JPMORGAN CHASE & CO COM CUSIP: 46625H100	93,900.00	3,438,185.09	2,960,667.00
JUNIPER NETWORKS INC COM CUSIP: 48203R104	40,700.00	723,680.34	712,657.00
KAYDON CORP COM CUSIP: 486587108	5,840.00	254,732.77	200,604.00
KEYCORP NEW COM CUSIP: 493267108	35,618.00	533,113.10	303,465.36
KOHLS CORP COM CUSIP: 500255104	49,115.00	1,781,539.78	1,777,963.00
KRAFT FOODS INC CL A CL A CUSIP: 50075N104	7,200.00	211,600.41	193,320.00
KROGER CO COM CUSIP: 501044101	4,600.00	83,886.98	121,486.00
LANDSTAR SYS INC COM CUSIP: 515098101	5,350.00	175,668.03	205,600.50
LEGG MASON INC COM CUSIP: 524901105	12,900.00	1,079,564.21	282,639.00
LEXMARK INTL INC NEW CL A CUSIP: 529771107	4,400.00	152,969.08	118,360.00
LIBERTY GLOBAL INC COM SER A CUSIP: 530555101	3,200.00	120,486.61	50,944.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
LIBERTY GLOBAL INC COM SER C COM SER C CUSIP: 530555309	5,200.00	184,508.76	78,936.00
LIBERTY MEDIA CORP NEW ENTERTAINMENT COMSER A STK CUSIP: 53071M500	25,580.00	379,225.33	447,138.40
LIBERTY MEDIA CORP NEW INTERACTIVE COM SER A CUSIP: 53071M104	89,275.00	1,188,078.16	278,538.00
LINCOLN NATL CORP COM CUSIP: 534187109	4,900.00	83,422.50	92,316.00
LOCKHEED MARTIN CORP COM CUSIP: 539830109	26,295.00	2,576,347.95	2,210,883.60
LOEWS CORP COM CUSIP: 540424108	21,100.00	322,255.72	596,075.00
LORILLARD INC COM STK CUSIP: 544147101	4,100.00	247,575.18	231,035.00
LOWES COS INC COM CUSIP: 548661107	38,135.00	729,192.86	820,665.20
LTD BRANDS CUSIP: 532716107	26,900.00	430,530.28	270,076.00
MACYS INC COM STK CUSIP: 55616P104	60,102.00	1,325,912.78	622,055.70
MASIMO CORP COM STK CUSIP: 574795100	5,690.00	195,479.08	169,732.70
MAXIM INTEGRATED PRODS INC COM CUSIP: 57772K101	73,000.00	861,788.90	833,660.00
MC DONALDS CORP COM CUSIP: 580135101	29,995.00	1,669,123.98	1,865,389.05
MCKESSON CORP CUSIP: 58155Q103	1,700.00	102,772.65	65,841.00
MEDASSETS INC COM STK CUSIP: 584045108	12,417.00	211,665.20	181,288.20
MEDCO HEALTH SOLUTIONS INC COM CUSIP: 58405U102	63,593.00	2,830,614.33	2,665,182.63
MERCK & CO INC COM CUSIP: 589331107	35,300.00	1,188,720.27	1,073,120.00
METLIFE INC COM ISIN US59156R1086 CUSIP: 59156R108	22,975.00	920,710.18	800,908.50

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
METTLER-TOLEDO INTL INC COM CUSIP: 592688105	2,631.00	197,956.17	177,329.40
MICROS SYS INC COM CUSIP: 594901100	5,800.00	147,541.90	94,656.00
MICROSEMI CORP COM CUSIP: 595137100	8,700.00	222,456.83	109,968.00
MICROSOFT CORP COM CUSIP: 594918104	109,680.00	3,077,084.61	2,132,179.20
MLP LAZARD LTD CL A CUSIP: G54050102	19,299.00	772,828.64	573,952.26
MOLEX INC CL A CUSIP: 608554200	37,000.00	909,813.14	479,150.00
MOLSON COORS BREWING CO CL B CL B CUSIP: 60871R209	3,700.00	155,599.15	181,004.00
MONOLITHIC PWR SYS INC COM CUSIP: 609839105	18,062.00	326,043.77	227,761.82
MONSANTO CO NEW COM CUSIP: 61166W101	13,348,042.00	429,380,357.99	939,034,754.70
MORGAN STANLEY COM STK USD0.01 CUSIP: 617446448	15,300.00	592,302.00	245,412.00
MOTOROLA INC COM CUSIP: 620076109	470,900.00	7,089,498.60	2,086,087.00
MYLAN INC CUSIP: 628530107	15,900.00	224,988.63	157,251.00
NATUS MED INC DEL COM CUSIP: 639050103	11,117.00	190,938.01	143,965.15
NETLOGIC MICROSYSTEMS INC COM CUSIP: 64118B100	4,400.00	141,562.97	96,844.00
NEWS CORP CL A COM CUSIP: 65248E104	317,000.00	4,033,714.37	2,881,530.00
NIKE INC CL B CL B CUSIP: 654106103	8,900.00	402,052.20	453,900.00
NORTHERN TRUST CORP COM CUSIP: 665859104	13,694.00	964,307.29	714,005.16
NORTHROP GRUMMAN CORP COM CUSIP: 666807102	11,300.00	704,120.99	508,952.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
NTELOS HLDGS CORP COM CUSIP: 67020Q107	10,955.00	243,784.80	270,150.30
NUANCE COMMUNICATIONS INC COM CUSIP: 67020Y100	15,785.00	219,034.83	163,532.60
NVIDIA CORP COM CUSIP: 67066G104	35,700.00	567,653.05	288,099.00
OCCIDENTAL PETE CORP COM CUSIP: 674599105	49,600.00	2,073,721.32	2,975,504.00
OLD REP INTL CORP COM CUSIP: 680223104	11,500.00	249,434.50	137,080.00
OMNITURE INC COM STK CUSIP: 68212S109	11,724.00	244,186.14	124,743.36
ON SEMICONDUCTOR CORP COM CUSIP: 682189105	50,285.00	309,956.82	170,969.00
ONYX PHARMACEUTICALS INC DEL COM CUSIP: 683399109	2,450.00	82,390.56	83,692.00
ORACLE CORP COM CUSIP: 68389X105	95,660.00	1,731,803.03	1,696,051.80
OSI PHARMACEUTICALS INC COM CUSIP- 671040103	3,715.00	186,975.22	145,070.75
OWENS ILL INC COM NEW CUSIP: 690768403	6,800.00	142,909.24	185,844.00
PACCAR INC COM CUSIP: 693718108	12,600.00	606,630.56	360,360.00
PACKAGING CORP AMER COM ISIN US6951561090 CUSIP: 695156109	13,201.00	229,959.79	177,685.46
PAREXEL INTL CORP COM CUSIP: 699462107	14,535.00	327,399.38	141,134.85
PARKER DRILLING CO COM CUSIP: 701081101	26,615.00	235,687.46	77,183.50
PARTNERRE HLDG LTD COM STK CUSIP: G6852T105	2,900.00	176,431.94	206,683.00
PENN VA CORP COM CUSIP: 707882106	3,054.00	124,930.88	79,342.92
PENNEY J.C CO INC COM CUSIP: 708160106	23,900.00	683,239.39	470,830.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
PEPSI BOTTLING GROUP INC COM STK ISIN US7134091005 CUSIP: 713409100	6,200.00	204,707.64	139,562.00
PEPSICO INC COM CUSIP: 713448108	46,190.00	2,901,133.34	2,529,826.30
PERICOM SEMICONDUCTOR CORP COM CUSIP: 713831105	11,775.00	138,137.00	64,527.00
PFIZER INC COM STK $.11 1/9 PAR CUSIP: 717081103	205,400.00	5,190,067.40	3,637,634.00
PHASE FORWARD INC COM CUSIP: 71721R406	7,320.00	132,442.95	91,646.40
PHILIP MORRIS INTL INC COM CUSIP: 718172109	76,290.00	3,745,086.07	3,319,377.90
PINNACLE W. CAP CORP COM CUSIP: 723484101	5,000.00	208,649.00	160,650.00
PITNEY BOWES INC COM CUSIP: 724479100	26,300.00	948,291.49	670,124.00
PMC SIERRA INC COM CUSIP: 69344F106	30,213.00	136,673.92	146,835.18
PRIVATEBANCORP INC COM CUSIP: 742962103	7,055.00	254,518.23	229,005.30
PROCTER & GAMBLE CO COM CUSIP: 742718109	36,511.00	2,285,430.00	2,257,110.02
PROGRESS SOFTWARE CORP COM CUSIP: 743312100	12,310.00	357,305.93	237,090.60
PRUDENTIAL FINL INC COM CUSIP: 744320102	4,000.00	171,949.08	121,040.00
PSS WORLD MED INC COM CUSIP: 69366A100	9,650.00	167,011.72	181,613.00
PSYCHIATRIC SOLUTIONS INC COM CUSIP: 74439H108	9,560.00	253,495.28	266,246.00
QUALCOMM INC COM CUSIP: 747525103	145,173.00	6,150,133.11	5,201,548.59
QUANTA SVCS INC COM CUSIP: 74762E102	8,100.00	145,234.12	160,380.00
QUEST SOFTWARE INC COM ISIN US74834T1034 CUSIP: 74834T103	18,060.00	256,565.07	227,375.40

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
RAYTHEON CO COM NEW COM NEW CUSIP: 755111507	8,400.00	524,044.76	428,736.00
RAYTHEON CO WT EXP 06-16-2011 CUSIP: 755111119	101.00	0.00	1,605.90
RELIANT ENERGY INC COM CUSIP: 75952B105	15,100.00	223,435.91	87,278.00
REPUBLIC SVCS INC COM CUSIP: 760759100	7,875.00	197,496.25	195,221.25
REX ENERGY CORP COM STK CUSIP: 761565100	30,050.00	297,043.38	88,347.00
REYNOLDS AMERN INC COM CUSIP: 761713106	4,400.00	235,950.88	177,364.00
RISKMETRICS GROUP INC COM CUSIP: 767735103	10,395.00	219,373.62	154,781.55
SAFEWAY INC COM NEW CUSIP: 786514208	36,800.00	897,499.55	874,736.00
SARA LEE CORP COM CUSIP: 803111103	18,200.00	303,180.84	178,178.00
SCHERING-PLOUGH CORP COM CUSIP: 806605101	50,500.00	863,602.81	860,015.00
SCHLUMBERGER LTD COM STK CUSIP: 806857108	135,640.00	8,847,436.99	5,741,641.20
SCHWAB CHARLES CORP COM NEW CUSIP: 808513105	109,580.00	2,006,242.00	1,771,908.60
SHERWIN-WILLIAMS CO COM CUSIP: 824348106	8,400.00	449,056.86	501,900.00
SILGAN HLDGS INC COM CUSIP: 827048109	5,968.00	310,642.14	285,330.08
SLM CORP COM CUSIP: 78442P106	84,400.00	2,085,862.96	751,160.00
SMUCKER J M CO COM NEW COM NEW CUSIP: 832696405	308.00	10,350.76	13,354.88
SNAP-ON INC COM CUSIP: 833034101	7,295.00	392,008.75	287,277.10
SOLERA HLDGS INC COM CUSIP: 83421A104	11,540.00	244,142.88	278,114.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
SOLUTIA INC COM NEW COM NEW CUSIP: 834376501	19.00	0.00	85.50
SOLUTIA INC WT EXP CUSIP: 834376147	147.00	0.00	23.52
SONOCO PROD CO COM CUSIP: 835495102	5,000.00	164,090.00	115,800.00
SOUTHWESTN ENERGY DE COM CUSIP: 845467109	13,400.00	381,093.58	388,198.00
SPARTAN STORES INC COM CUSIP: 846822104	9,887.00	207,128.86	229,872.75
SPRINT NEXTEL CORP CUSIP: 852061100	382,000.00	5,265,058.25	699,060.00
STANLEY INC COM CUSIP: 854532108	6,996.00	154,111.98	253,395.12
STIFEL FINL CORP COM CUSIP: 860630102	4,465.00	145,281.29	204,720.25
SUN HEALTHCARE GROUP INC COM NEW COM NEW CUSIP: 866933401	23,358.00	304,222.90	206,718.30
SUN MICROSYSTEMS INC COM NEW STK CUSIP: 866810203	39,800.00	425,254.38	152,036.00
SUN TR BANKS INC COM CUSIP: 867914103	2,200.00	121,560.12	64,988.00
SUNOCO INC COM CUSIP: 86764P109	1,800.00	91,719.18	78,228.00
SUPER VALU INC COM CUSIP: 868536103	7,600.00	286,291.72	110,960.00
SUPERIOR ENERGY SVCS INC COM CUSIP: 868157108	6,735.00	196,248.44	107,288.55
SWITCH & DATA FAC CO INC CUSIP: 871043105	17,467.00	239,001.67	129,081.13
SYKES ENTERPRISES INC COM CUSIP: 871237103	14,445.00	260,561.97	276,188.40
SYNOPSYS INC COM CUSIP: 871607107	27,800.00	672,601.00	514,856.00
TEAM INC COM STK CUSIP: 878155100	8,025.00	245,894.21	222,292.50

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
TEXAS INSTRS INC COM CUSIP: 882508104	52,575.00	1,441,107.14	815,964.00
THERMO FISHER CORP CUSIP: 883556102	28,155.00	1,542,504.87	959,240.85
THORATEC CORP CUSIP: 885175307	4,940.00	113,766.10	160,500.60
TOWER GROUP INC COM CUSIP: 891777104	9,165.00	272,733.91	258,544.65
TRANSOCEAN LTD CUSIP: H8817H100	18,325.00	1,632,405.18	865,856.25
TRAVELERS COS INC COM STK CUSIP: 89417E109	38,300.00	1,581,003.31	1,731,160.00
TYCO ELECTRONICS L COM STK CUSIP: G9144P105	81,950.00	2,639,265.53	1,328,409.50
TYSON FOODS INC CL A COM (DELAWARE) CUSIP: 902494103	10,200.00	181,279.56	89,352.00
U S AWYS GROUP INC COM CUSIP: 90341W108	18,032.00	127,829.43	139,387.36
UAL CORP COM NEW STK CUSIP: 902549807	9,824.00	83,784.68	108,260.48
UNION PAC CORP COM CUSIP: 907818108	2,200.00	133,757.51	105,160.00
UNITED TECHNOLOGIES CORP COM CUSIP: 913017109	14,165.00	744,401.99	759,244.00
UNITEDHEALTH GROUP INC COM CUSIP: 91324P102	88,500.00	2,928,018.29	2,354,100.00
UNUM GROUP CUSIP: 91529Y106	11,500.00	242,269.35	213,900.00
US BANCORP CUSIP: 902973304	4,200.00	124,658.52	105,042.00
UTD THERAPEUTICS CORP DEL COM STK CUSIP: 91307C102	2,496.00	221,933.33	156,124.80
UTI WORLDWIDE INC ORD NPV CUSIP: G87210103	8,980.00	110,271.42	128,773.20
VALERO ENERGY CORP COM STK NEW CUSIP: 91913Y100	4,700.00	276,335.64	101,708.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
VERIZON COMMUNICATIONS COM CUSIP: 92343V104	10,600.00	322,965.82	359,340.00
VIACOM INC NEW CL B CUSIP: 92553P201	5,900.00	248,509.97	112,454.00
VISA INC COM CL A STK CUSIP: 92826C839	14,800.00	752,450.77	776,260.00
VOCUS INC COM CUSIP: 92858J108	9,389.00	236,920.67	170,973.69
VOLCANO CORP COM STK CUSIP: 928645100	9,884.00	153,141.66	148,260.00
VULCAN MATERIALS CO COM CUSIP: 929160109	10,900.00	750,566.31	758,422.00
WAL-MART STORES INC COM CUSIP: 931142103	119,715.00	6,111,381.06	6,711,222.90
WALGREEN CO COM CUSIP: 931422109	36,200.00	1,363,144.31	893,054.00
WALT DISNEY CO CUSIP: 254687106	96,160.00	2,520,103.11	2,181,870.40
WARNACO GROUP INC COM NEW COM NEW CUSIP: 934390402	7,730.00	265,114.21	151,739.90
WASHINGTON MUTUAL INC CUSIP: 939322103	86,100.00	1,358,638.25	1,851.15
WATSON WYATT WORLDWIDE INC CL A CUSIP: 942712100	3,385.00	148,544.22	161,870.70
WELLPOINT INC COM CUSIP: 94973V107	73,700.00	3,935,912.07	3,104,981.00
WELLS FARGO & CO NEW COM STK CUSIP: 949746101	94,600.00	2,599,713.79	2,788,808.00
WESTN DIGITAL CORP COM CUSIP: 958102105	12,000.00	246,045.30	137,400.00
WRIGHT MED GROUP INC COM CUSIP: 98235T107	9,905.00	251,540.83	202,359.15
WYETH COM CUSIP: 983024100	61,000.00	2,518,326.49	2,288,110.00
WYNDHAM WORLDWIDE CORP COM STK CUSIP: 98310W108	9,000.00	139,611.60	58,950.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Stock — Common

United States — USD
XEROX CORP COM CUSIP: 984121103	177,500.00	1,706,801.34	1,414,675.00
XL CAP LTD COM STK CUSIP: G98255105	53,100.00	1,493,326.01	196,470.00
XTO ENERGY INC COM CUSIP: 98385X106	20,956.00	1,062,621.15	739,118.12
ZENITH NATL INS CORP COM CUSIP: 989390109	6,364.00	242,651.49	200,911.48
ZOLL MED CORP COM CUSIP: 989922109	7,215.00	225,688.44	136,291.35
5TH 3RD BANCORP COM CUSIP: 316773100	12,900.00	367,340.70	106,554.00

Total United States — USD		786,968,811.64	1,204,624,534.30

Total Corporate Stock — Common		827,241,985.17	1,234,678,100.63

Participant Loans

United States — USD
MONSANTO PARTICIPANT LOANS CUSIP: 999899602	23,384,442.07	23,384,442.07	23,384,442.07

Total United States — USD		23,384,442.07	23,384,442.07

Total Participant Loans		23,384,442.07	23,384,442.07

Value of Interest in Common/Collective Trusts

United States — USD
MFB NTGI-QM COLTV DAILY RUSSELL 1000 VALUE EQTY INDEX FD-LENDING CUSIP: 658991369	36,699.85	26,314,323.80	19,766,649.31
MFB NTGI-QM COLTV DAILY RUSSELL 2000 VALUE EQTY INDEX FD-LENDING CUSIP: 658991393	61,016.77	22,507,962.01	18,317,478.42
MFB NTGI-QM COLTV DAILY TIPS FD-LENDING CUSIP: 658991666	176,744.35	28,007,246.02	27,413,402.17
MFO MELLON BNK EB DAILY LIQUIDITY INDEX FD CUSIP: 585992795	462,093.45	117,742,538.57	97,095,075.71

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Value of Interest in Common/Collective Trusts

United States — USD
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	48,332,820.22	48,332,820.22	48,332,820.22

Total United States — USD		242,904,890.62	210,925,425.83

Total Value of Interest in Common/Collective Trusts		242,904,890.62	210,925,425.83

Value of Interest in Registered Investment Companies

United States — USD
MFO CAPITAL GUARDIAN EMPLOYEE BENEFIT INVT TR INTL NON US EQUITY FD UNIT CL T CUSIP: 14019G732	6,703,733.73	108,989,943.64	96,399,691.04

Total United States — USD		108,989,943.64	96,399,691.04

Total Value of Interest in Registered Investment Com		108,989,943.64	96,399,691.04

Other

United States — USD
ALEXANDRIA REAL ESTATE EQUITIES INC COM CUSIP: 015271109	3,740.00	328,435.67	225,671.60
CORP OFFICE PPTYS TR COM CUSIP: 22002T108	5,810.00	198,250.43	178,367.00
GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR RATE: 3.740% (BLEND**INC CUSIP: 999500FC0	511,790,095.30	511,790,095.30	511,790,095.30
SL- CORE USA SUB FD CUSIP: 218999126	1,520.27	15,202.65	10,524.98

Total United States — USD		512,331,984.05	512,204,658.88

Total Other		512,331,984.05	512,204,658.88

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Other Liabilities

United States — USD
LIAB. RE: TERM NOT @ 4.2% DATED 11/24/08DUE 12/31/2027	-6,613,853.61	-6,613,853.61	-6,613,853.61
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	-781,210.07	0.00	-781,210.07
SECURITIES LENDING LEHMAN ADJUSTMENT	-15,202.65	-15,202.65	-15,202.65
SECURITIES LENDING TERM COLLATERAL ADJUSTMENT	-119,359.33	0.00	-119,359.33

Total United States — USD		-6,629,056.26	-7,529,625.66

Pending trade purchases United States dollar	0.00	-2,841,274.52	-2,841,274.52

Total — all currencies		-2,841,274.52	-2,841,274.52

Total Other Liabilities		-9,470,330.78	-10,370,900.18

Payable Other

United States — USD
&&&INVESTMENT MANAGEMENT EXPENSE ACCRUAL CUSIP: 999899537	0.00	0.00	0.00
FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP: 999766066	7.00	0.00	0.00

Total United States — USD		0.00	0.00

Total Payable Other		0.00	0.00

Total		1,778,693,061.55	2,135,919,094.36

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Receivable Income — USD

United States — USD
INCOME FROM SECURITIES LENDING ACTIVITIES	4.00	0.00	0.00

Total United States — USD		0.00	0.00

Total Receivable Income — USD		0.00	0.00

Receivables — Other — USD

Pending trade sales: United States dollar	0.00	13,662,584.46	13,662,584.46

Total — all currencies		13,662,584.46	13,662,584.46

Total Receivables — Other — USD		13,662,584.46	13,662,584.46

Certificates of Deposit

United States — USD
PNC BK N A PITT PA INSTL CTF DEP P DTD 07-27-2007 VAR RT DUE 01-27-2009 CUSIP: 69347DDN5	953,000.00	948,587.90	948,587.90

Total United States — USD		948,587.90	948,587.90

Total Certificates of Deposit		948,587.90	948,587.90

U.S. Government Securities

United States — USD
BANK OF AMERICA CORP TRANCHE # TR 00001 3.125% DUE 06-15-2012 BEO CUSIP: 06050BAA9	465,000.00	482,172.45	483,219.63
DEERE JOHN CAP CORP MEDIUM TERM NTS SER TRANCHE SR 00001 2.875 6-19-12 CUSIP: 24424DAA7	190,000.00	189,561.10	195,413.29
FEDERAL HOME LN BK CONS DISC NTS 01-21-2009 CUSIP: 313385AW6	5,000,000.00	4,997,483.34	4,998,991.12
FEDERAL HOME LN BK CONS DISC NTS 03-09-2009 CUSIP: 313385CV6	2,500,000.00	2,498,884.72	2,498,961.11

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FEDERAL HOME LN MTG CORP POOL #A4-6092 5% 07-01-2035 BEO CUSIP: 3128K6XV7	475,072.76	462,082.50	486,153.36
FEDERAL HOME LN MTG CORP POOL #A6-1373 5% 04-01-2036 BEO CUSIP: 3128KRQ23	537,269.86	522,494.93	549,968.77
FEDERAL HOME LN MTG CORP POOL #A6-4391 6% 08-01-2037 BEO CUSIP: 3128KU2Y2	919,359.52	921,801.57	948,076.63
FEDERAL HOME LN MTG CORP POOL #A6-8726 6.5% 11-01-2037 BEO CUSIP: 3128L0VT6	1,262,169.28	1,290,173.68	1,312,388.47
FEDERAL HOME LN MTG CORP POOL #A7-4270 6% 03-01-2038 BEO CUSIP: 3128L7W78	1,057,020.87	1,063,957.58	1,089,932.27
FEDERAL HOME LN MTG CORP POOL #A7-4396 6% 03-01-2038 BEO CUSIP: 3128L73D7	964,188.45	989,347.75	994,209.42
FEDERAL HOME LN MTG CORP POOL #A7-4718 6% 03-01-2038 BEO CUSIP: 3128L8G33	1,040,530.24	1,053,049.12	1,072,928.19
FEDERAL HOME LN MTG CORP POOL #A7-9570 5.5% 07-01-2038 BEO CUSIP: 3128LDT38	1,077,546.31	1,061,551.43	1,104,025.93
FEDERAL HOME LN MTG CORP POOL #A7-9915 5.5% 07-01-2038 BEO CUSIP: 3128LEAQ5	198,889.42	202,183.53	203,776.93
FEDERAL HOME LN MTG CORP POOL #A8-2548 5.5% 10-01-2038 BEO CUSIP: 312928ZM9	633,469.77	643,862.64	649,036.66
FEDERAL HOME LN MTG CORP POOL #A8-3000 5.5% 11-01-2038 BEO CUSIP: 312929KM3	1,463,525.84	1,488,451.52	1,499,490.52
FEDERAL HOME LN MTG CORP POOL #A8-8839 5% 06-01-2037 BEO CUSIP: 312935ZC6	1,111,066.33	1,089,365.81	1,136,980.84
FEDERAL HOME LN MTG CORP POOL #C0-1847 5.5% 06-01-2034 BEO CUSIP: 31292JBQ2	1,793,128.94	1,735,412.62	1,838,873.45
FEDERAL HOME LN MTG CORP POOL #C0-3027 6% 09-01-2037 BEO CUSIP: 31292KLG0	360,255.63	361,156.28	371,508.57
FEDERAL HOME LN MTG CORP POOL #G0-1813 5% 04-01-2035 BEO CUSIP: 3128LXAN0	1,028,337.92	1,001,188.36	1,052,643.72
FEDERAL HOME LN MTG CORP POOL #G0-1819 5% 06-01-2035 BEO CUSIP: 3128LXAU4	990,306.63	974,523.61	1,013,404.54
FEDERAL HOME LN MTG CORP POOL #G0-1959 5% 12-01-2035 BEO CUSIP: 3128LXE89	1,110,882.85	1,092,136.88	1,136,793.08
FEDERAL HOME LN MTG CORP POOL #G0-2186 5% 05-01-2036 BEO CUSIP: 3128LXNB2	855,364.42	830,371.73	875,314.94

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FEDERAL HOME LN MTG CORP POOL #G0-2308 5.5% 09-01-2036 BEO CUSIP: 3128LXR51	879,435.52	856,747.63	901,183.96
FEDERAL HOME LN MTG CORP POOL #G0-3865 5.5% 12-01-2037 BEO CUSIP: 3128M5TW0	983,846.93	965,553.52	1,008,122.37
FEDERAL HOME LN MTG CORP POOL #G0-8192 5.5% 04-01-2037 BEO CUSIP: 3128MJGA2	188,017.31	186,651.23	192,656.45
FEDERAL HOME LN MTG CORP POOL #G01548 7.5% 07-01-2032 BEO CUSIP: 31283HWH4	156,021.47	166,991.74	166,608.93
FEDERAL HOME LN MTG CORP POOL #G01704 5.5% 07-01-2033 BEO CUSIP: 31283H3M5	106,394.18	103,119.24	109,378.75
FEDERAL HOME LN MTG CORP POOL #G01895 5%07-01-2035 BEO CUSIP: 3128LXC81	364,899.30	360,794.19	373,524.06
FEDERAL HOME LN MTG CORP POOL #G08062 5%06-01-2035 BEO CUSIP: 3128MJB82	303,930.14	290,300.79	311,019.01
FEDERAL HOME LN MTG CORP POOL #G1-2033 4.5% 12-01-2019 BEO CUSIP: 3128M1EE5	437,516.32	416,324.13	449,059.75
FEDERAL HOME LN MTG CORP POOL #G1-2034 4% 06-01-2019 BEO CUSIP: 3128M1EF2	187,915.81	175,114.04	190,551.71
FEDERAL HOME LN MTG CORP POOL #G1-2080 4.5% 10-01-2018 BEO CUSIP: 3128M1FV6	485,213.20	459,891.16	499,228.10
FEDERAL HOME LN MTG CORP POOL #G1-2379 4.5% 06-01-2021 BEO CUSIP: 3128M1Q85	362,354.17	350,861.16	371,461.58
FEDERAL HOME LN MTG CORP POOL #G1-2401 4.5% 01-01-2021 BEO CUSIP: 3128M1RW1	1,770,843.99	1,714,386.83	1,817,565.94
FEDERAL HOME LN MTG CORP POOL #G1-2446 4.5% 09-01-2020 BEO CUSIP: 3128M1TB5	1,533,140.97	1,486,210.18	1,573,591.36
FEDERAL HOME LN MTG CORP POOL #J0-1474 6% 03-01-2021 BEO CUSIP: 3128PCT77	1,334,723.60	1,354,275.22	1,384,137.74
FEDERAL HOME LN MTG CORP POOL #J0-3110 6% 08-01-2021 BEO CUSIP: 3128PEN38	737,213.86	747,465.75	764,506.99
FEDERAL HOME LN MTG CORP POOL #J0-3115 6% 08-01-2021 BEO CUSIP: 3128PEN87	577,698.92	585,732.52	599,086.49
FEDERAL HOME LN MTG CORP POOL #J0-3644 6% 10-01-2021 BEO CUSIP: 3128PFBM6	955,182.77	968,391.17	990,545.55
FEDERAL HOME LN MTG CORP POOL #J0-4201 5.5% 01-01-2022 BEO CUSIP: 3128PFU29	1,436,812.84	1,439,754.59	1,481,843.99

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FEDERAL HOME LN MTG CORP POOL #K3-0253 6.5% 11-01-2047 BEO CUSIP: 31302PH64	177,640.23	180,346.47	196,198.30
FEDERAL HOME LN MTG CORP POOL #M9-0951 4.5% 10-01-2009 BEO CUSIP: 31282VBU8	233,774.20	238,595.81	234,545.89
FEDERAL HOME LN MTG CORP POOL #M9-0977 4.5% 04-01-2010 BEO CUSIP: 31282VCN3	250,204.99	251,925.16	252,107.30
FEDERAL HOME LN MTG CORP POOL #1J-0244 5.615% 01-01-2037 BEO CUSIP: 3128LUHV1	765,568.28	771,549.30	781,080.99
FEDERAL HOME LN MTG CORP POOL #1J-1262 5.705% 01-01-2036 BEO CUSIP: 3128NHMK6	496,889.06	500,382.79	505,060.40
FEDERAL HOME LN MTG CORP POOL #1J-1548 5.575% 03-01-2037 BEO CUSIP: 3128NHWH2	538,771.83	542,812.60	548,844.71
FEDERAL HOME LN MTG CORP POOL #1J-1676 5.766% 06-01-2037 BEO CUSIP: 3128NH2H5	926,001.71	951,624.04	945,863.52
FEDERAL HOME LN MTG CORP POOL #1Q-0413 5.774% 01-01-2038 BEO CUSIP: 3128S4N60	1,291,120.98	1,318,359.69	1,321,826.42
FEDERAL HOME LN MTG CORP POOL #84-7498 4.467% 06-01-2034 BEO CUSIP: 3128JRKK1	341,744.36	333,948.32	349,476.33
FEDERAL HOME LN MTG CORP POOL #84-7761 5.94% 02-01-2037 BEO CUSIP: 3128JRTS5	564,532.43	578,270.86	579,533.19
FEDERAL HOME LN MTG CORP 01-28-2009 CUSIP: 313397BD2	1,000,000.00	999,866.67	999,906.66
FHLB DISC NT 02-11-2009 CUSIP: 313385BT2	3,000,000.00	2,999,580.00	2,999,685.00
FHLB DISC NT 04-24-2009 CUSIP: 313385ET9	3,000,000.00	2,998,562.50	2,998,575.00
FHLB FHLB 3.625 07/01/2011 3.625 2 3.62507-01-2011 CUSIP: 3133XRRU6	2,115,000.00	2,117,203.83	2,234,912.04
FHLB 5 11-17-2017 CUSIP: 3133XMQ87	815,000.00	839,084.07	934,396.69
FHLMC DISC NT 01-13-2009 CUSIP: 313397AN1	2,940,000.00	2,937,509.14	2,939,477.72
FHLMC DISC NT 03-09-2009 CUSIP: 313397CV1	2,400,000.00	2,398,750.00	2,398.866.67
FHLMC DTD 10/25/2000 6.75 03-15-2031 CUSIP: 3134A4AA2	1,200,000.00	1,379,411.36	1,759,725.60

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FHLMC GOLD A6-7850 6 06-01-2037 CUSIP: 3128KYWK1	549,531.48	553,223.64	566,696.65
FHLMC GOLD C71284 6.5 03-01-2032 CUSIP: 31287YM92	277,749.61	284,693.34	289,814.50
FHLMC GOLD GO-3512 6 10-01-2037 CUSIP: 3128M5GV6	1,136,711.40	1,143,904.63	1,172,217.72
FHLMC GOLD G1-1690 4 02-01-2020 CUSIP: 31283K2X5	734,518.51	696,644.89	744,821.60
FHLMC GOLD M80843 3.5 09-01-2010 CUSIP: 31282R5C4	72,147.82	69,340.81	71,476.56
FHLMC GOLD SINGLE FAMILY 5.5% 30 YEARS SETTLES JANUARY CUSIP: 02R052610	14,105,000.00	14,256,095.32	14,435,592.99
FHLMC GOLD SINGLE FAMILY 5% 30 YEARS SETTLES JANUARY CUSIP: 02R050614	3,000,000.00	3,004,804.69	3,065,625.00
FHLMC GROUP #G10516 6 MTG PARTN CTF DUE 05-01-2011 REG CUSIP: 31283JSD4	198.77	191.18	206.10
FHLMC MTN 6.25 07-15-2032 CUSIP: 3134A4KX1	300,000.00	347,120.10	418,965.30
FHLMC MULTICLASS FEDERAL HOME LOAN MORTGAGE CO 5.5 5.5 05-15-2026 CUSIP: 31397EVZ5	353,177.92	355,109.35	360,808.33
FHLMC MULTICLASS FHLMC SERIES 3351 CLASSPJ 5.5 06-15-2022 CUSIP: 31397JQT4	510,000.00	521,435.16	522,765.81
FHLMC MULTICLASS PREASSIGN 00473 6 04-15-2027 CUSIP: 31397AVS9	328,028.10	332,295.08	333,625.57
FHLMC MULTICLASS PREASSIGN 00482 6 12-15-2026 CUSIP: 31396RWB9	342,479.26	346,131.47	350,056.27
FHLMC MULTICLASS PREASSIGN 00564 6 09-15-2025 CUSIP: 31396NZM1	349,343.32	353,737.40	356,558.31
FHLMC MULTICLASS PREASSIGN 00568 04-25-2016 CUSIP: 31396UZR4	285,440.36	286,867.57	297,663.49
FHLMC MULTICLASS SER 2080 CL 2080-PJ 6.###-##-#### CUSIP: 3133TG3C1	805,821.54	833,521.66	839,758.71
FHLMC MULTICLASS SER 2412 CL FP1.40125 02-15-2032 CUSIP: 31339DZ35	420,000.00	424,331.25	406,938.00
FHLMC MULTICLASS SER 2448 CL FA 01-15-2032 CUSIP: 31392MET5	300,010.91	305,307.97	284,717.85

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FHLMC MULTICLASS SER 2452 CL FC 01-15-2032 CUSIP: 31392K6Y7	496,018.34	504,776.16	483,374.34
FHLMC MULTICLASS SER 2458 CL FE 01-15-2032 CUSIP: 31392MYP1	444,470.62	452,318.31	422,030.63
FHLMC MULTICLASS SER 2498 CL AF 03-15-2032 CUSIP: 31392VD66	205,380.04	210,514.52	198,579.91
FHLMC MULTICLASS SER 2634 CL LF 06-15-2033 CUSIP: 31393V7D7	444,501.16	435,750.04	432,522.74
FHLMC MULTICLASS SER 2672 CL GE 5.5 04-15-2029 CUSIP- 31394HWL1	1,520,000.00	1,525,937.50	1,544,373.20
FHLMC MULTICLASS SER 2672 CL TE 5 03-15-2029 CUSIP: 31394HZH7	715,000.03	701,482.03	728,444.89
FHLMC MULTICLASS SER 2687 CL PD 5.5 11-15-2026 CUSIP: 31394KAC8	1,199,682.78	1,207,930.60	1,206,153.87
FHLMC MULTICLASS SER 2690 CL FJ 10-15-2033 CUSIP: 31394KBH6	736,078.21	751,834.88	675,221.47
FHLMC MULTICLASS SER 3000 CL KF 07-15-2035 CUSIP: 31395WPM3	880,502.28	876,237.35	863,406.45
FHLMC MULTICLASS SER 3317 CL PA 5 03-15-2022 CUSIP: 31397GZJ2	445,000.00	449,589.06	453,509.29
FHLMC POOL #G0-2719 5 02-01-2036 CUSIP: 3128M4K85	2,107,646.02	2,038,989.45	2,156,804.76
FHLMC POOL #1N-0240 ADJ RT 09-01-2036 CUSIP: 3128QGHR6	1,260,377.21	1,290,637.75	1,281,963.69
FHLMC PREASSIGN 00007 5.5 07-18-2016 CUSIP: 3137EAAG4	380,000.00	405,608.20	443,455.06
FHLMC PREASSIGN 00025 5.125 11-17-2017 CUSIP: 3137EABA6	110,000.00	117,502.33	127,452.05
FHLMC PREASSIGN 00038 4.875 06-13-2018 CUSIP: 3137EABP3	1,500,000.00	1,527,024.00	1,723,935.00
FHLMC PREASSIGN 00041 4.125 09-27-2013 CUSIP: 3137EABS7	1,000,000.00	1,023,410.00	1,077,527.00
FHLMC 15 YEARS GOLD SINGLE FAMILY 5.5% 15 YEARS SETTLES JANUARY CUSIP: 02R052412	1,440,000.00	1,459,762.51	1,482,300.00
FNMA DISC NT 01-07-2009 CUSIP: 313589AG8	4,000,000.00	3,995,277.78	3,999,338.89

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FNMA DISC NT 05-20-2009 CUSIP: 313589FV0	1,000,000.00	998,075.00	998,261.30
FNMA FANNIE MAE 5 05-11-2017 CUSIP: 31359M7X5	440,000.00	455,612.96	501,696.36
FNMA NT 3.875 07-12-2013 CUSIP: 31398ASD5	1,500,000.00	1,492,620.00	1,591,795.50
FNMA POOL #254261 6.5% DUE 04-01-2017 REG CUSIP: 31371KMJ7	122,658.08	125,839.51	127,446.65
FNMA POOL #254485 7% DUE 11-01-2031 REG CUSIP: 31371KUJ8	30,607.72	31,951.58	32,380.46
FNMA POOL #254753 4% 05-01-2010 BEO CUSIP: 31371K5N7	249,407.14	251,355.63	249,131.30
FNMA POOL #254836 4% 07-01-2010 BEO CUSIP: 31371LBD0	884,693.70	854,558.82	883,715.23
FNMA POOL #254903 5% 10-01-2033 BEO CUSIP: 31371LDG1	1,862,859.11	1,801,734.03	1,906,889.65
FNMA POOL #254918 4.5% 09-01-2033 BEO CUSIP: 31371LDX4	776,812.37	757,149.32	789,700.46
FNMA POOL #255468 5% 10-01-2011 BEO CUSIP: 31371LW54	381,979.53	389,380.37	383,964.30
FNMA POOL #255493 5.5% 11-01-2024 BEO CUSIP: 31371LXW4	560,238.69	573,982.06	576,043.58
FNMA POOL #255529 4.5% DUE 11-01-2014 REG CUSIP: 31371LY29	196,759.31	193,807.94	201,743.22
FNMA POOL #255550 5.5% 12-01-2024 BEO CUSIP: 31371LZP7	134,608.04	137,910.14	138,405.47
FNMA POOL #255575 5.5% 01-01-2025 BEO CUSIP: 31371L2G3	353,688.35	362,475.28	363,666.25
FNMA POOL #255899 5.5% 10-01-2035 BEO CUSIP: 31371MGG6	357,639.32	354,263.66	367,042.73
FNMA POOL #255900 6% 10-01-2035 BEO CUSIP: 31371MGH4	243,664.00	240,884.35	251,174.70
FNMA POOL #256926 6.5% 10-01-2037 BEO CUSIP: 31371NLF0	681,780.84	694,670.74	708,907.54
FNMA POOL #323979 6.5% DUE 04-01-2029 REG CUSIP: 31374T2L2	46,241.02	47,710.12	48,394.14

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FNMA POOL #357797 5.5% 06-01-2035 BEO CUSIP: 31376KNN2	343,134.81	336,754.63	352,156.85
FNMA POOL #386255 3.529% 07-01-2010 BEO CUSIP: 31377TBY1	291,959.52	275,171.85	291,935.58
FNMA POOL #403646 6.5% 12-01-2027 BEO CUSIP: 31378NL30	127,034.20	130,784.76	133,028.69
FNMA POOL #407591 6.5% DUE 12-01-2027 REG CUSIP: 31378SXU6	109,700.19	112,938.96	114,876.72
FNMA POOL #461030 4.06% 06-01-2013 BEO CUSIP: 31381HEB8	225,000.00	204,020.50	223,098.53
FNMA POOL #535661 7.5% DUE 01-01-2031 REG CUSIP: 31384WB66	113,720.69	119,833.18	120,396.21
FNMA POOL #545278 7.5% DUE 11-01-2031 REG CUSIP: 31385HXF4	23,381.55	24,638.31	24,754.07
FNMA POOL #545759 6.5% DUE 07-01-2032 REG CUSIP: 31385JJC3	938,260.34	961,755.37	979,016.49
FNMA POOL #545817 6.5% 08-01-2032 BEO CUSIP: 31385JK64	278,723.58	285,865.86	290,830.77
FNMA POOL #555967 5.5% 11-01-2033 BEO CUSIP31385XTY3	1,088,470.16	1,099,785.33	1,118,449.89
FNMA POOL #619191 6.5% DUE 12-01-2015 REG CUSIP: 31388Y2Y7	28,927.83	30,532.42	30,075.25
FNMA POOL #644692 7% DUE 05-01-2032 REG CUSIP: 31390FF95	171,697.61	176,982.66	181,688.87
FNMA POOL #653112 6% DUE 07-01-2017 REG CUSIP: 31390QR98	169,663.12	175,674.23	176,660.20
FNMA POOL #655114 7.5% DUE 08-01-2032 REG CUSIP: 31390SYK1	7,290.32	7,707.22	7,724.33
FNMA POOL #725424 5.5% 04-01-2034 BEO CUSIP: 31402C4H2	932,583.42	928,326.37	958,269.57
FNMA POOL #725425 5.5% 04-01-2034 BEO CUSIP: 31402C4J8	253,875.03	245,425.71	260,897.21
FNMA POOL #725611 5.5% 06-01-2034 BEO CUSIP: 31402DDQ0	760,975.06	748,371.42	781,934.60
FNMA POOL #735224 5.5% 02-01-2035 BEO CUSIP: 31402QYV7	344,632.68	346,214.38	354,124.90

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FNMA POOL #735227 5.5% 02-01-2035 BEO CUSIP: 31402QYY1	631,825.14	609,809.98	648,832.61
FNMA POOL #735358 5.5% 02-01-2035 BEO CUSIP: 31402Q5T4	563,606.98	550,573.57	578,778.15
FNMA POOL #735403 5% 04-01-2035 BEO CUSIP: 31402RAC3	3,038,347.55	3,015,559.95	3,108,262.97
FNMA POOL #735871 5.5% 07-01-2035 BEO CUSIP: 31402RQY8	1,157,459.34	1,160,533.86	1,188,615.83
FNMA POOL #739423 5.5% 10-01-2033 BEO CUSIP: 31402VPG9	689,908.04	694,651.15	708,910.18
FNMA POOL #740228 5.5% 09-01-2033 BEO CUSIP: 31402WLH9	761,634.76	768,834.58	782,612.47
FNMA POOL #745044 4.5% 08-01-2035 BEO CUSIP: 31403CWD9	864,397.27	813,816.53	877,657.99
FNMA POOL #745148 5% 01-01-2036 BEO CUSIP: 31403CZM6	1,154,682.14	1,140,519.24	1,180,530.85
FNMA POOL #745428 5.5% 01-01-2036 BEO CUSIP: 31403DD97	4,346,467.20	4,300,048.93	4,462,235.35
FNMA POOL #745886 5.5% 04-01-2036 BEO CUSIP: 31403DUK3	766,598.77	759,363.08	786,754.95
FNMA POOL #746053 5.5% 01-01-2034 BEO CUSIP: 31403DZS1	398,346.21	404,757.07	409,317.86
FNMA POOL #758849 5.5% DUE 01-01-2034 REG CUSIP: 31403VBS7	104,081.84	105,838.20	106,948.57
FNMA POOL #763984 5.5% DUE 12-01-2033 REG CUSIP: 31404BXM9	416,522.62	414,082.08	427,994.90
FNMA POOL #766366 5.5% 02-01-2034 BEO CUSIP: 31404EMP8	102,966.86	105,492.76	105,802.88
FNMA POOL #767200 5.5% 01-01-2034 BEO CUSIP: 31404FKM4	236,435.89	241,312.38	242,948.04
FNMA POOL #815975 5.5% 03-01-2035 BEO CUSIP: 31406PQ44	4,523,140.30	4,472,233.43	4,642,067.23
FNMA POOL #829028 4.5% 07-01-2020 BEO CUSIP: 31407FA59	695,330.07	659,042.52	712,588.86
FNMA POOL #831455 6.5% 05-01-2036 BEO CUSIP: 31407HWQ5	132,753.90	135,425.64	138,043.35

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FNMA POOL #835760 4.5% 09-01-2035 BEO CUSIP: 31407NQM8	303,952.36	284,584.62	308,615.29
FNMA POOL #848352 5% 11-01-2020 BEO CUSIP: 31408DQD9	974,525.49	962,648.47	1,002,977.74
FNMA POOL #852237 4.932% 12-01-2035 BEO CUSIP: 31408HZA6	405,149.36	405,236.11	404,668.85
FNMA POOL #852684 6% 03-01-2036 BEO CUSIP: 31408JJ51	448,406.98	452,043.91	462,228.68
FNMA POOL #881959 5.656% 02-01-2036 BEO CUSIP: 31409XZY8	729,057.82	734,514.67	741,641.36
FNMA POOL #887070 6.5% 07-01-2036 BEO CUSIP: 31410EQX9	122,646.56	125,114.89	127,533.29
FNMA POOL #888100 5.5% 09-01-2036 BEO CUSIP: 31410FUZ6	367,131.40	355,888.00	377,013.84
FNMA POOL #888211 7% DUE 08-01-2036 BEO CUSIP: 31410FYG4	492,101.25	511,939.08	520,684.95
FNMA POOL #888339 4.5% 04-01-2037 BEO CUSIP: 31410F4Y8	985,610.76	917,542.02	1,000,731.01
FNMA POOL #888594 6% DUE 08-01-2022 REG CUSIP: 31410GGB3	557,787.99	570,599.67	579,484.27
FNMA POOL #888992 6.5% DUE 11-01-2037 REG CUSIP: 31410GUR2	578,815.84	594,688.06	601,845.76
FNMA POOL #889580 5.5% 06-01-2038 BEO CUSIP: 31410KJZ8	2,219,054.44	2,223,475.20	2,277,051.65
FNMA POOL #889961 5.5% 08-01-2037 BEO CUSIP: 3141OKWW0	567,875.44	554,477.13	582,806.59
FNMA POOL #894856 6% 09-01-2021 BEO CUSIP: 31410RE54	1,251,623.65	1,272,509.63	1,300,308.06
FNMA POOL #897144 6% DUE 09-01-2036 REG CUSIP: 31410TWD3	541,279.09	544,450.65	557,879.04
FNMA POOL #899622 5.5% 07-01-2037 BEO CUSIP: 31410WPF9	992,407.11	987,669.35	1,018,443.90
FNMA POOL #901506 ADJ RT DUE 11-01-2036 REG CUSIP:31410YR30	767,065.78	775,467.42	778,814.16
FNMA POOL #905121 6% DUE 12-01-2036 REG CUSIP:31411DSJ9	886,452.89	896,009.95	913,638.63

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FNMA POOL #908736 6% DUE 02-01-2037 REG CUSIP: 31411HS24	998,435.15	1,004,987.37	1,029,055.16
FNMA POOL #922227 6.5% DUE 12-01-2036 REG CUSIP: 31412DSQ2	618,673.33	631,124.47	643,323.75
FNMA POOL #922228 6.5% DUE 12-01-2036 REG CUSIP: 31412DSR0	746,573.40	761,598.60	776,319.87
FNMA POOL #928304 6% DUE 05-01-2037 REG CUSIP: 31412LKR0	1,665,225.18	1,679,340.58	1,716,199.39
FNMA POOL #928583 6.5% DUE 08-01-2037 REG CUSIP: 31412LUG3	920,142.89	934,232.58	956,753.54
FNMA POOL #937666 6% DUE 06-01-2037 REG CUSIP: 31412XFF6	769,855.63	760,352.74	793,421.68
FNMA POOL #940728 7% DUE 10-01-2037 REG CUSIP: 31413BSR3	288,932.81	296,156.14	297,091.98
FNMA POOL #943776 6.5% DUE 11-01-2037 REG CUSIP: 31413E6M2	916,495.84	932,248.11	938,572.39
FNMA POOL #948539 7% DUE 10-01-2037 REG CUSIP: 31413LHQ5	882,437.34	913,978.63	907,356.49
FNMA POOL #953744 6.5% DUE 11-01-2037 REG CUSIP: 31413SBM5	795,113.99	825,365.58	826,749.99
FNMA POOL #955005 6% 09-01-2037 BEO CUSIP: 31413TNW8	499,693.67	499,498.47	514,989.79
FNMA POOL #963219 5.5% 05-01-2038 BEO CUSIP: 31414DSG2	5,017,108.10	5,011,228.68	5,148,235.24
FNMA POOL #964083 6% 07-01-2038 BEO CUSIP: 31414ERC0	305,315.66	311,612.80	314,631.15
FNMA POOL #966587 5.5% DUE 01-01-2038 REG CUSIP: 31414HJ81	0.00	0.00	0.00
FNMA POOL #967245 7% 12-01-2037 BEO CUSIP: 31414JBN2	1,092,543.62	1,135,391.80	1,145,194.39
FNMA POOL #968614 6% 01-01 2038 BEO CUSIP: 31414KSB7	1,095,737.97	1,105,668.09	1,129,279.60
FNMA POOL #972166 6.5% 02-01-2038 BEO CUSIP: 31414PQT9	1,039,727.90	1,077,742.96	1,080,992.62
FNMA POOL #974965 5% 04-01-2038 BEO CUSIP: 31414STW3	182,233.46	172,267.57	186,256.08

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FNMA POOL #982832 5% DUE 05-01-2038 REG CUSIP: 31415CLM7	1,521,054.99	1,506,795.10	1,554,630.76
FNMA POOL #988060 6.5% 08-01-2038 BEO CUSIP: 31415STR3	707,492.95	724,406.46	735,571.93
FNMA POOL #988065 6.5% 08-01-2038 BEO CUSIP: 31415STW2	283,910.82	290,698.06	295,178.67
FNMA PREASSIGN 00137 12-25-2031 CUSIP: 31392BFS0	492,254.04	505,329.54	475,340.19
FNMA PREASSIGN 00419 3.625 08-15-2011 CUSIP: 31398ATL6	585,000.00	584,719.20	620,039.75
FNMA PREASSIGN 00432 2.875 10-12-2010 CUSIP: 31398ATZ5	4,415,000.00	4,437,710.85	4,553,891.49
FNMA PREASSIGN 00755 5.5 02-25-2030 CUSIP: 31395DY45	291,769.12	290,474.58	299,166.34
FNMA REMIC SER 2002-62 CL-FP FLT RT 11-25-2032 CUSIP: 31392E2E9	800,000.00	825,375.00	744,277.60
FNMA REMIC SER 2006-73 CL PJ 6 02-25-2028 CUSIP: 31396KEU2	330,413.73	331,407.55	337,142.28
FNMA REMIC TR 2002-52 CL-FD VAR RATE 09-25-2032 CUSIP: 31392EGN4	757,228.20	756,873.24	734,750.64
FNMA REMIC TR 2005-86 CL-WH 5 11-25-2025 CUSIP: 31394UDC3	561,150.54	566,871.65	567,675.04
FNMA REMIC 5 05-25-2035 CUSIP: 31394ENV6	388,057.05	380,417.17	397,233.82
FNMA SER 2001-T6 CL B 6.088 05-25-2011 CUSIP: 31359S5W6	515,000.00	606,774.61	555,220.47
FNMA SER 2002-T11 CL A 4.76878 DUE 04-25-2012 BEO CUSIP: 31392DYE6	137,265.52	137,136.86	140,140.96
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES FEBRUARY CUSIP: 01F042624	5,000,000.00	5,050,781.25	5,045,310.00
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES MARCH CUSIP: 01F042632	4,620,000.00	4,632,271.88	4,641,658.56
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES JANUARY CUSIP: 01F050619	4,505,000.00	4,537,696.88	4,599,325.69
FNMA 15 YEAR PASS-THROUGHS 5.5% 15 YEARSSETTLES JANUARY CUSIP: 01F052417	9,410,000.00	9,571,590.63	9,689,364.08

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
FNMA 30 YEAR PASS-THROUGHS 6% 30 YEARS SETTLES JANUARY CUSIP: 01F060618	2,440,000.00	2,485,161.40	2,511,675.00
FNMA 30 YR PASS-THROUGHS 5.5 30 YEARS SETTLES JAN CUSIP: 01F052615	3,845,000.00	3,889,673.44	3,941,125.00
GNMA GNR 2006-39 A 06-16-2025 CUSIP: 38373MVU1	234,213.87	224,845.31	234,674.57
GNMA POOL #003624 5.5% 10-20-2034 BEO CUSIP: 36202EAZ2	1,685,445.89	1,617,764.71	1,736,031.18
GNMA POOL #004222 6% 08-20-2038 BEO CUSIP: 36202 EVP1	1,090,683.10	1,109,399.05	1,124,248.87
GNMA POOL #372854 SER 2024 8% DUE 01-15-2024 REG CUSIP: 36204LE31	4,415.25	4,576.71	4,695.26
GNMA POOL #385932 8% DUE 11-15-2024 REG CUSIP: 36205BVZ2	19,198.39	19,900.33	20,415.91
GNMA POOL #592128 SER 2032 7% DUE 11-15-2032 REG CUSIP: 36201SYZ6	9,620.04	10,239.34	10,115.34
GNMA POOL #596796 SER 2032 7% DUE 12-15-2032 REG CUSIP: 36200B7H4	17,358.28	18,475.68	18,251.99
GNMA POOL #657162 SER 2037 6% DUE 07-15-2037 REG CUSIP: 36294RB73	251,510.24	250,233.04	259,957.21
GNMA POOL #658058 6% 08-15-2036 BEO CUSIP: 36294SB30	722,706.60	745,855.79	747,195.51
GNMA POOL #671023 6% 08-15-2037 BEO CUSIP: 36295HPG9	376,646.67	376,043.46	389,296.35
GNMA POOL #689858 6% 09-15-2038 BEO CUSIP: 36296FMF7	792,675.41	804,689.39	819,297.41
GNMA POOL #693518 5.5% 07-15-2038 BEO CUSIP: 36296KPB2	299,970.60	305,243.52	309,647.95
GNMA POOL #699277 SER 2038 6% DUE 09-15-2038 BEO CUSIP: 36296R2J5	249,473.49	249,551.45	257,852.06
GNMA POOL #781070 SER 2029 8% DUE 07-15-2029 REG CUSIP: 36225BFK9	23,759.83	24,388.37	25,296.85
GNMA POOL #781862 5.5% 01-15-2035 BEO CUSIP: 36241KB72	727,669.99	739,380.93	751,600.87
GNMA REMIC SER 2004-77 CL A 3.402 03-16-2020 REG CUSIP: 38374JFB7	130,637.60	129,982.85	130,428.06

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
GNMA REMIC SER 2005-32 CL B 4.385 08-16-2027 CUSIP: 38373MPK0	299,794.29	296,797.66	302,461.56
GNMA REMIC SER 2007-46 CL A 06-16-2021 CUSIP: 38373MH37	232,713.29	225,731.89	232,031.91
GNMA 2.712% DUE 02-16-2020 CUSIP: 38373QTN1	188,807.67	187,581.06	189,257.41
GNMA 2.822% DUE 12-16-2019 CUSIP: 38374G5F5	420,165.85	410,810.10	417,118.39
GNMA 2.9141% DUE 06-16-2018 CUSIP: 38373MJA9	122,703.13	121,476.12	123,289.16
GNMA 2.946% DUE 03-16-2019 CUSIP: 38374GCB6	751,967.40	726,699.53	748,093.26
GNMA 2004-025 REMIC PASSTHRU CTF CL AC 3.328 03-16-2019 CUSIP: 38374F2Q6	206,545.62	206,545.62	206,206.27
GNMA 2006-003 REMIC PASS THRU CTF CL A 4.212 01-16-2028 CUSIP: 38373MSH4	451,816.62	442,780.28	455,320.01
GNMA 3.022% DUE 01-16-2019 CUSIP: 38373MLF5	166,810.76	163,470.88	166,052.77
GNMA 3.084% DUE 04-16-2022 CUSIP: 38374JE93	415,578.27	409,343.77	413,278.46
GNMA 3.11% DUE 01-16-2019 CUSIP: 38374FDQ4	257,080.37	257,080.37	256,228.92
GNMA 3.2062% DUE 04-16-2018 CUSIP: 38374BQM8	71,797.25	71,797.25	72,216.04
GNMA 3.36% DUE 08-16-2022 CUSIP: 38374FGL2	1.18	1.16	1.18
GNMA 3.648% DUE 09-16-2017 CUSIP: 38374HUC2	112,790.47	112,997.54	112,688.62
GNMA 3.75999999046% DUE 09-16-2028 CUSIP: 38373MSB7	209,207.11	201,881.71	209,553.14
GNMA 3.963% DUE 05-16-2030 CUSIP: 38374MEE5	511,565.13	501,333.83	513,648.73
GNMA 4.016% DUE 07-16-2027 CUSIP: 38373MPT1	206,319.69	202,189.79	207,373.16
GNMA 4.05399990082% DUE 06-16-2027 CUSIP: 38373MJ27	334,669.85	324,977.87	336,332.82

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
GNMA 4.145% DUE 02-16-2018 CUSIP: 38373MLP3	234,414.29	234,414.29	235,345.15
GNMA 4.241% DUE 07-16-2029 CUSIP: 38373MSX9	359,929.75	352,727.20	363,040.62
GNMA 4.24800014496% DUE 07-16-2029 CUSIP: 38374NN60	479,720.96	468,079.82	483,951.14
GNMA 4.449% DUE 03-16-2025 CUSIP: 38373MRU6	287,763.81	282,008.53	290,734.11
GNMAII POOL #003151 SER 2031 7% DUE 10-20-2031 REG CUSIP: 36202DQC8	71,832.12	75,547.18	75,598.78
GNMAII POOL #003229 SER 2032 7% DUE 04-20-2032 REG CUSIP: 36202DSS1	36,268.86	38,104.99	37,954.53
GNMAII POOL #003240 SER 2032 7% DUE 05-20-2032 REG CUSIP: 36202DS51	35,775.28	37,586.41	37,438.01
GNMAII POOL #003599 SER 2034 6.5% DUE 08-20-2034 REG CUSIP: 36202D7L9	105,008.34	107,584.32	109,879.26
GNMAII POOL #003691 SER 2035 5.5% DUE 03-20-2035 REG CUSIP: 36202EC49	947,270.36	948,454.45	975,243.25
GNMAII POOL #003774 SER 2035 5.5 DUE 10-20-2035 REG CUSIP: 36202EFP9	560,129.35	551,814.93	576,669.97
I/O FHLMC MULTICLASS SER 2649 CL CI 02-15-2018 CUSIP: 31394GF73	1,622,656.18	195,172.37	120,360.52
I/O FNMA REMIC TR 2004-W1 CL-1101 VAR RATE 11-25-2043 CUSIP: 31393U4L4	26,877,720.41	265,420.62	339,196.83
I/O FNMA SER 343 CL 1 11-01-2033 CUSIP: 3136FA5X4	1,801,818.45	387,376.77	272,624.14
JPMORGAN CHASE & CO FDIC GTD TLGP GTD NT2.125% DUE 06-22-2012 REG CUSIP: 481247AE4	275,000.00	274,862.50	276,145.38
PNC FDG CORP FDIC GTD TLGP SR NT 2.3 DUE 06-22-2012 REG CUSIP: 69351CAC7	390,000.00	389,543.70	393,895.71
PVTPL PEMEX PROJ FDG MASTER TR MEDIUM TRANCHE # TR 00036 6.625 DUE 06-15-2038 CUSIP: 70645JBM3	45,000.00	44,495.55	37,462.50
REGIONS BK BIRMINGHAM ALA MEDIUM TERM SRTRANCHE # SR 00002 3.25 DUE 12-09-2011 CUSIP: 7591EAAB9	435,000.00	434,595.45	452,557.04
SOVEREIGN BK FDIC GTD TLGP SR NTS 2.75% DUE 01-17-2012 CUSIP 846042AA7	420,000.00	419,601.00	430,861.62

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
TN VY AUTH 5.375 DUE 04-01-2056 REG CUSIP: 880591DZ2	295,000.00	285,907.19	373,673.55
UNITED STATES TREAS BDS DTD 00206 4.5% DUE 05-15-2038 REG CUSIP: 912810PX0	4,735,000.00	6,293,612.50	6,462,536.34
UNITED STATES TREAS BDS DTD 02/15/1993 7.125% DUE 02-15-2023/11-27-1998 REG CUSIP: 912810EP9	650,000.00	834,119.00	943,007.65
UNITED STATES TREAS BDS DTD 02/15/2006 4.5% DUE 02-15-2036 REG CUSIP: 912810FTO	200,000.00	243,500.80	265,718.80
UNITED STATES TREAS BDS DTD 08/15/1993 6.25% DUE 08-15-2023 REG CUSIP: 912810EQ7	3,645,000.00	4,374,436.62	4,971,437.37
UNITED STATES TREAS BDS 00203 5% DUE 05-15-2037 REG CUSIP: 912810PU6	2,224,000.00	2,495,506.64	3,222,366.94
UNITED STATES TREAS BDS 00205 4.375% DUE 02-15-2038 REG CUSIP: 912810PW2	855,000.00	870,435.63	1,145,165.63
UNITED STATES TREAS BDS 5.500 DUE 08-15-2028 REG CUSIP: 912810FE3	970,000.00	1,066,568.01	1,311,015.14
UNITED STATES TREAS BDS 7 1/4% 15/8/2022 USD1000 7.25% DUE 08-15-2022 REG CUSIP: 912810EM6	680,000.00	859,279.86	988,656.08
UNITED STATES TREAS BDS 8 3/4% 15/5/2017 USD1000 8.75% DUE 05-15-2017 REG CUSIP: 912810DY1	36,000.00	51,693.84	52,976.23
UNITED STATES TREAS BDS 8 7/8 15/2/2019 USD1000 8.875 DUE 02-15-2019 REG CUSIP: 912810EC8	65,000.00	96,999.80	99,927.36
UNITED STATES TREAS BDS 8 7/8 15/8/2017 USD1000 8.875 DUE 08-15-2017 REG CUSIP: 912810DZ8	89,000.00	129,343.17	132,491.81
UNITED STATES TREAS BILLS 01-02-2009 DTD00417 CUSIP: 912795J51	6,578,000.00	6,573,167.54	6,578,000.00
UNITED STATES TREAS BILLS 01-08-2009 DTD00418 CUSIP: 912795J69	3,180,000.00	3,169,900.00	3,179,996.82
UNITED STATES TREAS NTS DTD 00025 3.625% DUE 05-15-2013 REG CUSIP: 912828BA7	1,780,000.00	1,921,910.36	1,955,775.00
UNITED STATES TREAS NTS DTD 00124 4.875% DUE 04-30-2011 REG CUSIP: 912828FD7	1,783,000.00	1,937,534.14	1,954,752.82
UNITED STATES TREAS NTS DTD 00135 4.875% DUE 08-15-2016 REG CUSIP: 912828FQ8	2,075,000.00	2,241,186.38	2,479,463.15
UNITED STATES TREAS NTS DTD 00156 4.5% DUE 03-31-2012 REG CUSIP: 912828GM6	6,800,000.00	7,261,549.68	7,514,530.40

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
UNITED STATES TREAS NTS NT 3.5% DUE 05-31-2013 REG CUSIP: 912828JB7	9,670,000.00	10,056,952.01	10,591,667.04
UNITED STATES TREAS NTS NT 5.125% DUE 05-15-2016 REG CUSIP: 912828FF2	370,000.00	422,132.81	448,017.83
UNITED STATES TREAS NTS T-NT 5.125% DUE 06-30-2011 REG CUSIP: 912828FK1	2,850,000.00	2,864,000.47	3,154,371.45
UNITED STATES TREAS NTS USTN Wl 2.00 02/28/10 2% DUE 02-28-2010 REG CUSIP: 912828HS2	785,000.00	790,795.51	799,136.28
UNITED STATES TREAS NTS 1.125% DUE 12-15-2011 REG CUSIP: 912828KA7	75,000.00	75,385.76	75,333.98
UNITED STATES TREAS NTS 1.5% DUE 12-31-2013 REG CUSIP: 912828JW1	320,000.00	320,000.00	319,274.88
UNITED STATES TREAS NTS 2.375 DUE 08-31-2010 REG CUSIP: 912828JJ0	8,750,000.00	8,970,683.61	9,015,580.00
UNITED STATES TREAS NTS 2.75 DUE 02-28-2013 REG CUSIP: 912828HT0	700,000.00	700,210.00	747,906.60
UNITED STATES TREAS NTS 4.75 DUE 08-15-2017 BEO CUSIP: 912828HA1	7,820,000.00	8,673,423.86	9,349,787.50
UNITED STATES TREAS NTS 4% NTS 15/08/18 USD 1000 4% DUE 08-15-2018 REG CUSIP: 912828JH4	2,000,000.00	2,071,961.13	2,309,532.00
US OF AMER TREAS NOTES 3.75 DUE 11-15-2018 REG CUSIP: 912828JR2	484,000.00	491,467.00	547,902.52
US TREAS BD STRIPPED PRIN PMT 02-15-2023 REG CUSIP: 912803BB8	1,530,000.00	786,940.20	957,041.01
US TREAS BDS USD1000 5.25 DUE 02-15-2029 REG CUSIP: 912810FG8	270,000.00	301,440.23	358,045.38
US TREAS BDS USD1000 8.125 DUE 08-15-2019 REG CUSIP: 912810ED6	1,355,000.00	1,772,324.43	2,002,648.00
US TREAS BDS 8 1/8 15/8/2021 USD(VAR) 8.125 DUE 08-15-2021 REG CUSIP: 912810EK0	1,755,000.00	2,331,557.67	2,669,246.19
US TREAS BDS 9 DUE 11-15-2018 REG CUSIP: 912810EB0	93,000.00	139,082.60	143,641.38
US TREAS BDS 9 1/8 15/5/2018 USD1000 9.125 DUE 05-15-2018 REG CUSIP: 912810EA2	14,000.00	20,969.92	21,650.78
US TREAS NTS DTD 00164 4.875 DUE 06-30-2009 REG CUSIP 912828GV6	250,000.00	255,615.23	255,693.25

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

U.S. Government Securities

United States — USD
US TREAS NTS INDEX LINKED 2.00 DUE 01-15-2016 REG CUSIP: 912828ET3	2,250,000.00	2,338,428.49	2,351,948.07
US TREAS NTS 3.875 NTS 15/05/2018 USD1000 3.875 DUE 05-15-2018 REG CUSIP: 912828HZ6	300,000.00	299,333.23	342,093.60
US TREAS NTS 4.625 DUE 02-15-2017 REG CUSIP: 912828GH7	960,000.00	1,011,369.60	1,135,349.76
US TREAS 7.875 BD 2-15-2021 REG CUSIP: 912810EH7	2,445,000.00	3,203,874.48	3,633,881.25
UTD STATES TREAS NTS 0 TSY NT 15/11/2011 USD 1000 1.75 DUE 11-15-2011 REG CUSIP: 912828JU5	6,250,000.00	6,231,189.06	6,392,562.50

Total United States — USD		324,504,622.70	336,086,555.76

Total U.S. Government Securities		324,504,622.70	336,086,555.76

Corporate Debt Instruments — Preferred

Australia — USD
PVTPL ST GEORGE BK LTD SUB NT 144A 5.3 DUE 10-15-2015 BEO CUSIP 789547AD8	260,000.00	259,451.40	250,297.58

Total Australia — USD		259,451.40	250,297.58

Canada — USD
BROOKFIELD ASSET MGMT INC NT 5.8% DUE 04-25-2017 CUSIP: 112585AB0	130,000.00	129,649.00	112,871.59
CANADIAN NATL RY CO NT 5.55% DUE 05-15-2018 BEO CUSIP: 136375BR2	355,000.00	358,445.00	354,460.05
FINANCEMENT QUE NT 5 DUE 10-25-2012 BEO CUSIP: 317385AF9	280,000.00	271,353.60	301,047.04
TRANSCANADA PIPELINES LTD FOR FUTURE ISSSR NT 6.5 DUE 08-15-2018 BEO CUSIP: 89352HAF6	120,000.00	119,911.20	117,727.32

Total Canada — USD		879,358.80	886,106.00

France — USD
FRANCE TELECOM SA NT STEP UP 03-01-2011 CUSIP: 35177PAK3	530,000.00	565,224.70	557,721.12

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

France — USD
FRANCE TELECOM SA NT STEP UP 03-01-2031 02-28-2031 CUSIP: 35177PAL1	175,000.00	231,030.02	219,711.10

Total France — USD		796,254.72	777,432.22

Germany — USD
SIEMENS FINANCIERINGSMAATSCHAPPIJ N V GTD NT 144A 5.75 DUE 10-17-2016 BEO CUSIP: 826200AC1	100,000.00	99,436.00	99,990.00
SIEMENS FINANCIERINGSMAATSCHAPPIJ N V GTD NT 144A 6.125% DUE 08-17-2026 BEO CUSIP: 826200AD9	175,000.00	174,639.50	170,178.75

Total Germany — USD		274,075.50	270,168.75

Hong Kong — USD
PVTPL HUTCHISON WHAMPOA INTL 03/33 LTD GTD NT 144A 7.45 DUE 11-24-2033 BEO CUSIP: 44841SAC3	500,000.00	538,285.00	446,560.00

Total Hong Kong — USD		538,285.00	446,560.00

Italy — USD
PVTPL ENEL FIN INTL S A GTD NT 144A 6.25% DUE 09-15-2017 BEO CUSIP: 29268BAB7	470,000.00	487,836.50	396,894.79

Total Italy — USD		487,836.50	396,894.79

KOREA, REPUBLIC OF — USD
PVTPL KOREA RR CORP SR NT 144A 5.375% DUE 05-15-2013 BEO CUSIP: 50064UAA9	100,000.00	100,548.00	83,818.50

Total KOREA, REPUBLIC OF — USD		100,548.00	83,818.50

Luxembourg — USD
COVIDIEN INTL FIN S A SR NT 6% DUE 10-15-2017 REG CUSIP: 22303QAG5	125,000.00	126,820.00	123,313.25
PVTPL ENEL FIN INTL S A GTD NT 144A 5.7%DUE 01-15-2013/09-20-2007 BEO CUSIP: 29268BAA9	115,000.00	114,755.05	105,871.53

Total Luxembourg — USD		241,575.05	229,184.78

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

Netherlands — USD

ING CAP FDG TR III GTD TR PFD SECS VAR RATE DUE 12-29-2049/12-31-2010 BEO CUSIP: 44978NAA3	1,140,000.00	1,263,500.58	573,775.68
KONINKLIJKE PHILIPS ELECTRS N V NT 5.75%DUE 03-11-2018 REG CUSIP: 500472AB1	180,000.00	177,849.00	165,843.00
TELEFONICA EUROPE B V U S NT 8.25% DUE 09-15-2030 BEO CUSIP: 879385AD4	215,000.00	245,756.70	251,778.98

Total Netherlands — USD		1,687,106.28	991,397.66

Norway — USD
EKSPORTFINANS A S A MTN TR 00087 5.125 DUE 10-26-2011 CUSIP: 28264QDQ4	100,000.00	102,273.06	104,064.90

Total Norway — USD		102,273.06	104,064.90

Singapore — USD
PVTPL DBS BK LTD SINGAPORE SUB NT 144A 5.125 DUE 05-16-2017 BEO CUSIP: 233048AD9	175,000.00	174,209.00	181,426.88

Total Singapore — USD		174,209.00	181,426.88

Sweden — USD
PVTPL ATLAS COPCO AB NT 144A 5.6 DUE 05-22-2017 BEO CUSIP: 049255AG7	115,000.00	114,948.25	108,031.46

Total Sweden — USD		114,948.25	108,031.46

Switzerland — USD
CR SUISSE 1ST BSTN N Y BRH MEDIU TRANCHE# TR 00411 5 DUE 05-15-2013 REG CUSIP: 2254C0TC1	70,000.00	68,130.30	67,370.17
UBS AG STAMFORD BRH MEDIUM TERM SR DEP NTRANCHE # SR 00121 5.75 DUE 04-25-2018 CUSIP: 90261XFA5	310,000.00	308,071.80	281,354.45

Total Switzerland — USD		376,202.10	348,724.62

United Kingdom — USD
ASTRAZENECA PLC NT 5.9% DUE 09-15-2017/09-12-2007 REG CUSIP: 046353AB4	105,000.00	112,048.15	111,586.97

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United Kingdom — USD
BP CAP MKTS P L C SR NT 5.25% DUE 11-07-2013 BEO CUSIP: 05565QBF4	340,000.00	339,779.00	354,938.24
DIAGEO CAP PLC DIAGEO CAP PLC 5.2% DUE 01-30-2013 BEO CUSIP: 25243YAL3	100,000.00	100,142.00	98,402.00
GLAXOSMITHKLINE CAP INC GTD NT 4.85% DUE05-15-2013 BEO CUSIP: 377372AC1	330,000.00	329,303.70	331,008.81
GLAXOSMITHKLINE CAP INC GTD NT 5.65% DUE05-15-2018 BEO CUSIP: 377372AD9	1,155,000.00	1,162,775.45	1,213,128.84
HSBC CAP FDG DLR 2 L P PERP PFD SECS 144A DUE 12-29-2049/06-27-2013 BEO CUSIP: 40429Q200	1,500,000.00	1,391,260.00	812,833.50
NATIONWIDE BLDG SOC MEDIUM TERM SR NTS BOOK ENTRY 144A 4.25 DUE 02-01-2010 BEO CUSIP: 63859UAU7	230,000.00	227,408.05	227,625.25
SHELL INTL FIN B V GTD NT 6.375% DUE 12-15-2038/12-11-2008 BEO CUSIP: 822582AD4	205,000.00	203,911.45	230,622.75

Total United Kingdom — USD		3,866,627.80	3,380,146.36

United States — USD
ACE INA HLDG INC ACE INA HOLDINGS 5.7% DUE 02-15-2017/02-08-2007 CUSIP: 00440EAJ6	280,000.00	279,784.40	251,060.32
ACE INA HLDG INC GTD SR NT 5.6% DUE 05-15-2015 BEO CUSIP: 00440EAL1	300,000.00	298,839.80	272,337.00
ALABAMA POWER CO 5.8% DUE 11-15-2013 BEO CUSIP: 010392FA1	75,000.00	74,905.50	78,055.88
AMERICA WEST AIRLS INC 2001-1 PASS THRU CTF CL G 7.1% DUE 04-02-2021 BEO CUSIP: 023650AH7	293,594.39	293,594.39	202,832.62
AMERICAN EXPRESS CR CORP MEDIUM TERM NTSBOOK ENTRY MTN VAR RT DUE 11-09-2009 CUSIP: 0258MOCR8	195,000.00	194,998.05	181,336.16
AMERICAN HOME PRODS CORP NT 6.95% DUE 03-15-2011/03-14-2011 BEO CUSIP: 026609AM9	185,000.00	202,264.98	192,656.04
AMERICREDIT AUTOMOBILE RECEIVABLES TR 20NT CL A-2-A 4.47 DUE 01-12-2012 REG CUSIP: 030628AB7	255,000.00	248,576.95	240,913.80
AMERICREDIT PRIME AUTOMOBILE RECEIVABLESNT CL B 5.###-##-#### REG CUSIP: 030615AE8	215,000.00	214,958.98	173,399.65
AMERN EXPRESS CR CORP MEDIUM TERM NTS TRANCHE # TR 00071 7.3 DUE 08-20-2013 CUSIP: 0258M0CY3	190,000.00	189,686.50	194,482.48
AMGEN INC SR NT 5.85% DUE 06-01-2017 REG CUSIP: 031162AV2	150,000.00	149,535.60	154,911.45

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
ARCHER DANIELS MIDLAND CO NT 5.45% DUE 03-15-2018 BEO CUSIP: 039483AY8	115,000.00	114,997.70	113,196.57
ARDEN RLTY LTD PARTNERSHIP NT 5.25% DUE 03-01-2015/03-01-2009 BEO CUSIP: 03979GAL9	100,000.00	99,692.00	82,628.50
AT&T CORP FLOATING RATE NT DUE 11-15-2011/11-14-2011 BEO CUSIP: 001957BC2	255,000.00	272,105.40	264,936.33
AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2031 BEO CUSIP: 001957BD0	125,000.00	146,400.60	157,016.88
AT&T INC GLOBAL NT DTD 05/13/2008 5.6% DUE 05-15-2018 REG CUSIP: 00206RAM4	485,000.00	484,459.60	493,799.84
AT&T INC GLOBAL NT 6.3% DUE 01-15-2038 BEO CUSIP: 00206RAG7	520,000.00	504,951.05	549,697.20
AT&T INC GLOBAL NT 6.7% DUE 11-15-2013 BEO CUSIP: 00206RAP7	75,000.00	74,871.75	79,449.15
AT&T WIRELESS SVCS INC SR NT 7.875% DUE 03-01-2011/02-28-2011 BEO CUSIP: 00209AAE6	340,000.00	390,629.40	351,982.62
AT&T WIRLESS SERVICES GROUP SR NT 8.75% DUE 03-01-2031 BEO CUSIP: 00209AAF3	105,000.00	127,970.85	131,259.03
BANK AMER CORP BANK AMER 5.75% DUE 12-01-2017 BEO CUSIP: 060505DP6	1,050,000.00	1,006,774.70	1,048,363.06
BANK AMER CORP NT FLT RT DUE 08-02-2010 BEO CUSIP: 060505BT0	900,000.00	901,958.40	859,708.80
BANK AMER CORP 4.25% DUE 10-01-2010 BEO CUSIP: 060505BP8	2,500,000.00	2,461,375.00	2,484,810.00
BANK AMER FDG CORP MED TERM NTS SER L 5.65% DUE 05-01-2018 BEO CUSIP: 06051GDX4	310,000.00	275,060.50	311,839.54
BANK ONE CORP BANK ONE CORP 5.25% DUE 01-30-2013 BEO CUSIP: 06423AAS2	140,000.00	138,979.40	136,544.80
BANKAMERICA CORP 7.125 DUE 10-15-2011 REG CUSIP: 066050CM5	85,000.00	98,001.60	85,798.58
BAXTER INTL INC C CRP BAX 5.375% DUE 06-01-2018 BEO CUSIP: 071813AY5	50,000.00	49,853.50	52,268.20
BAYVIEW COML AST FLTG RT .88188% DUE 04-25-2034 CUSIP: 07324SAL6	69,060.43	69,261.76	50,188.63
BEAR STEARNS COS INC BEAR STEARNS CO 6.410 2 17 6.4% DUE 10-02-2017 CUSIP: 073902PR3	435,000.00	427,994.85	452,042.43

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
BEAR STEARNS COS INC SR GLOBAL NT 7.25% DUE 02-01-2018 BEO CUSIP: 073902RU4	135,000.00	134,630.10	147,940.56
BELLSOUTH CORP BD 4.2 DUE 09-15-2009/09-13-2004 BEO CUSIP: 079860AF9	1,000,000.00	961,960.00	1,003,923.00
BERKSHIRE HATHAWAY FIN CORP SR NT 5.4% DUE 05-15-2018 REG CUSIP: 084664BE0	210,000.00	209,693.40	215,870.13
BK NEW YORK INC 5.125% DUE 08-27-2013 CUSIP: 06406HBK4	190,000.00	187,167.10	194,148.84
BK NY INC MEDIUM TERM SR NTS BOO TRANCHE# TR 00033 4.5 DUE 04-01-2013 CUSIP: 06406HBJ7	150,000.00	147,403.50	149,148.75
BLACKROCK INC NT 6.25 DUE 09-15-2017 REG CUSIP: 09247XAC5	275,000.00	277,463.60	257,180.83
BOEING CAP CORP NT 7.375 DUE 09-27-2010/09-26-2010 BEO CUSIP: 097014AC8	385,000.00	440,368.60	401,875.71
BRASCAN CORP NT 7.125 DUE 06-15-2012 BEO CUSIP: 10549PAE1	155,000.00	173,085.60	157,712.04
BRISTOL MYERS SQUIBB CO 5.45% DUE 05-01-2018 BEO CUSIP: 110122AR9	290,000.00	289,383.70	300,260.78
BSCMS 2007-T28 A4 214748309/11/42 CUSIP: 073945AE7	940,000.00	945,101.76	734,261.26
BSTN PPTYS LTD PARTNERSHIP NT 5 DUE 06-01-2015/05-31-2015 BEO CUSIP: 10112RAE4	20,000.00	19,369.40	12,594.10
BSTN PPTYS LTD PARTNERSHIP SR NT 5.625 DUE 04-15-2015/04-14-2015 BEO CUSIP: 10112RAF1	90,000.00	89,908.20	59,937.39
BSTN PPTYS LTD PARTNERSHIP SR NT 6.25 DUE 01-15-2013/01-14-2013 BEO CUSIP: 10112RAB0	220,000.00	219,230.00	163,318.54
CAP 1 AUTO FIN TR 5.33% DUE 11-15-2010 CUSIP: 14041GCU8	26,568.55	26,478.26	26,477.05
CARAT 2006 2 AST BKD CTF CL A-3A FLTG RATE 4.98 DUE 05-15-11 REG CUSIP: 13973AAD5	513,806.36	513,760.57	504,888.74
CARAT 2006 2 AST BKD CTF CL B FLTG RATE 5.07 DUE 2-15-11 REG CUSIP: 13973AAF0	340,000.00	339,951.55	287,966.40
CAROLINA PWR & LT CO 1ST MTG BD 5.125 DUE 09-15-2013/09-14-2013 REG CUSIP: 144141CT3	180,000.00	178,070.40	180,566.46
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00817 4.9 DUE 08-15-2013 CUSIP: 14912L4A6	50,000.00	49,938.50	46,861.50

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
CHARTER ONE BK N A NT 5.5% DUE 04-26-2011 REG CUSIP: 16132NAW6	275,000.00	274,881.75	269,889.13
CHUBB CORP SR NT 5.75% DUE 05-15-2018 BEO CUSIP: 171232AR2	25,000.00	24,776.50	24,004.18
CITICORP RESDNTL MTG TR SER 2007-2 5.983DUE 06-25-2037 REG CUSIP: 17312HAA7	288,811.92	288,809.03	275,272.42
CITIGROUP INC CITl GROUP SR NOTES 5.1% DUE 09-29-2011 BEO CUSIP: 172967DU2	25,000.00	24,880.50	24,134.50
CITIGROUP INC CITIGROUP INC NOTE 6.125% DUE 11-21-2017 BEO CUSIP: 172967EM9	140,000.00	142,261.00	141,475.60
CITIGROUP INC CITIGROUP INC 5 875 DUE 05-29-2037 BEO CUSIP: 172967EC1	130,000.00	117,295.15	129,901.72
CITIGROUP INC GLOBAL NT FLTG RATE DUE 05-18-2010 REG CUSIP: 172967CX7	500,000.00	501,919.00	461,852.50
CITIGROUP INC GLOBAL SR NT 6.5% DUE 08-19-2013 BEO CUSIP: 172967EU1	615,000.00	614,637.15	620,587.89
CITIGROUP INC NTS 6.125% DUE 05-15-2018 BEO CUSIP: 172967ES6	1,515,000.00	1,412,540.25	1,531,849.83
CITIGROUP INC VAR DUE 05-18-2011 REG CUSIP: 172967DL2	600,000.00	600,854.40	532,747.80
CITIGROUP INC 5.85 DUE 07-02-2013 BEO CUSIP: 172967DP3	520,000.00	527,087.60	501,831.20
CITIGROUP INC 6 DUE 10-31-2033 BEO CUSIP: 172967CC3	90,000.00	69,329.70	79,176.78
CITY NATL CORP SR NT 5.125% DUE 02-15-2013 BEO CUSIP: 178566AB1	200,000.00	208,902.00	171,295.60
CMO BANC AMER COML MTG INC 2002-2 COML MTG CL A-3 5.118 07-11-2043 BEO CUSIP: 05947UHM3	500,000.00	489,414.06	463,908.00
CMO BANC AMER MTG TR 2007 4 MTG PASS THRU CTF CL A-4 DUE 02-10-2051 REG CUSIP: 059513AE1	325,000.00	236,069.34	234,174.85
CMO BAYVIEW COML ASSET TR 2003-2 ASSET BKD CTF CL A 144A DUE 12-25-2033 BEO CUSIP: 07324SAF9	65,050.72	65,425.59	53,979.80
CMO BAYVIEW COML MTG PASS-THROUGH TR 2006-SP1 CL 144A A-1 DUE 04-25-2036 BEO CUSIP: 07324MAB1	34,024.64	34,024.64	28,202.68
CMO BEAR STEARNS COML MTG SECS II INC 2006 PW11 A4 5.622957 DUE 03-11-2039 BEO CUSIP: 07387MAE9	750,000.00	753,797.25	640,004.25

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
CMO BEAR STEARNS COML MTG SECS TR 2006-PWR13 CL-A4 DUE 09-11-2041 REG CUSIP: 07388LAE0	2,000,000.00	2,039,843.75	1,568,852.00
CMO BEAR STEARNS COML MTG SECS TR 6-PWR12 CL A-4 5.71147 DUE 09-11-38 REG CUSIP: 07387JAE6	1,500,000.00	1,548,339.84	1,220,238.00
CMO CD 2005-CD1 COMMERICAL MTG TR SER 2005-C1 CL A2FX DUE 07-15-2044 REG CUSIP: 12513EAD6	350,000.00	351,859.20	319,338.95
CMO CHASEFLEX TR SER 2006-2 CL A-1-A 5.59% DUE 09-25-2036 REG CUSIP: 16165MAA6	38,779.77	38,778.22	37,272.67
CMO CITICORP RESIDENTIAL MTG TR SER 2006-2 CL A-2 VAR RT DUE 09-25-2036 REG CUSIP: 17310EAB4	600,000.00	599,982.00	573,820.80
CMO CITIGROUP MTG LN TR 2005-WF2 MTG PASSTHRU CTF CL AF-7 DUE 08-25-2035 REG CUSIP: 17307GVN5	468,527.40	468,513.35	297,583.30
CMO COML MTG TR 2007-GG9 MTG PASSTHRU CTF CL A-4 5.444 DUE 03-10-2039 REG CUSIP: 20173QAE1	509,999.99	442,483.01	388,177.31
CMO CR SUISSE COML MTG TR SER 2006-C5 SER 2005-4 CLASS-20 DUE 12-15-2039 REG CUSIP: 22545LAG4	270,000.00	245,193.75	128,041.02
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2005-C4 CL A2 DUE 08-15-2038 BEO CUSIP: 225458N20	575,000.00	570,687.50	528,410.63
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORP 2005-C2 CL A-AB 4.681 DUE 04-15-2037 REG CUSIP: 225458RS9	395,000.00	388,612.11	324,715.28
CMO CSFB MTG SECS CORP MSC SER 01-CKN5 CL A4 5.435 DUE 7-15-2011 BEO CUSIP: 22540VGE6	432,733.63	433,532.78	400,324.91
CMO CWMBS INC 2005-31 CHL CL 2-A-1 DUE 01-25-2036 REG CUSIP: 126694UL0	649,182.68	644,212.40	465,756.76
CMO GS MTG SECS CORP II SER 2006-GG6 CL A4 FLT RT DUE 04-10-2038 REG CUSIP: 36228CWX7	580,000.00	582,841.98	469,754.76
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG CUSIP: 36246LAE1	725,000.00	524,803.71	526,101.33
CMO INDYMAC MBS INC 2003-A1 MTG PASSTHRUCTF CL A-2 DUE 03-25-2033 REG CUSIP: 45660NMK8	381,803.08	346,724.92	327,775.27
CMO J P MORGAN CHASE COML MTG SECS CORP 2005-LDP5 CL A-2B 5.198 12-15-2044REG CUSIP: 46625YXM0	370,000.00	371,848.15	331,383.84
CMO J P MORGAN CHASE COML MTG SECS TR 2006-L CL A-1 5.241 DUE 05-15-2045 REG CUSIP: 46629MAA3	94,040.49	93,257.21	89,950.29
CMO J P MORGAN CHASE COML MTG SECS TR 2006-LDP7 CL A-SB DUE 04-15-2045 REG CUSIP: 46628FAH4	220,000.00	219,783.67	175,486.74

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
CMO J P MORGAN CHASE COML MTG SECS TR 2006-LDP9 CL A-2 DUE 05-15-2047 BEO CUSIP: 46629PAB4	570,000.00	561,294.14	387,034.56
CMO LB-UBS COML MTG TR 2001-C3 CL A-2 6.365 EXP 6-15-11 FINAL 12-15-28 BEO CUSIP: 52108HFL3	250,000.00	258,554.69	243,235.50
CMO LB-UBS COML MTG TR 2006-C3 CL A-4 DUE 03-15-2039 REG CUSIP: 52108MFS7	450,000.00	452,221.34	366,535.80
CMO LB-UBS COML MTG TR 2006-C6 CL A4 FLTRT DUE 09-15-2039 BEO CUSIP: 50179MAE1	800,000.00	805,093.75	627,604.80
CMO MERRILL LYNCH MTG TR SER 2005-CKI1 CL A2 5.393859% DUE 11-12-2037 BEO CUSIP: 59022HLB6	175,000.00	175,957.92	158,088.35
CMO MORGAN STANLEY CAP I INC 2004-TOP15 MTG CL A-4 5.18 DUE 06-25-2041 REG CUSIP: 61745ML43	510,000.00	496,751.95	435,780.72
CMO MORGAN STANLEY CAP I TR 2006-HQ9 CL A-3 5.712 DUE 07-20-2044 REG CUSIP: 61750CAD9	370,000.00	372,014.65	266,678.24
CMO MORGAN STANLEY CAP I TR 2006-IQ-11 2006-IQ11 CL-A3 VAR DUE 10-15-2042 REG CUSIP: 617453AS4	690,000.00	695,867.98	516,510.54
CMO MORGAN STANLEY CAP I TR 2006-TOP23 5.98299980164% DUE 08-12-2041 BEO CUSIP: 61749MAW9	655,000.00	656,155.42	334,479.03
CMO MORGAN STANLEY CAP I 2006-TOP2 PASSTHRU A-2 0 DUE 01-12-2011 REG CUSIP: 617451CN7	365,000.00	367,000.20	319,439.24
CMO MSDW CAP I TR SER 2001-PPM CL A2 6.4 DUE 02-15-2031 BEO CUSIP: 61746WES5	56,337.95	57,458.11	55,516.94
CMO NOMURA ASSET ACCEP CORP SER 2005-WF1CL ll-A-5 DUE 03-25-2035 REG CUSIP: 65535VKX5	241,643.89	241,638.80	179,546.48
CMO TIAA SEASONED COML MTG TR 2007-C4 MTG PTHRU CTF CL A-3 DUE 8-15-39 REG CUSIP: 87246AAC2	195,000.00	195,808.47	167,938.88
CMO WACHOVIA BK COML MTG TR COML MTG PASS-TH CL A-2 FLT RT DUE 11-11-2048 BEO CUSIP: 92978PAB5	530,000.00	530,952.34	433,655.01
CMO WACHOVIA BK COML MTG TR 2005-C19 CL A-5 4.661% DUE 05-15-2044 REG CUSIP: 929766X24	200,000.00	192,500.00	174,984.20
CMO WACHOVIA BK PASS-TH MTG PASSTHRU CTFCL A-4 5.315 DUE 11-15-2048 CUSIP: 92978PAE9	295,000.00	283,683.98	221,070.35
CMO WAMU MTG PASS-THRU CTFS 2005-AR4 CL A-4B 4.684 DUE 04-25-2035 REG CUSIP: 92922FG69	550,000.00	548,710.94	512,565.35
CMO 2004-AR7 CL A-6 DUE 07-25-2034 REG CUSIP: 92922FTB4	625,000.00	623,315.43	612,567.50

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
CMO 2004-AR9 CL A-7 VAR DUE 08-25-2034 REG CUSIP: 92922FWL8	335,000.00	330,359.98	321,953.43
COMPASS BK BIRMINGHAM ALA COMPASS BANK 5.5% DUE 04-01-2020 BEO CUSIP: 20449EBT2	410,000.00	401,517.10	251,838.81
CONOCOPHILLIPS GTD NT 5.2% DUE 05-15-2018/05-08-2008 BEO CUSIP: 20825CAN4	160,000.00	160,302.15	155,716.00
CONS EDISON CO N Y INC BD 5.3 DUE 12-01-2016 BEO CUSIP: 209111EP4	475,000.00	473,651.00	464,492.53
CONS NAT GAS CO SR NT SER C 6.25 DUE 11-01-2011 BEO CUSIP: 209615BX0	80,000.00	82,023.46	80,406.40
CONSOLIDATED NAT GAS CO SR NT 5% DUE 12-01-2014/11-18-2004 BEO CUSIP: 209615CA9	100,000.00	92,993.20	91,816.60
COOPER U S INC SR NT 5.25% DUE 11-15-2012/04-19-2006 REG CUSIP: 216871AB9	160,000.00	160,155.40	161,618.72
COUNTRYWIDE FINL CORP MEDIUM TERM NTS BOTRANCHE # TR 00159 5.8 DUE 06-07-2012 CUSIP: 22238HGQ7	220,000.00	219,575.40	214,423.66
CR SUISSE N Y BRH FORMERLY CR S SUB 6 DUE 02-15-2018 BEO CUSIP: 22541HCC4	135,000.00	134,763.01	123,973.88
CREDIT SUISSE FIRST BOSTON USA INC NT DTD 01/09/2002 6.5% DUE 01-15-2012 BEO CUSIP: 22541LAC7	545,000.00	561,246.45	557,433.09
CREDIT SUISSE FIRST BOSTON USA INC NT 5.125% DUE 08-15-2015 BEO CUSIP: 22541LBK8	55,000.00	49,892.15	49,953.92
CREDIT SUISSE USA INC NT 5.5% DUE 08-16-2011 BEO CUSIP: 225434CH0	645,000.00	642,555.45	641,232.56
DAIMLERCHRYSLER NORTH AMER HLDG CORP NT 8.5% DUE 01-18-2031 BEO CUSIP: 233835AQ0	100,000.00	118,511.00	73,122.20
DDEERE JOHN CAP CORP MED TERM NTS-BOOK TRANCHE # TR 00356 5.75 10 SEP 2018 CUSIP: 24422EQV4	120,000.00	119,576.40	116,795.16
DELL INC NT 5.65% DUE 04-15-2018 REG CUSIP: 24702RAE1	85,000.00	84,418.60	76,079.76
DET EDISON CO 6.125 DUE 10-01-2010 BEO CUSIP: 250847DS6	115,000.00	120,730.75	115,664.13
DETROIT EDISON CO DETROIT EDISON CO SRNT6.6250000 6.625% DUE 06-01-2036 BEO CUSIP: 250847EB2	40,000.00	40,018.27	39,936.40
DIAGEO CAP PLC DIAGEO PLC 7.375% DUE 01-15-2014 BEO CUSIP: 25243YAN9	290,000.00	292,769.05	308,922.79

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
DOMINION RES INC DEL SR NT SER D 5.125% DUE 12-15-2009/12-14-2009 BEO CUSIP: 257469AH9	800,000.00	823,239.80	798,239.20
DOMINION RES INC VA NEW SR NT 6.4% DUE 06-15-2018 BEO CUSIP: 25746UBE8	170,000.00	170,637.60	166,464.51
DU PONT E I DE NEMOURS & CO DUPONT EI NEMOUR 6% DUE 07-15-2018 BEO CUSIP: 263534BT5	500,000.00	500,356.20	525,142.51
DUKE ENERGY CAROLINAS LLC 1ST & REF MTG BD SER B 5.1% DUE 04-15-2018 BEO CUSIP: 26442CAD6	155,000.00	154,517.95	156,700.66
EATON CORP NT 4.9% DUE 05-15-2013 REG CUSIP: 278058DF6	370,000.00	370,252.95	353,883.17
EMERSON ELEC CO C CRP EMR 5.25% DUE 10-15-2018 BEO CUSIP: 291011AX2	165,000.00	164,571.00	168,529.85
ENTERGY ARK INC 1ST MTG BD 5.4% DUE 08-01-2013 BEO CUSIP: 29364DAN0	265,000.00	264,981.45	245,737.42
FORD CR AUTO OWNER 4.71999979019% DUE 02-15-2011 CUSIP: 34527RLK7	145,000.00	142,960.94	138,178.19
FORD CR AUTO OWNER 5.30000019073% DUE 06-15-2012 CUSIP: 34528CAG0	680,000.00	679,951.38	569,031.48
FPL GROUP CAP INC NT 5.625% DUE 09-01-2011/08-18-2006 BEO CUSIP: 302570AV8	560,000.00	559,524.00	567,901.60
GA PWR CO 6 DUE 11-01-2013 CUSIP: 373334JM4	625,000.00	644,655.00	656,961.25
GEN ELEC CAP CORP MED TERM NTS BO TRANCHE # TR 00811 5.625 DUE 05-01-2018 CUSIP: 36962G3U6	750,000.00	717,317.85	755,436.76
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00710 DUE 10-21-2010 REG CUSIP: 36962GS70	1,330,000.00	1,331,822.10	1,234,756.04
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.25% DUE 12-01-2010 CUSIP: 36962GE75	80,000.00	79,597.60	80,304.72
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY 5.875% DUE 01-14-2038 BEO CUSIP: 36962G3P7	310,000.00	300,445.80	303,446.60
GENERAL ELEC CO 5.25% DUE 12-06-2017 BEO CUSIP: 369604BC6	575,000.00	577,478.25	573,244.53
GENWORTH GLOBAL FDG TRS SECD MEDIUM TERMTRANCHE # TR 00013 5.2 DUE 10-08-10 CUSIP: 37247XAN2	145,000.00	144,901.40	114,502.88
GOLDMAN SACHS GROUP INC BD 6.15% DUE 04-01-2018 BEO CUSIP: 38141GFM1	285,000.00	284,738.10	273,873.89

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
GOLDMAN SACHS GROUP INC FOR FUTURE EQUITGOLDMAN SACHS GP 5.625 DUE 011517 CUSIP: 38141GEU4	100,000.00	94,895.00	85,907.70
GOLDMAN SACHS GROUP INC GSINC 6.75 10 0137 6.75 DUE 10-01-2037 BEO CUSIP: 38141GFD1	585,000.00	496,233.35	474,942.78
GOLDMAN SACHS GROUP INC NT 4.75 DUE 07-15-2013 BEO CUSIP: 38141GDK7	190,000.00	183,585.35	170,743.88
GOLDMAN SACHS GROUP INC 6.25 DUE 09-01-2017 BEO CUSIP: 38144LAB6	365,000.00	365,664.95	353,917.14
GS MTG SECS CORP 2006-7 MTG PASSTHRU CTFCL AV-1 03-25-2046 REG CUSIP: 362334NA8	74,988.42	74,988.42	69,599.15
GULF PWR CO SR NT SER M 5.3 DUE 12-01-2016 REG CUSIP: 402479BX6	565,000.00	564,875.70	552,501.64
HEWLETT PACKARD CO GLOBAL NT 5.5% DUE 03-01-2018 BEO CUSIP: 428236AS2	65,000.00	64,210.90	65,599.69
HEWLETT-PACKARD CO GLOBAL NT 6.125 DUE 03-01-2014/12-05-2008 BEO CUSIP: 428236AT0	165,000.00	164,275.65	175,395.33
HONEYWELL INTL INC 5.3% DUE 03-01-2018 BEO CUSIP: 438516AX4	115,000.00	114,905.90	117,331.86
HOUSEHOLD FIN CORP NT 8% DUE 07-15-2010 BEO CUSIP: 441812GM0	80,000.00	95,191.20	81,330.48
HOUSEHOLD FIN CORP SR NT DTD 02/05/1999 5.875% DUE 02-01-2009 BEO CUSIP: 441812GE8	115,000.00	123,843.85	114,974.93
HOUSEHOLD HOME EQUITY LN TR 2004-1 CL A FLTG RATE 09-20-2033 REG CUSIP: 441917AZ4	1,706,269.38	1,708,935.41	1,274,455.26
HSBC FIN CORP HSBC FIN CORP 5.5 1 19 16 5.5% DUE 01-19-2016/01-19-2006 BEO CUSIP: 40429CFN7	160,000.00	151,739.20	151,952.16
HSBC FIN CORP MT 5.25% DUE 01-14-2011 BEO CUSIP: 40429CCX8	500,000.00	499,120.00	484,758.00
HSBC FIN CORP NT 6.75% DUE 05-15-2011 REG CUSIP: 40429CAA0	110,000.00	122,096.20	109,523.37
HSEHD FIN CORP NT 6.375 DUE 10-15-2011 BEO CUSIP: 441812JW5	185,000.00	193,943.55	182,012.44
HYUNDAI AUTO RECEIVABLES TR 2006-B SER 2006-B CL C 5.25 05-15-2013 REG CUSIP: 44920DAF3	510,000.00	509,966.39	462,654.15
HYUNDAI AUTO 3.46% DUE 08-15-2011 CUSIP: 449182BD5	25,026.31	25,024.27	24,975.76

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
HYUNDAI AUTO 5.03999996185% DUE 01-17-2012 CUSIP: 44920NAD6	155,000.00	154,992.53	152,356.79
INTERNATIONAL BUSINESS MACHS CORP 7.625%DUE 10-15-2018 BEO CUSIP: 459200GM7	105,000.00	124,243.35	125,915.48
INTL BUSINESS MACHS CORP BD 5.7 DUE 09-14-2017 BEO CUSIP: 459200GJ4	535,000.00	540,756.60	571,976.53
J P MORGAN CHASE & CO NT 6.75 DUE 02-01-2011 BEO CUSIP: 46625HAJ9	595,000.00	626,921.75	609,977.94
J P MORGAN MTG ACQUISITION CORP SER 2005-FRE1 CL A2F2 10-25-2035 BEO CUSIP: 46626LBW9	68,039.15	67,183.73	67,060.75
J P MORGAN MTG ACQUISITION TR 2007-HE1 CL AF-1 FLTG RATE 04-01-2037 REG CUSIP: 46630KAA4	357,355.00	357,355.00	281,769.77
JACKSON NATL LIFE GLOBAL FDG SECD MED TRANCHE # SR 00386 5.375 5-08-2013 CUSIP: 46849LSB8	195,000.00	195,281.30	176,224.82
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT DUE 09-01-2015 REG CUSIP: 46625HCY4	1,000,000.00	1,000,000.00	1,004,790.00
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT 4.75 DUE 05-01-2013 BEO CUSIP: 46625HHB9	480,000.00	478,478.40	473,649.12
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT 5.125 DUE 09-15-2014 REG CUSIP: 46625HBV1	500,000.00	498,760.00	484,539.00
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT 6.4 DUE 05-15-2038 BEO CUSIP: 46625HHF0	310,000.00	304,330.10	366,717.60
JPMORGAN CHASE & CO FORMERLY J P MORGAN 6 DUE 01-15-2018 BEO CUSIP: 46625HGY0	335,000.00	307,128.00	353,600.54
KIMBERLY CLARK CORP NT VAR RT DUE 07-30-2010 CUSIP: 494368BA0	1,150,000.00	1,150,000.00	1,118,322.10
KIMBERLY-CLARK SR NT 7.5 DUE 11-01-2018 BEO CUSIP: 494368BD4	100,000.00	99,634.00	117,755.90
LANDESKREDITBANK BADEN- WURTTEMBERG FORDERBANK NOTE 4.875 DUE 01-13-2012 BEO CUSIP: 514890AG7	305,000.00	303,536.00	326,426.25
LINCOLN NATL CORP IND FLTG RT SR NT DUE 03-12-2010 BEO CUSIP: 534187AT6	265,000.00	265,000.00	232,740.76
LOWES COS INC 5.6% DUE 09-15-2012 BEO CUSIP: 548661CM7	65,000.00	64,890.15	65,977.60
M & T BK CORP BD 5.375 DUE 05-24-2012 BEO CUSIP: 55261FAA2	285,000.00	284,900.25	261,924.12

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTSTRANCHE # TR 00016 3.8 4-15-09 BEO CUSIP: 57629WAR1	175,000.00	174,767.25	175,038.15
MBNA CORP SR MEDIUM TERM NTS BEO TRANCHE# SR 00056 6.125 DUE 03-01-2013 CUSIP: 55263ECH6	480,000.00	517,348.80	463,394.88
MERRILL LYNCH & CO INC BD 6 11 DUE 01-29-2037 BEO CUSIP: 59022CAJ2	720,000.00	508,500.00	647,226.00
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00667 5.45 DUE 02-05-2013 CUSIP: 59018YM40	245,000.00	246,308.30	235,505.27
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00677 6.875 DUE 04-25-2018 CUSIP: 59018YN64	1,275,000.00	1,253,227.55	1,333,683.15
MERRILL LYNCH & CO 6.05% DUE 05-16-2016 CUSIP: 5901884M7	285,000.00	282,055.95	266,609.52
METLIFE INC METLIFE INC 6.125% DUE 12-01-2011 BEO CUSIP: 59156RAC2	180,000.00	193,662.00	177,541.92
METLIFE INC NT 5% DUE 06-15-2015/06-23-2005 BEO CUSIP: 59156RAN8	545,000.00	543,523.05	510,496.60
METLIFE INC SR DEB SECS SER A 6.817% DUE08-15-2018 REG CUSIP: 59156RAR9	120,000.00	120,461.80	114,288.24
MORGAN STANLEY DEAN WITTER CAP I TR 2001PPM COML MTG PASSTHRU 6.54 10-15-11 CUSIP: 61746WET3	32,214.20	36,200.72	31,801.05
MORGAN STANLEY FOR EQTY ISSUES SEE 617 MORGAN STANLEY 5.75 DUE 10-18-2016 BEO CUSIP: 61746BDB9	310,000.00	301,509.10	260,484.63
MORGAN STANLEY FORMERLY MORGAN STANLEY MORGAN STANLEY 5.95 DUE 12-28-2017 CUSIP: 61744YAD0	500,000.00	485,640.00	414,990.50
MORGAN STANLEY GLOBAL MEDIUM TERM NT SERF 6.625% DUE 04-01-2018/04-01-2008 CUSIP: 6174466Q7	435,000.00	445,222.50	381,621.15
NYSE EURONEXT NT 4.8% DUE 06-28-2013 REG CUSIP: 629491AA9	355,000.00	353,802.35	344,333.67
OPTION ONE MTG ACCEP CORP 2003-3 ASSET BKD CTF CL A-2 06-25-2033 BEO CUSIP: 68400XBJ8	264,627.82	264,565.80	165,600.12
OPTION ONE MTG LN TR 2003-4 ASSET BACKEDCTF CL A-2 VAR RATE 07-25-2033 REG CUSIP: 68389FDT8	389,216.55	389,702.70	272,296.68
ORACLE CORP NT 6.5% DUE 04-15-2038 BEO CUSIP: 68389XAE5	175,000.00	174,699.00	192,667.83
PACIFICORP 6.9 DUE 11-15-2011/11-14-2011 BEO CUSIP: 695114BU1	790,000.00	840,741.70	829,517.38

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
PARKER-HANNIFIN CORP MEDIUM TERM NTS BOOTRANCHE # TR 00008 5.5 DUE 05-15-2018 CUSIP: 70109HAH8	80,000.00	80,647.20	77,341.68
PECO ENERGY CO 1ST & REF MTG BD 5.35% DUE 03-01-2018/03-02-2008 BEO CUSIP: 693304AL1	95,000.00	95,480.90	90,691.28
PHILIP MORRIS INTL INC NT 5.65% DUE 05-16-2018 REG CUSIP: 718172AA7	560,000.00	558,521.60	555,146.48
PHILIP MORRIS INTL INC 4.875% DUE 05-16-2013 BEO CUSIP: 718172AB5	110,000.00	109,696.40	110,314.82
PNC FDG CORP SR NT FLT RT VAR RT DUE 06-12-2009 CUSIP: 693476BC6	1,100,000.00	1,100,000.00	1,061,715.60
POPULAR ABS INC SER 2005-5 CL AF-6 FLT RT 11-25-2035 REG CUSIP: 73316PGK0	223,659.74	223,652.14	179,002.49
PPL ELEC UTILS CORP 6.45 DUE 08-15-2037 BEO CUSIP: 69351UAH6	70,000.00	69,981.10	67,890.62
PRAXAIR INC PRAXAIR INC 5.25% DUE 11-15-2014/11-13-2007 BEO CUSIP: 74005PAQ7	285,000.00	284,338.80	291,045.14
PROCTER & GAMBLE CO DEB 8% DUE 09-01-2024 BEO CUSIP: 742718BG3	225,000.00	264,407.79	295,334.33
PRUDENTIAL FINL INC MEDIUM TERM NTS BOOKENTRY NT 4.5 DUE 07-15-2013 REG CUSIP: 74432QAB1	15,000.00	14,027.55	11,501.04
PRUDENTIAL FINL INC MTN BOOK TRANCHE # TR 00023 6.1 DUE 06-15-2017 CUSIP: 74432QAY1	315,000.00	325,089.45	258,305.36
PUB SVC CO OF CO PUB SVC CO COLORATION UNSOLICITED 6.5 DUE 08-01-2038 BEO CUSIP: 744448CA7	90,000.00	92,756.90	100,410.39
PUB SVC ELEC & GAS CO 1ST & REF MTG BDS SER B FLTG RATE DUE 03-12-2010 BEO CUSIP: 744567FQ6	500,000.00	500,000.00	494,292.00
PUB SVC ELEC GAS CO SECD MEDIUM TERM NTSBOOK ENTRY TR#00010 5 DUE 01-01-2013 CUSIP: 74456QAK2	120,000.00	120,000.00	117,053.52
PVTPL AIG SUNAMERICA GLOBAL FING VI SR NT 144A 6.3 DUE 05-10-2011 BEO CUSIP: 00138QAA5	400,000.00	399,412.00	343,948.00
PVTPL BTM CURACAO HLDGS N V MEDIUM TERM SR SUB VAR RT 4.76 DUE 07-21-2015 BEO CUSIP: 0557X2AA6	860,000.00	832,454.20	834,737.50
PVTPL CARGILL INC MED TRM NTS BOOK ENTRY1 TRANCHE # TR 00079 5.2 1-22-2013 REG CUSIP: 141784DG0	195,000.00	198,305.25	178,638.53
PVTPL CMO CSMS COML MTG TR 2006-HC1 144AVAR RT DUE 05-15-2008 BEO CUSIP: 22943NAA1	246,038.63	246,038.63	196,979.51

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
PVTPL CMO IMPAC SECD ASSETS CORP 2006-1 MTG PTHRU CTF CL 2-A-1 VAR 1-25-36 REG CUSIP: 45254TTN4	136,634.90	136,634.90	96,994.79
PVTPL CMO WA MUT AST SECS CORP2003-C1 144A CL A 3.83 DUE 01-25-2035 BEO CUSIP: 93934DAB3	312,012.50	302,176.81	295,843.70
PVTPL FMR CORP NT 144A 7.49% DUE 06-15-2019/06-14-2019 BEO CUSIP: 302508AM8	140,000.00	163,023.00	135,365.58
PVTPL GTD NT 144A 5.8% DUE 04-30-2018 BEO CUSIP: 268789AA2	240,000.00	238,987.20	224,393.28
PVTPL GTD SR NT 144A 7.125% DUE 04-15-2018 BEO CUSIP: 92928QAA6	305,000.00	308,791.05	216,364.26
PVTPL HUTCHISON WHAMPOA INTL 03/13 LTD GTD NT 144A 6.5% DUE 02-13-2013 BEO CUSIP: 44841RAA9	765,000.00	802,507.95	750,242.39
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 144A 5.25 DUE 07-31-2018 BEO CUSIP: 57629WAK6	600,000.00	585,618.00	554,169.00
PVTPL PACIFIC LIFE GLOBAL FDG NT 144A 5.15 DUE 04-15-2013 BEO CUSIP: 6944P0AH8	460,000.00	460,823.20	432,196.68
PVTPL RABOBANK CAP FDG TR II BD 144A 5.26% DUE 12-29-2049/12-31-2013 BEO CUSIP: 749768AA5	1,350,000.00	1,297,880.90	714,190.50
PVTPL VERIZON WIRELESS CAP LLC / CELLCO PARTNE NT 144A 8.5 DUE 11-15-2018 BEO CUSIP: 92344SAG5	650,000.00	743,197.00	761,590.05
PVTPL XLLIAC GLOBAL FDG SR SECD MEDIUM TERM NT 144A 4.8 DUE 08-10-2010 REG CUSIP: 98374PAZ9	250,000.00	249,155.00	174,978.50
RAYTHEON CO NT DTD 11/15/2002 5.5 DUE 11-15-2012/11-14-2012 BEO CUSIP: 755111BL4	60,000.00	61,273.80	60,652.14
RESDNTL FDG MTG SECS II INC 2006-HI1 CL M-4 6.26 DUE 02-25-2036 REG CUSIP: 76110VUA4	250,000.00	249,993.00	56,326.25
RESIDENTIAL ASSET SEC CORP MTG PASS THRUCTF SER 2003-KS6 CL A-II 08-25-2033 REG CUSIP: 76110WSP2	65,308.96	64,955.20	54,531.87
RESIDENTIAL AST MTG PRODS INC 2003-RS9CLM-I-1 5.80000019073 DUE 10-25-2033 REG CUSIP: 760985A84	120,539.79	123,515.61	67,333.29
RESIDENTIAL FDG MTG SECS II INC 2005-HI3MTG PASSTHRU CTF CL A-2 10-25-2035 REG CUSIP: 76110VSB5	55,720.79	55,718.06	54,633.84
SBC COMMUNICATIONS INC NT 4.125% DUE 09-15-2009/11-03-2004 CUSIP: 78387GAN3	1,060,000.00	1,015,920.24	1,064,342.82
SBC COMMUNICATIONS INC NT 6.15% DUE 09-15-2034/09-14-2034 BEO CUSIP: 78387GAQ6	135,000.00	131,717.05	138,751.65

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
SIMON PPTY GROUP L P NT 5.75 DUE 05-01-2012/05-15-2006 REG CUSIP: 828807BS5	200,000.00	199,518.00	159,878.20
SOUTHERN CO CORPNOTE 5.3% DUE 01-15-2012/01-18-2007 CUSIP: 842587AB3	125,000.00	124,860.00	126,223.75
SOUTHN CAL EDISON CO 1ST & REF MTG BD SER 2004-F 4.65 DUE 04-01-2015 REG CUSIP: 842400EU3	130,000.00	129,555.40	129,643.41
SOVEREIGN BANCORP INC SR NT FLTG VAR RT DUE 03-23-2010 CUSIP: 845905AX6	280,000.00	280,000.00	248,621.52
SOVEREIGN BANCORP INC SR NT 4.8 DUE 09-01-2010 REG CUSIP: 845905AU2	600,000.00	588,781.10	538,193.40
TRAVELERS COS INC TRAVELERS COMPANIES INC 5.800 5.8% DUE 05-15-2018 BEO CUSIP: 89417EAE9	80,000.00	80,136.70	77,067.20
TRIAD AUTOMOBILE RECEIVABLES TR 2006 C NT CL A-3 5.26 DUE 11-14-2011 REG CUSIP: 89578PAC3	256,918.20	250,816.44	249,068.06
TS/SPGSIMON PPTY GROUPCALLABLE 12/02/11 100 5 DUE 03-01-12/12-02-11 CUSIP: 828807BX4	210,000.00	209,168.40	165,919.74
UBS AG STAMFORD BRH MEDIUM TERM SR DEP NTRANCHE # SR 00108 5.875 DUE 12-20-2017 CUSIP: 90261XEM0	155,000.00	136,194.15	142,389.98
UNITEDHEALTH GROUP INC NT 5.5% DUE 11-15-2012/11-19-2007 REG CUSIP: 91324PBA9	150,000.00	148,378.20	143,589.00
UNITEDHEALTH GROUP INC SR NT 6.875% DUE 02-15-2038 BEO CUSIP: 91324PBK7	155,000.00	152,636.25	135,719.55
VERIZON COMMUNICATIONS INC FRN SR NT VARRT DUE 04-03-2009 CUSIP: 92343VAH7	905,000.00	900,183.63	898,651.43
VERIZON COMMUNICATIONS INC NT 5.25% DUE 04-15-2013 BEO CUSIP: 92343VAN4	275,000.00	275,077.00	276,051.88
VERIZON COMMUNICATIONS INC NT 5.5% DUE 02-15-2018/02-12-2008 BEO CUSIP: 92343VAL8	260,000.00	257,210.80	250,079.96
VERIZON COMMUNICATIONS INC NT 6.1% DUE 04-15-2018 BEO CUSIP: 92343VAM6	425,000.00	425,507.30	423,466.18
VERIZON COMMUNICATIONS INC NT 6.9% DUE 04-15-2038 BEO CUSIP: 92343VAP9	120,000.00	118,468.80	135,030.48
VERIZON COMMUNICATIONS INC NT 8.95% DUE 03-01-2039 BEO CUSIP: 92343VAR5	170,000.00	165,721.10	219,587.30
VERIZON NEW ENG INC BD 6.5 DUE 09-15-2011 BEO CUSIP: 92344RAA0	125,000.00	138,413.18	124,084.63

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
VIRGINIA ELEC & PWR CO 5.1% DUE 11-30-2012/12-04-2007 BEO CUSIP: 927804FD1	280,000.00	279,904.80	273,734.16
VODAFONE GROUP PLC NEW BD 5.625% DUE 02-27-2017 BEO CUSIP: 92857WAP5	140,000.00	123,338.90	131,914.86
WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 00001 5 DUE 08-15-2015 CUSIP: 92976GAA9	550,000.00	526,509.50	479,184.75
WACHOVIA CAP TR III FIXED-FLTG RATE NORMAL WACHOVIA 5.8% DUE 03-15-2042 REG CUSIP: 92978AAA0	425,000.00	420,341.45	250,750.00
WACHOVIA CORP GLOBAL MEDIUM TERM SR NTS 5.5 DUE 05-01-2013 BEO CUSIP: 92976WBJ4	320,000.00	319,276.80	316,429.12
WACHOVIA CORP 4.875 DUE 02-15-2014 BEO CUSIP: 929903AE2	1,500,000.00	1,452,030.00	1,378,012.50
WAL-MART STORES INC NT 5.8 DUE 02-15-2018 REG CUSIP: 931142CJ0	200,000.00	211,680.00	221,310.00
WALGREEN CO NT 4.875% DUE 08-01-2013 BEO CUSIP: 931422AD1	80,000.00	80,108.00	82,388.88
WELLPOINT INC WELLPOINT INC 5.875 20170615 5.875 DUE 06-15-2017 BEO CUSIP: 94973VAM9	245,000.00	240,839.70	222,983.08
WELLS FARGO & CO NEW NT 4.625% DUE 08-09-2010 CUSIP: 949746MZ1	1,500,000.00	1,488,270.00	1,506,897.00
WELLS FARGO & CO NEW SUB GLOBAL NT 6.375% DUE 08-01-2011 BEO CUSIP: 949746CE9	235,000.00	268,966.90	239,869.44
WELLS FARGO & CO NEW WELLS FARGO CO 5.625% DUE 12-11-2017 BEO CUSIP: 949746NX5	415,000.00	398,276.40	432,959.96
WELLS FARGO & CO NEW 5.25% DUE 10-23-2012 BEO CUSIP: 949746NW7	85,000.00	84,274.10	86,575.48
WELLS FARGO BK NA SAN FRAN CAL SUB NT ACCD INVS 7.55 DUE 06-21-2010 BEO CUSIP: 949748AE7	590,000.00	626,621.30	613,918.60
WELLS FARGO CAP XIII FXD TO FLTG NORMAL PFD PUR SECS PPS 7.7% DUE 12-29-2049 BEO CUSIP: 94986EAA8	810,000.00	821,376.25	668,501.91
WESTERN FINL BK IRVINE CALIF SUB CAP DEB9.625% DUE 05-15-2012/05-15-2009 BEO CUSIP: 958202HU0	150,000.00	168,537.50	147,781.50
WFS FINL 2005-2 OWNER TR AUTO RECEIVABLEBKD NT CL B 0 11-17-12 REG CUSIP: 92927WAE6	525,000.00	524,975.38	516,436.73
Wl ELEC PWR CO NT 5.625 DUE 05-15-2033 BEO CUSIP: 976656BW7	185,000.00	184,463.50	171,988.58

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Preferred

United States — USD
WYETH NT 5.45% DUE 04-01-2017/03-31-2017REG CUSIP: 983024AM2	75,000.00	76,114.50	76,387.58
WYETH NT 5.5% DUE 02-15-2016/02-07-2006 REG CUSIP: 983024AJ9	30,000.00	30,529.50	30,548.52
WYETH NT 5.95 DUE 04-01-2037/03-27-2007 BEO CUSIP: 983024AN0	500,000.00	484,380.00	555,143.50
WYETH WYE 5.50 02/01/2014 5.5% DUE 02-01-2014/12-16-2003 BEO CUSIP: 983024AE0	145,000.00	148,045.00	147,289.26
7.875% DUE 12-15-2015 BEO CUSIP: 302570BC9	205,000.00	205,000.00	221,996.96
8.875% DUE 11-15-2038/11-06-2008 BEO CUSIP: 927804FG4	580,000.00	579,971.00	734,026.54

Total United States — USD		97,145,618.04	90,019,608.01

Total Corporate Debt Instruments — Preferred		107,044,369.50	98,473,862.51

Corporate Debt Instruments — Other

Belgium — USD
DELHAIZE GROUP SA SR NT 6.5 DUE 06-15-2017 REG CUSIP: 24668PAB3	250,000.00	264,562.00	226,998.50

Total Belgium — USD		264,562.00	226,998.50

Bermuda — USD
PVTPL CATLIN INS CO LTD PERP PFD SHS FLTG 144A 7.249 DUE 01-19-2017 BEO CUSIP: 149206AA2	115,000.00	116,539.02	23,364.55
WEATHERFORD INTL LTD GTD SR NT 6% DUE 03-15-2018/03-25-2008 REG CUSIP: 947075AD9	80,000.00	79,569.60	67,180.72
WEATHERFORD INTL LTD GTD SR NT 7% DUE 03-15-2038 REG CUSIP: 947075AE7	220,000.00	219,241.00	168,852.86

Total Bermuda — USD		415,349.62	259,398.13

Canada — USD
CDN PAC RY CO NEW NT 5.95 DUE 05-15-2037 BEO CUSIP: 13645RAF1	55,000.00	54,069.95	38,785.23

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

Canada — USD
ONTARIO PROV CDA BD DTD 09/05/2008 3.125% DUE 09-08-2010 REG CUSIP: 683234A32	750,000.00	748,537.50	757,687.50
PETRO-CDA SR NT 6.05% DUE 05-15-2018 BEO CUSIP: 71644EAH5	240,000.00	236,544.30	197,801.04
PETRO-CDA SR NT 6.8% DUE 05-15-2038 BEO CUSIP: 71644EAJ1	175,000.00	175,023.25	132,060.95
SUNCOR ENERGY INC NT 6.1% DUE 06-01-2018 BEO CUSIP: 86722TAA0	335,000.00	334,608.05	288,683.91

Total Canada — USD		1,548,783.05	1,415,018.63

Italy — USD
TELECOM ITALIA CAP GTD SR NT 4.95% DUE 09-30-2014/09-30-2006 REG CUSIP: 87927VAL2	280,000.00	236,222.20	213,150.00
TELECOM ITALIA CAP GTD SR NT 4% DUE 01-15-2010/07-15-2006 REG CUSIP: 87927VAK4	175,000.00	169,638.85	161,000.00
TELECOM ITALIA CAP GTD SR NT 6.999% DUE 06-04-2018 BEO CUSIP: 87927VAU2	165,000.00	165,047.00	133,856.25
TELECOM ITALIA CAP TELECOM ITALIA 4.875 10 01 10 4.875% DUE 10-01-2010 BEO CUSIP: 87927VAN8	480,000.00	479,510.40	434,400.00

Total Italy — USD		1,050,418.45	942,406.25

Japan — USD
PVTPL CHUO MITSUI TR & BKG COMPANT LTD SUB NT PERP 144A 5.506 04-15-2015 BEO CUSIP: 17133PAA6	285,000.00	275,667.25	196,118.48

Total Japan — USD		275,667.25	196,118.48

KOREA, REPUBLIC OF — USD
PVTPL LG ELECTRONICS INC NEW NT 144A 5% DUE 06-17-2010 BEO CUSIP: 50186QAA1	120,000.00	118,704.30	108,000.00

Total KOREA, REPUBLIC OF — USD		118,704.30	108,000.00

Luxembourg — USD
ARCELORMITTAL SA LUXEMBOURG NT 6.125% DUE 06-01-2018 REG CUSIP: 03938LAF1	115,000.00	114,506.65	78,747.17

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

Luxembourg — USD

Total Luxembourg — USD		114,506.65	78,747.17

Mexico — USD
GRUPO TELEVISA SA SR NT 6% DUE 05-15-2018 REG CUSIP: 40049JAX5	100,000.00	99,280.00	84,090.00
TELEFONOS DE MEXICO S A SR NT 4.75% DUE 01-27-2010/08-16-2005 REG CUSIP: 879403AP8	620,000.00	621,419.22	625,455.38

Total Mexico — USD		720,699.22	709,545.38

Netherlands — USD
DEUTSCHE TELEKOM INTL FIN B V GTD NT STEP UP 06-15-2010 CUSIP: 25156PAB9	600,000.00	654,322.00	618,044.40
DEUTSCHE TELEKOM INTL FIN B V GTD NT 8.75% DUE 06-15-2030 BEO CUSIP: 25156PAC7	90,000.00	104,247.70	110,982.78
PVTPL CABOT FIN B V NT 144A 5.25 DUE 09-01-2013/08-31-2013 BEO CUSIP: 12707PAA3	285,000.00	283,355.55	300,178.53
ROYAL KPN NV FORMERLY ROYAL PTT NEDERLAND NV TO 07/06/1998 8.375 10-1-30 CUSIP: 780641AH9	60,000.00	70,902.60	67,769.46
ROYAL KPN NV 8 DUE 10-01-2010 CUSIP: 780641AG1	70,000.00	74,551.40	70,644.21

Total Netherlands — USD		1,187,379.25	1,167,619.38

United Kingdom — USD
AMVESCAP PLC SR NT 5.375% DUE 12-15-2014REG CUSIP: 03235EAP5	155,000.00	152,459.55	131,266.87
PVTPL B A T INTL FIN PLC NT 144A 9.5% DUE 11-15-2018 BEO CUSIP: 05530QAB6	175,000.00	173,348.00	194,532.80
PVTPL BARCLAYS BK PLC 144A VAR RATE 8.55% DUE 09-29-2049 BEO CUSIP: 06738CAE9	1,500,000.00	1,675,305.00	736,374.00
PVTPL BRITISH SKY BROADCASTING GROUP PLCSR NT 6.1% DUE 02-15-2018/02-15-2008 BEO CUSIP: 111013AG3	170,000.00	171,961.60	139,586.83
PVTPL BSKYB FIN U K PLC GTD SR NT 144A 6.5% DUE 10-15-2035/10-18-2005 BEO CUSIP: 11778BAB8	310,000.00	302,256.50	227,698.41
PVTPL HBOS CAP FDG NO 2 L P BONDS 144A 6.071% DUE 06-30-2049/06-30-2014 BEO CUSIP: 40411CAA0	750,000.00	758,790.00	277,388.25

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United Kingdom — USD
PVTPL PEARSON DLR FIN TWO PLC GTD SR NT 144A 5.5% DUE 05-06-2013 BEO CUSIP: 705010AA4	320,000.00	319,158.40	292,269.76
PVTPL PEARSON DLR FIN TWO PLC GTD SR NT 144A 6.25% DUE 05-06-2018 BEO CUSIP: 705010AB2	405,000.00	407,535.15	341,255.43
PVTPL SABMILLER PLC NT 144A 6.5% DUE 07-15-2018 BEO CUSIP: 78572MAF2	230,000.00	229,917.20	207,722.43
RIO TINTO FIN USA LTD NT 6.5% DUE 07-15-2018 REG CUSIP: 767201AC0	135,000.00	135,423.90	98,978.09

Total United Kingdom — USD		4,326,145.30	2,647,072.87

United States — USD
ALCOA INC NT 6% DUE 07-15-2013 BEO CUSIP: 013817AR2	65,000.00	64,604.69	58,771.90
ALLIED CAP CORP NEW NT DTD 12/07/2006 6%DUE 04-01-2012/12-08-2006 CUSIP: 01903QAB4	250,000.00	250,807.50	173,048.00
AMERICREDIT AUTOMOBILE RECEIVABLES TR 20NT CL A-3 5.19 DUE 11-07-2011 REG CUSIP: 030613AC7	383,296.86	377,068.29	375,112.71
AMERN CAP STRATEGIES LTD SR NT 6.85 DUE 08-01-2012 REG CUSIP: 024937AA2	330,000.00	329,861.40	138,146.25
AMERN EXPRESS BK FSB MEDIUM TERM BK N 5.55 DUE 10-17-2012 CUSIP: 02580ECG6	250,000.00	222,472.50	237,486.25
AMERN GEN FIN CORP MEDIUM TERM SR NTS TRANCHE # TR 00425 6.9 DUE 12-15-2017 CUSIP: 02635PTS2	105,000.00	104,254.50	45,441.17
AOL TIME WARNER INC 6.875 DUE 05-01-2012 BEO CUSIP: 00184AAF2	400,000.00	417,700.00	384,278.40
APPALACHIAN PWR CO BD 5.65 DUE 08-15-2012 BEO CUSIP: 037735CH8	55,000.00	54,901.00	52,166.40
B.STEARNS MTG SECS INC SER 1998-2 CL B 6.75 PASSTHRU CTF 4-30-30 BEO CUSIP: 073914C27	759.57	741.14	597.49
BALTIMORE GAS & ELECTRIC CO NT 6.125% DUE 07-01-2013 BEO CUSIP: 059172AA4	365,000.00	364,963.50	337,718.44
BIOGEN IDEC INC SR NT 6.875% DUE 03-01-2018/03-04-2008 REG CUSIP: 09062XAB9	145,000.00	143,816.80	141,672.54
BURL NORTHN SANTA FE CORP DEB DTD 06/01/1996 7.29 DUE 06-01-2036 REG PUT CUSIP: 12189TAD6	100,000.00	114,730.00	105,399.40
BURL NORTHN SANTA FE CORP NT DTD 03/10/1999 6.125 DUE 03-15-2009 BEO CUSIP: 12189TAM6	840,000.00	843,119.60	841,867.33

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
CANADIAN PAC RY CO NEW CANADIAN PACIFIC 5.75% DUE 05-15-2013 BEO CUSIP: 13645RAG9	230,000.00	229,137.50	212,856.26
CAP 1 AUTO FIN TR 5.07000017166% DUE 07-15-2011 CUSIP: 14041UAC9	102,236.00	101,213.65	99,100.52
CAP 1 AUTO FIN TR 5.13000011444% DUE 04-15-2012 CUSIP: 14042HAD5	540,000.00	539,935.58	492,562.62
CAP 1 AUTO FIN TR 5.28999996185% DUE 05-15-2010 CUSIP: 14042HAB9	67,182.66	67,046.20	67,006.98
CAP 1 FINL CORP NT 5.6 VAR RT DUE 09-10-2009 CUSIP: 14040HAP0	560,000.00	560,000.00	533,419.04
CAPMARK FINL GROUP INC SR NT 7.375% DUE 05-10-2012 BEO CUSIP: 140661AF6	345,000.00	344,851.65	117,641.90
CENTERPOINT ENERGY RES CORP SR NT 7.875% DUE 04-01-2013 REG CUSIP: 15189YAB2	80,000.00	86,944.80	74,103.52
CLEVELAND ELEC ILLUM CO SR NT 5.65% DUE 12-15-2013/07-30-2004 REG CUSIP: 186108CD6	115,000.00	114,080.00	103,934.01
CLEVELAND ELEC ILLUM CO SR NT 5 7% DUE 04-01-2017 REG CUSIP: 186108CF1	280,000.00	279,554.80	227,010.84
CMO BEAR STEARNS COML MTG SECS INC 2003-TOP12 CL A3 4.24 DUE 08-13-2039 REG CUSIP: 07383FXM5	290,000.00	291,588.62	282,065.89
CMO BEAR STEARNS COML MTG SECS INC 2006-TOP22 CL A-2 5.46696 4-12-2038 REG CUSIP: 07387BFP3	330,000.00	325,707.42	289,958.46
CMO BEAR STEARNS COML MTG SECS INC SER 2005-PWR8 CL-A2 4.484 DUE 06-11-2041 REG CUSIP: 07383F7T9	310,000.00	306,884.57	282,604.68
CMO DLJ COML MTG CORP COML MTG PASSTHRU CTF 1998-CF2 B-1 VAR DUE 11-12-2031 CUSIP: 23322BDC9	51,473.69	56,694.07	51,348.92
CMO DLJ COML MTG CORP SER 1999-CG3 CL A-1B 7.34% DUE 10-10-2032 BEO CUSIP: 23322BGB8	1,133,929.73	1,170,094.59	1,131,882.99
CMO GLOBAL SIGNAL TR III 2006-1 CTF 144A6.052% DUE 02-15-2036 BEO CUSIP: 37945SAF5	190,000.00	190,000.00	87,164.40
CMO GNMA 2006-066 REMIC PASSTHRU CTF CL A 4.087 DUE 11-30-2046 CUSIP: 38373MWH9	292,505.05	283,781.30	294,377.08
CMO GNMA 2006-068 REMIC PASSTHRU CTF CL A 3.88800001144% DUE 07-16-2026 REG CUSIP: 38375JCF0	941,628.74	905,545.15	944,980.00
CMO GNMA 2006-67 REMIC PASSTHRU CTF CL A3.9470000267% DUE 11-16-2030 REG CUSIP: 38374N7X9	271,334.85	264,551.64	272,491.55

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
CMO GS MTG SECS TR 2006-GG8 SER 2006-GG8CLASS-A4 5.56 DUE 11-10-2039 REG CUSIP: 362332AE8	1,000,000.00	1,020,039.06	793,194.00
CMO LB COML CONDUIT MTG TR 1999-C1 MTG P/T CTF CL B 6.93 DUE 04-15-2009 BEO CUSIP: 501773CT0	290,000.00	322,584.37	288,809.26
CMO SBA CMBS TR 2006-1 CMO 144A CL 5.314 DUE 11-15-2036 CUSIP: 80585BAL4	350,000.00	349,986.32	280,000.00
COMCAST CORP NEW BD 5.85% DUE 11-15-2015/11-14-2005 BEO CUSIP: 20030NAJ0	330,000.00	322,617.90	312,145.35
COMCAST CORP NEW NT DTD 01/10/2003 6.5 DUE 01-15-2015 BEO CUSIP: 20030NAB7	45,000.00	45,940.05	44,231.90
COMCAST CORP NEW NT 5.5 DUE 03-15-2011/03-14-2011 BEO CUSIP: 20030NAD3	250,000.00	263,037.00	244,709.50
COMCAST CORP NEW NT 5.7% DUE 05-15-2018 BEO CUSIP: 20030NAW1	280,000.00	275,416.20	262,586.24
COMCAST CORP NEW 0 DUE 08-15-2037 BEO CUSIP: 20030NAV3	60,000.00	58,396.20	63,183.12
COMMERCIAL NET LEASE RLT LONG 1ST CPN 6.15% DUE 12-15-2015/11-17-2005 BEO CUSIP: 202218AH6	105,000.00	104,727.00	77,360.85
CONAGRA INC CONAGRA INC BONDS 7.000 OCT 01 2028 7 DUE 10-01-2028 BEO CUSIP: 205887AR3	55,000.00	58,916.45	53,955.39
CONAGRA INC NT 8.25 DUE 09-15-2030 BEO CUSIP: 205887AX0	95,000.00	116,675.35	104,185.46
CONAGRA INC 7.125 SR NT DUE 10-1-2026/ 06 BEO PUTTABLE 10-1-2006 @ PAR HLD **PUT CUSIP: 205887AF9	25,000.00	30,028.75	24,809.93
CONSUMERS ENERGY CO BD 5.65% DUE 04-15-2020 BEO CUSIP: 210518CL8	285,000.00	281,383.35	266,898.80
CONSUMERS ENERGY CO 1ST MTG BD SER H 4.8 DUE 02-17-2009 REG CUSIP: 210518BX3	145,000.00	147,309.05	144,699.27
CRH AMER INC NT 8.125% DUE 07-15-2018 BEO CUSIP: 12626PAJ2	190,000.00	189,929.70	137,179.81
CVS CAREMARK CORP SR NT 5.75% DUE 06-01-2017/05-31-2017 REG CUSIP: 126650BH2	50,000.00	48,994.09	47,073.45
CVS CAREMARK CORP SR NT 5.75% DUE 08-15-2011 BEO CUSIP: 126650BD1	90,000.00	89,838.00	90,311.22
CVS CAREMARK CORP SR NT 6.25% DUE 06-01-2027/05-31-2027 REG CUSIP: 126650BJ8	160,000.00	155,044.80	148,768.32

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
DELHAIZE AMER INC DEB DTD 10/15/2001 9 DUE 04-15-2031 BEO CUSIP: 246688AF2	45,000.00	55,939.05	45,509.45
DEUTSCHE TELEKOM INTL FIN B V DEUTSCHE UNSOLICITED 6.75 DUE 08-20-2018 BEO CUSIP: 25156PAL7	280,000.00	279,958.00	283,922.80
DEVON FING CORP U L C DEB 7.875% DUE 09-30-2031/09-29-2031 BEO CUSIP: 25179SAD2	115,000.00	127,835.35	126,626.96
DEVON FING CORP U L C NT 6.875% DUE 09-30-2011/03-12-2002 BEO CUSIP: 25179SAC4	180,000.00	189,397.80	181,648.98
DTE ENERGY CO DTE ENERGY CO NTS NCL 7.05DUE 06-01-2011 BEO CUSIP: 233331AE7	195,000.00	207,327.90	192,886.20
EMBARQ CORP NT 7.082% DUE 06-01-2016 REG CUSIP: 29078EAB1	65,000.00	66,947.29	50,050.00
ENTERGY GULF STS INC 1ST MTG BD FLTG RATE DUE 12-01-2009/12-01-2008 REG CUSIP: 29364LAR3	100,000.00	99,762.00	96,316.40
EQUITABLE RES INC SR NT 6.5% DUE 04-01-2018/03-18-2008 REG CUSIP: 294549AR1	35,000.00	34,762.35	32,692.24
ERP OPER LTD PARTNERSHIP 7.57 NT DUE 08-15-2026/06 PUTTABLE 8-15-2006 @ **PUT CUSIP: 26884AAD5	40,000.00	48,803.60	22,857.20
FEDERAL RLTY INVT TR BD 5.65% DUE 06-01-2016/12-02-2005 BEO CUSIP: 313747AL1	155,000.00	155,000.00	101,865.54
FEDERAL RLTY INVT TR NT 6% DUE 07 15-2012 BEO CUSIP: 313747AM9	75,000.00	74,925.75	60,067.88
FORD CR AUTO OWNER 5.80000019073% DUE 02-15-2013 CUSIP: 34529AAH1	100,000.00	99,968.23	63,043.70
GEN ELEC CAP CORP MEDIUM TERM NTS 5.4% DUE 09-20-2013 CUSIP: 36962G3F9	565,000.00	554,779.15	565,814.73
GEN MLS INC GEN MLS 5.65 DUE 09-10-2012 BEO CUSIP: 370334BE3	235,000.00	239,718.80	239,872.73
GENERAL MLS INC GENERAL MILLS INCYIELD TO MAT 5.299 5.25 DUE 08-15-2013 BEO CUSIP: 370334BG8	75,000.00	74,875.00	75,452.03
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS TRANCHE # TR 00236 VAR RT DUE 12-23-2009 CUSIP: 38141EKV0	1,000,000.00	1,000,000.00	952,324.00
HEALTH CARE PPTY INVS INC NT 6.3% DUE 09-15-2016 CUSIP: 421915EG0	1,110,000.00	1,108,634.70	546,284.28
HOME DEPOT INC SR NT 5.4% DUE 03-01-2016REG CUSIP: 437076AP7	255,000.00	222,730.90	228,204.60

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
HOSPITALITY PPTYS TR SR NT 5.125% DUE 02-15-2015 BEO CUSIP: 44106MAG7	245,000.00	236,503.40	123,797.28
HOSPITALITY PPTYS TR SR NT 6.3% DUE 06-15-2016/06-15-2006 BEO CUSIP: 44106MAH5	155,000.00	132,029.00	71,414.24
HRPT PPTYS TR FLT RT NT DUE 03-16-2011/03-16-2009 BEO CUSIP: 40426WAT8	138,000.00	138,000.00	101,341.13
HRPT PPTYS TR SR NT 5.75% DUE 11-01-2015/10-31-2005 REG CUSIP: 40426WAS0	240,000.00	239,277.60	127,703.52
INTERNATIONAL PAPER CO INTL PAPER CO 8.7% DUE 06-15-2038 BEO CUSIP: 460146CC5	145,000.00	144,286.60	101,328.76
INTL LEASE FIN CORP- MEDIUM TER TRANCHE # TR 00590 6.375 DUE 03-25-2013 CUSIP: 45974VB72	245,000.00	225,930.05	166,427.52
JANUS CAP GROUP INC NT 6.5% DUE 06-15-2012 REG CUSIP: 47102XAES	215,000.00	214,699.00	172,153.94
JANUS CAP GROUP INC NT 6.95% DUE 06-15-2017 CUSIP: 47102XAF2	240,000.00	239,294.80	178,886.64
JEFFERIES GROUP INC NEW DEB 6.25% DUE 01-15-2036/01-26-2006 BEO CUSIP: 472319AC6	345,000.00	341,966.50	204,826.16
KELLOGG CO KELLOGG CO 5.125% DUE 12-03-2012/12-03-2007 BEO CUSIP: 487836AZ1	220,000.00	220,556.60	219,925.64
KINDER MORGAN ENERGY PARTNERS L P KMP 5.95 02/15/18 5.95% DUE 02-15-2018 BEO CUSIP: 494550AY2	105,000.00	103,201.35	89,613.83
KINDER MORGAN ENERGY PARTNERS L P SR NT 6.3% DUE 02-01-2009/01-29-1999 BEO CUSIP: 494550AA4	400,000.00	407,832.00	399,614.40
KLA-TENCOR CORP SR NT 6.9% DUE 05-01-2018 REG CUSIP: 482480AA8	115,000.00	114,167.40	86,978.07
KOHLS CORP NT 6.875 DUE 12-15-2037 REG CUSIP: 500255AQ7	270,000.00	270,292.65	191,937.33
KRAFT FOODS INC 6.125% DUE 08-23-2018 BEO CUSIP: 50075NAV6	150,000.00	148,791.05	147,881.10
KRAFT FOODS INC 6.75% DUE 02-19-2014 BEO CUSIP: 50075NAX2	340,000.00	339,646.40	352,840.44
KROGER CO C CRP KR 6.4 DUE 08-15-2017 BEO CUSIP: 501044CG4	125,000.00	124,300.00	126,057.88
LEXMARK INTL INC SECD NT 6.65% DUE 06-01-2018 BEO CUSIP: 529772AE5	130,000.00	129,649.00	102,426.74

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
LIBERTY PPTY LTD PARTNERSHIP BD 5.5% DUE12-15-2016/12-18-2006 BEO CUSIP:	115,000.00	114,173.15	71,876.15
LINCOLN NATL CORP IND LINCOLN NATL CORP IND 6.050 2 6.05% DUE 04-20-2017 CUSIP: 534187AU3	160,000.00	157,254.40	64,000.00
M & I MARSHALL & ILSLEY BK MILW WIS TRANCHE # SB 00006 VAR RT DUE 12-04-2012 CUSIP: 55259PAF3	1,005,000.00	1,005,000.00	786,220.55
MACK-CALI RLTY L P C CRP CLI 5.25 DUE 01-15-2012 BEO CUSIP: 55448QAN6	350,000.00	347,620.00	271,737.20
MACK-CALI RLTY L P MACK-CALI NTS 5.125 DUE 01-15-2015 BEO CUSIP: 55448QAK2	125,000.00	124,231.25	78,664.75
MACK-CALI RLTY L P NT 5.05% DUE 04-15-2010/04-15-2005 BEO CUSIP: 55448QAL0	85,000.00	84,844.45	74,954.79
MARATHON OIL CORP MARATHON OIL 6 DUE 10-01-2017 BEO CUSIP: 565849AD8	100,000.00	102,834.00	85,267.40
MARATHON OIL CORP SR NT 5.9% DUE 03-15-2018 BEO CUSIP: 565849AF3	85,000.00	85,179.95	70,989.03
MARKEL CORP NT 7.35% DUE 08-15-2034 BEO CUSIP: 570535AG9	175,000.00	185,387.22	118,643.00
MARTIN MARIETTA MATLS INC SR NT 6.6% DUE04-15-2018 BEO CUSIP: 573284AK2	185,000.00	184,868.65	137,794.29
MASCO CORP SR NT FLTG RATE VAR RT DUE 03-12-2010 CUSIP: 574599BE5	150,000.00	150,000.00	117,265.50
MEDCO HEALTH SOLUTIONS INC NT 7.125% DUE03-15-2018/03-18-2008 REG CUSIP:	110,000.00	108,851.60	101,650.34
NATL GRID PLC FORMERLY NATL GRI 6.3 DUE 08-01-2016 BEO CUSIP: 636274AC6	460,000.00	459,011.00	400,822.84
NEVADA PWR CO NEVADA POWER COFIRST CPN DATE 02/01/09 6.5 DUE 08-01-2018BEO CUSIP: 641423BW7	225,000.00	224,264.25	216,476.55
NEW AMER HLDGS INC 7.7 DEB DUE 10-30-2025 CUSIP: 652478AZ1	360,000.00	436,579.20	344,028.24
NEWS AMER INC SR NT 6.65% DUE 11-15-2037REG CUSIP: 652482BQ2	470,000.00	371,043.75	465,187.67
NISOURCE FIN CORP GTD NT 6.8% DUE 01-15-2019 REG CUSIP: 65473QAT0	80,000.00	79,779.20	50,300.24
NORFOLK SOUTHN CORP NORFOLK SOUTHN 8.625DUE 05-15-2010 BEO CUSIP: 655844AN8	175,000.00	192,405.50	177,519.48

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
NORFOLK SOUTHN CORP NT DTD 02/06/2001 6.75 DUE 02-15-2011 BEO CUSIP: 655844AP3	90,000.00	100,885.50	91,044.99
OH PWR CO 6 DUE 06-01-2016 BEO CUSIP: 677415CL3	175,000.00	174,513.35	167,437.03
OHIO EDISON CO SR NT 6.4 DUE 07-15-2016/06-26-2006 REG CUSIP: 677347CD6	110,000.00	113,000.70	98,754.70
OHIO PWR CO NT SER B FLTG VAR RT DUE 04-05-2010/10-05-2008 CUSIP: 677415CM1	275,000.00	275,000.00	257,312.83
ONCOR ELEC DELIVERY CO SR SECD NT DTD 05/06/2002 6.375 CUSIP: 68233DAS6	360,000.00	379,353.60	346,239.00
ONEOK PARTNERS L P GTD SR NT 5.9% DUE 04-01-2012 REG CUSIP: 68268NAA1	750,000.00	762,270.00	705,815.25
PACIFIC GAS & ELEC CO 1ST MTG BD 3.6% DUE 03-01-2009 REG CUSIP: 694308GB7	95,000.00	94,907.85	94,736.38
PANHANDLE EASTN PIPE LINE CO SR NT 6.2% DUE 11-01-2017 BEO CUSIP: 698455AA0	255,000.00	254,339.55	195,923.90
PLAINS ALL AMERN PIPELINE L P / PAA FIN CORP SR NT 6.7% DUE 05-15-2036 BEO CUSIP: 72650RAM4	180,000.00	179,204.60	119,128.32
PLATINUM UNDERWRITERS FIN INC GTD NT SERB 7.50 DUE 06-01-2017 REG CUSIP: 72766CAD8	130,000.00	129,993.50	84,388.07
POPULAR N AMER INC MEDIUM TERM NTS B TRANCHE # TR 00015 5.65 DUE 04-15-2009 CUSIP: 73318EAQ6	110,000.00	109,876.80	108,978.43
PPL ENERGY SUPPLY LLC SR NT 6.3% DUE 07-15-2013 BEO CUSIP: 69352JAM9	85,000.00	84,965.15	78,700.57
PROGRESS ENERGY INC 6.85 DUE 04-15-2012/04-17-2002 BEO CUSIP: 743263AJ4	180,000.00	188,883.00	180,511.38
PROLOGIS NT 6.625% DUE 05-15-2018 BEO CUSIP: 743410AT9	310,000.00	311,816.45	148,280.13
PRUDENTIAL FINL INC MED TRM NTS BOOK TRANCHE # TR 00028 6.625 12-01-2037 CUSIP: 74432QBD6	65,000.00	64,884.70	44,317.39
PVTPL ACLC FRANCHISE LN RECEIVABLES TR 1997-A CL A-1 144A 7.12 09-17-2012 BEO CUSIP: 00086RAA5	24,721.91	24,737.92	23,071.99
PVTPL BEST BUY INC C CRP BBY 6.75% DUE 07-15-2013 BEO CUSIP: 086516AG6	230,000.00	229,595.20	214,720.87
PVTPL CMO BAYVIEW COML AST TR SER 2005-4CL B2 144A VAR RT 01-25-2036 BEO CUSIP: 07324SDA7	240,130.46	240,150.46	126,121.32

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
PVTPL CMO CROWN CASTLE TOWERS LLC / SER 2005-1 CL D 144A VAR RT 06-15-2035 BEO CUSIP: 22822RAD2	75,000.00	75,000.00	52,731.00
PVTPL CMO CROWN CASTLE TOWERS LLC / 06-1SR NT CL B 144A 5.362 11-15-36 BEO CUSIP: 22822RAH3	450,000.00	452,197.26	224,685.00
PVTPL CMO GLOBAL SIGNAL TR III 2006-1 COML 144A 6.495% DUE 02-15-2036 BEO CUSIP: 37945SAG3	95,000.00	95,000.00	43,579.35
PVTPL CMO 280 PK AVE TR 2001-XL280 144A CL C 6.756% DUE 02-03-2016 BEO CUSIP: 901921AN6	430,000.00	459,394.53	445,471.83
PVTPL COX COMMUNICATIONS INC NEW COXENT 6 1/4 06/01/18 14 6.25 DUE 06-01-2018 CUSIP: 224044BS5	265,000.00	266,607.80	235,211.88
PVTPL CVS CAREMARK CORP PASSTHRU CTF 144A 6.036 DUE 12-10-2028/12-01-2006 BEO CUSIP: 126650BF6	209,813.27	208,167.58	127,614.73
PVTPL DR PEPPER SNAPPLE GROUP INC SR NT 144A 6.82% DUE 05-01-2018 BEO CUSIP: 26138EAC3	515,000.00	502,784.80	507,971.28
PVTPL ERAC USA FIN CO ERAC FIN 144A 7 DUE 10-15-2037 BEO CUSIP: 26882PBE1	160,000.00	133,889.60	88,124.16
PVTPL ERAC USA FIN CO NT 144A DUE 04-30-2009 BEO CUSIP: 26882PAY8	65,000.00	65,000.00	62,007.21
PVTPL ERAC USA FIN CO NT 7.95 DUE 12-15-2009 BEO CUSIP: 26882PAK8	230,000.00	276,598.00	220,012.71
PVTPL FARMERS EXCHANGE CAP TR SURP NT SECS 144A 7.05 DUE 07-15-2028 REG CUSIP: 309588AC5	440,000.00	443,143.23	269,370.64
PVTPL FBG FIN LTD GTD NT 144A 5.125% DUE 06-15-2015 BEO CUSIP: 30239XAC1	175,000.00	174,167.00	144,249.53
PVTPL GREAT RIV ENERGY 1ST MTG SER 2007A144A 5.829% DUE 07-01-2017 BEO CUSIP: 39121JAA8	471,453.02	471,453.02	394,257.30
PVTPL HARLEY-DAVIDSON FDG CORP MEDIUM TRM NT SER C 144A 6.8 6-15-2018 CUSIP: 41283DAB9	245,000.00	244,522.25	132,208.62
PVTPL NATL CY BK CLEV OH MEDIUM T MTN 144A 5.25 DUE 12-15-2016 BEO CUSIP: 63534PAE7	500,000.00	385,000.00	428,394.50
PVTPL PHOENIX LIFE INS CO SURPLUS NT 144A 7.15% DUE 12-15-2034/12-15-2004 BEO CUSIP: 71909VAA2	160,000.00	166,794.90	98,212.80
PVTPL SYSTEMS 2001 A T LLC SERIES-2001 CLASS-G 144A 6.664 DUE 09-15-2013 BEO CUSIP: 87203RAA0	189,129.56	191,666.28	187,238.26
PVTPL VIVENDI NT 144A 6.625% DUE 04-04-2018 CUSIP: 92852EAL9	145,000.00	144,528.75	117,014.42

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
QUEST DIAGNOSTICS INC SR NT 6.4 DUE 07-01-2017 REG CUSIP: 74834LAM2	225,000.00	224,518.50	206,753.85
QUESTAR MKT RES INC NT 6.8% DUE 04-01-2018/03-31-2018 REG CUSIP: 74836JAE3	125,000.00	124,923.75	120,276.13
RBS CAP TR I TR PFD SECS STEP UP 12-29-2049 12-30-2013 CUSIP: 749274AA4	1,000,000.00	971,969.34	389,234.00
REGENCY CTRS L P GTD NT 5.875 DUE 06-15-2017 REG CUSIP: 75884RAQ6	70,000.00	69,668.90	44,331.07
REGENCY CTRS L P5.25% DUE 08-01-2015/07-31-2015 BEO CUSIP: 75884RAP8	95,000.00	95,064.60	62,960.11
SAFEWAY INC BD 6.35 DUE 08-15-2017 BEO CUSIP: 786514BP3	175,000.00	185,123.99	173,020.93
SAFEWAY INC NT 4.95% DUE 08-16-2010/08-12-2004 BEO CUSIP: 786514BL2	75,000.00	74,817.00	74,193.08
SLM CORP MEDIUM TERM NTS BOOK ENTRY TR #00057 5.375% DUE 05-15-2014 REG CUSIP: 78442FCJ5	40,000.00	38,571.60	26,994.96
SOUTHN PWR CO SR NT 4.875 DUE 07-15-2015/07-14-2015 REG CUSIP: 843646AF7	240,000.00	230,556.48	213,643.20
STARWOOD HOTELS & RESORTS WORLDWIDE INC SR NT 6.75% DUE 05-15-2018 BEO CUSIP: 85590AAL8	90,000.00	89,673.30	49,500.00
TEVA PHARMACEUTICAL FIN LLC GTD SR NT 6.15% DUE 02-01-2036/01-31-2006 REG CUSIP: 88163VAD1	185,000.00	184,974.10	182,898.40
TEXTRON FINL CORP MEDIUM TERM NTS BOOK ETRANCHE # TR 00663 5.125 DUE 11-01-2010 CUSIP: 88319QL84	145,000.00	144,856.45	130,070.51
TIME WARNER CABLE INC DEB 7.3% DUE 07-01-2038 BEO CUSIP: 88732JAN8	105,000.00	104,691.30	109,081.14
TIME WARNER CABLE INC NT 5.85% DUE 05-01-2017 REG CUSIP: 88732JAH1	450,000.00	428,593.50	411,098.85
TIME WARNER CABLE INC NT 6.75% DUE 07-01-2018 REG CUSIP: 88732JAL2	1,405,000.00	1,362,843.25	1,352,741.03
TIME WARNER CABLE INC NT 8.75% DUE 02-14-2019 BEO CUSIP: 88732JAP3	175,000.00	175,407.65	190,283.63
TIME WARNER INC NEW NT 5.875% DUE 11-15-2016 BEO CUSIP: 887317AC9	180,000.00	169,285.90	161,367.66
TRANSOCEAN INC TRANSOCEAN INC 6% DUE 03-15-2018 BEO CUSIP: 893830AS8	150,000.00	153,153.00	136,620.15

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
TRICON GLOBAL RESTAURANTS INC 8.875 DUE 04-15-2011 BEO CUSIP: 895953AD9	145,000.00	162,078.20	146,868.76
TX EASTN TRANSM CORP SR NT 2032 7 DUE 07-15-2032/07-14-2032 BEO CUSIP: 882389CC1	90,000.00	99,438.70	83,198.70
TYCO INTL LTD / TYCO INTL FIN S A NT 6.875% DUE 01-15-2021 REG CUSIP: 9021EQAD6	30,000.00	33,503.40	23,198.19
U S BANCORP MEDIUM TERM NTS- BOOK ENTRY TRANCHE # TR 00155 VAR RT DUE 04-28-2009 CUSIP: 91159HGL8	1,500,000.00	1,500,525.00	1,495,450.50
UBS PFD FDG TR I GTD TR PFD SECS DUE 10-29-2049/10-01-2010 BEO CUSIP: 90262PAA6	1,070,000.00	1,186,576.50	646,436.22
UNION ELEC CO AEE 6.7 02/01/19 6.7% DUE 02-01-2019 BEO CUSIP: 906548CG5	125,000.00	124,651.75	113,897.63
UNION ELEC CO AMEREN UNION 6% DUE 04-01-2018/04-08-2008 BEO CUSIP: 906548CF7	160,000.00	159,516.80	141,266.56
UNION PAC CORP UNION PACIFIC C 7.875% DUE 01-15-2019/10-07-2008 BEO CUSIP: 907818DB1	115,000.00	118,930.70	131,379.22
USA WASTE SVCS INC 7% DUE 07-15-2028 REG CUSIP: 902917AH6	50,000.00	51,214.00	41,473.20
VALERO ENERGY CORP NEW VLO 3.5000 01/04/09 3.5 DUE 04-01-2009 BEO CUSIP: 91913YAJ9	135,000.00	130,167.00	134,083.49
VIACOM INC SR NT 6.875% DUE 04-30-2036/10-18-2006 CUSIP: 925524AX8	180,000.00	176,998.50	142,249.86
WACHOVIA AUTO LN 5.65000009537% DUE 02-20-2013 CUSIP: 92978BAG5	375,000.00	374,953.80	257,183.25
WACHOVIA BK NA 5.85 DUE 02-01-2037 BEO CUSIP: 92976GAG6	400,000.00	289,200.00	390,496.40
WASTE MGMT INC DEL SR NT 7.375% DUE 05-15-2029 BEO CUSIP: 94106LAG4	65,000.00	72,952.10	58,368.70
WILLIS NORTH AMER INC GTD SR NT 6.2% DUE 03-28-2017/03-28-2007 BEO CUSIP:	280,000.00	279,442.80	193,979.80
XEROX CORP BDS 6.35% DUE 05-15-2018 BEO CUSIP: 984121BW2	120,000.00	119,557.20	93,851.28
XEROX CORP NTS 5.65% DUE 05-15-2013 BEO CUSIP: 984121BV4	85,000.00	84,207.20	66,714.80
XEROX CORP SR NT 5.5 DUE 05-15-2012 BEO CUSIP: 984121BS1	65,000.00	63,985.85	54,473.25

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Corporate Debt Instruments — Other

United States — USD
XSTRATA CDA CORP 7.25 7/15/12 CUSIP: 655422AS2	120,000.00	127,485.60	94,493.40
XTO ENERGY INC SR NT 6.375% DUE 06-15-2038/04-18-2008 BEO CUSIP: 98385XAQ9	530,000.00	525,409.60	466,339.58
XTO ENERGY INC SR NT 6.5% DUE 12-15-2018BEO CUSIP: 98385XAT3	145,000.00	144,917.35	140,363.34

Total United States — USD		45,241,330.93	38,118,982.77

Total Corporate Debt Instruments — Other		55,263,546.02	45,869,907.56

Corporate Stock — Preferred

United States — USD
US AIRWAYS GROUP INC PFD SER A NEW CUSIP: 911905701	166.00	0.00	166.00

Total United States — USD		0.00	166.00

Total Corporate Stock — Preferred		0.00	166.00

Corporate Stock — Common

United States — USD
U. S AIR WT SER A EXP 4-1-10 CUSIP: 99V013U08	166.00	0.00	166.00

Total United States — USD		0.00	166.00

Total Corporate Stock — Common		0.00	166.00

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Value of Interest in Common/Collective Trusts

United States — USD
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	12,890,903.58	12,890,903.58	12,890,903.58

Total United States — USD		12,890,903.58	12,890,903.58

Total Value of Interest in Common/Collective Trusts		12,890,903.58	12,890,903.58

Value of Interest in Registered Investment Companies

United States — USD
MFO MORGAN STANLEY INSTL FD ADVISORY PORTFOLIO II CUSIP: 617440292	6,793,436.79	54,636,235.46	43,749,732.93

Total United States — USD		54,636,235.46	43,749,732.93

Total Value of Interest in Registered Investment Com		54,636,235.46	43,749,732.93

Other

Brazil — USD
BRAZIL FEDERATIVE REP BRAZIL FEDERATIVE REP SVRGN 6% DUE 01-17-2017 BEO CUSIP: 105756BM1	445,000.00	454,345.00	459,462.50

Total Brazil — USD		454,345.00	459,462.50

Mexico — USD
UTD MEXICAN STS # TR 00020 6.05 DUE 01-11-2040 CUSIP: 91086QAV0	100,000.00	99,930.00	97,000.00
UTD MEXICAN STS MEDIUM TERM NTS TRANCHE # TR 00010 6.375 DUE 01-16-2013 REG CUSIP: 91086QAK4	405,000.00	430,682.70	425,250.00
UTD MEXICAN STS MTN TRANCHE # TR 00019 5.625 DUE 01-15-2017 REG CUSIP: 91086QAU2	160,000.00	142,320.00	160,000.00

Total Mexico — USD		672,932.70	682,250.00

Multi-National Agencies Region — USD
AFRICAN DEV BK SUB NT DTD 10/23/1995 6.875 DUE 10-15-2015 REG CUSIP: 008281AL1	130,000.00	143,779.03	157,561.04

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Other

Multi-National Agencies Region — USD

Total Multi-National Agencies Region — USD		143,779.03	157,561.04

United States — USD
&&& CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE CUSIP: 9999990A4	1,275,000.00	1,275,000.00	1,275,000.00
&&&BOND FUTURES OFFSET — LONG CUSIP: 999959927	-184.00	-22,416,406.23	-22,943,890.63
&&&WRAPPER FOR SYNTHETIC CONTRACTS CUSIP: 000350686	1.00	0.00	11,421,580.18
CLARK CNTY NEV SCH DIST 5.5% 06-15-2017 BEO CUSIP: 1810543Q8	50,000.00	54,128.50	55,444.50
CLARK CNTY NEV SCH DIST 5.5% 06-15-2018 BEO CUSIP: 1810543R6	30,000.00	32,477.10	33,266.70
CONNECTICUT ST 5.85% 03-15-2032 BEO TAXABLE CUSIP: 20772GF45	255,000.00	258,612.30	244,078.35
CYPRESS-FAIRBANKS TEX INDPT SCH DIST 5.25% 02-15-2022 REG CUSIP: 232760LV8	30,000.00	31,419.60	31,398.30
DELAWARE ST HSG AUTH REV 5.8% 07-01-2016 BEO TAXABLE CUSIP: 246395RD1	195,000.00	195,000.00	192,153.00
ERIE CNTY N Y TOB AST SECURITIZATION C TAXABLE-AST BKD-SER E 6 06-01-2028 REG CUSIP: 295095BF9	190,000.00	185,346.90	119,715.20
FUT MAR 09 U.S. T-BONDS CUSIP: 999599GH0	48.00	6,204,539.05	6,626,250.00
FUT MAR 09 US 2YR T-NOTE CUSIP: 999599GH0	-4.00	-864,625.00	-872,250.00
FUT MAR 09 10 YR T-NOTES CUSIP: 999599GH0	78.00	9,720,187.50	9,808,500.00
FUT MAR 09 5 YR T NOTE CUSIP: 999599GH0	62.00	7,356,304.68	7,381,390.63
FUT PUT MAR 09 T-NOTE OPTION 1200 CUSIP: 999999OA8	1.00	346.26	687.50
MI TOB SETTLEMENT FIN AUTH TOB SET SER A0 06-01-34 REG TAXABLE CUSIP: 594751AB5	805,000.00	805,153.68	523,290.25
OTC 99FL3M9B6 2YR FLOOR 3M LIBOR 2.50% EXP 01/13/2009 W/STRK @2.50 CUSIP: 8889990BB	5,650,000.00	10,886.19	10,886.19
SL- CORE USA SUB FD CUSIP: 218999126	2,230.17	22,301.61	15,439.69

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Other

United States — USD
TOB SETTLEMENT AUTH IA TOB SETTLEMENT REV 6.5 06-01-2023 BEO TAXABLE CUSIP: 888805AP3	690,000.00	681,518.92	507,577.80
TOBACCO SETTLEMENT FIN AUTH WEST VA AST BACKED 7.467 06-01-2047 BEO TAXABLE CUSIP: 88880LAA1	110,000.00	110,000.00	68,902.90
WILLIAMSON CNTY TEX 6% 08-15-2014 BEO CUSIP: 969887EX2	25,000.00	26,964.75	26,748.25
WISCONSIN ST 5% 05-01-2015 BEO CUSIP: 9770563S7	55,000.00	58,804.35	61,523.55

Total United States — USD		3,747,960.16	14,587,692.36

Total Other		5,019,016.89	15,886,965.90

Other Liabilities

United States — USD
FUT PUT MAR 09 T-NOTE OPTION 1140	-60.00	-21,724.40	-13,125.00
FUT PUT MAR 09 T-NOTE OPTION 1150	-45.00	-17,451.90	-11,250.00
FUT PUT MAR 09 T-NOTE OPTION 1210	-200.00	-86,938.00	-171,875.00
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	-1,145,999.80	0.00	-1,145,999.80
SECURITIES LENDING LEHMAN ADJUSTMENT	-22,301.61	-22,301.61	-22,301.61
SECURITIES LENDING TERM COLLATERAL ADJUSTMENT	-175,094.73	0.00	-175,094.73

Total United States — USD		-148,415.91	-1,539,646.14

Pending trade purchases: United States dollar	0.00	-57,877,083.02	-57,877,083.02

Total — all currencies		-57,877,083.02	-57,877,083.02

Total Other Liabilities		-58,025,498.93	-59,416,729.16

**	All or a portion of this security participates in Securities Lending.

5500 Supplemental Schedules	Account number 7870
Account Name MONSANTO WRAPPED CONSOLIDATED
31 DEC 08
• Schedule of Assets Held for Investment Purposes

Security Description / Asset ID	Shares/Par Value	Historical Cost	Current Value

Payable Other

United States — USD
FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP: 999766066	4.00	0.00	0.00

Total United States — USD		0.00	0.00

Total Payable Other		0.00	0.00

Total		515,944,367.58	508,152,703.44

**	All or a portion of this security participates in Securities Lending.

MONSANTO SAVINGS AND INVESTMENT PLAN
Schedule of Assets Held for Investment Purposes
As of Dec. 31, 2008
(Dollars in thousands)

	Cost	Current Value

Identity of issue, borrower, lessor or similar party

Total Assets Held per page 49 of attached detail	$1,778,693	$2,135,919

Reconciling Items:
Pending trade sales listed on detail	(772)	(772)
Pending trade purchases listed on detail	2,841	2,841
ESOP loan balance*	6,614	6,614
Collateral held under securities lending agreements	—	104,905
Securities lending adjustment included in total assets held per page 49 of attached detail and in collateral held under securities lending arrangements	—	910
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	—	(10,079)

Total investments per financial statements	$1,787,376	$2,240,338

*	Represents party-in-interest to the Plan.

	Cost	Current Value

Identity of issue, borrower, lessor or similar party

Total Investment Contract Assets per page 102 of attached detail	$515,944	$508,153

Reconciling Items:
Accrued interest income which is included in the $511,791 on page 48 of the attached detail	3,638	3,638
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	—	(10,079)

Total investment contracts per financial statements	$519,582	$501,712

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 2

Form 5500, Schedule H, Part IV, Line 4i —
Schedule of Acquisitions and Dispositions for the Year Ended Dec. 31, 2008

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C635405806	# REORG NATIONAL CITY CORP PFD CONV SER G TO SEC 2-605615 EFFECTIVE 9-22-08	Acquisitions	7.00	-700,000.00
		Free Delivery	-7.00
CG0070K103	##ACE LTD DO NOT USE SEE 2000500	Free Delivery	-5,800.00
		Free Receipt	5,800.00
CH8817H100	##TRANSOCEAN INC COM USD 0.01 DO NOT USE SEE TNT #2049041	Free Delivery	-18,500.00
		Free Receipt	18,500.00
C887319101	#REORG TIME WAR N/C TO TW TELECOM INC #2044031 6/23/08	Acquisitions	17,319.00	-308,551.12
		Free Delivery	-17,319.00
C590188108	#REORG/ MERRILL LYNCH & CO INC COM STK EFF DT: 01/02/2009	Acquisitions	31,000.00	-1,495,858.42
		Dispositions	-43,800.00		1,297,998.85
CG19522112	#REORG/CASTLEPOINT HOLDINGS LTD CASH & STK MRGR TO TOWER GROUP 2010064 2/5/09	Acquisitions	1,655.00	-19,784.86
		Dispositions	-20,863.00		210,435.73
C038020202	#REORG/CELERA GRP MAND EXCH TO CELERA CORP #2044627 7/1/08	Acquisitions	10,951.00	-167,768.09
		Free Delivery	-21,351.00
C23330X100	#REORG/DRS TECHNOLOGIES INC CASH MERGER EFF 10/22/08	Acquisitions	5,398.00	-307,766.15
		Dispositions	-5,398.00		423,237.92
C285661104	#REORG/ELECTR DATA SYS CORP CASH MERGER EFF 8/26/08	Acquisitions	11,400.00	-191,658.79
		Dispositions	-205,300.00		4,989,670.40
CG36535139	#REORG/FOSTER WHEELER LTD STK MERGER TO FOSTER WHEELER CU H27178104 2/9/09	Acquisitions	15,850.00	-964,651.03
		Dispositions	-15,850.00		771,054.84
C368710406	#REORG/GENENTECH INC CASH MERGER EFF 3/26/09	Acquisitions	62,314.00	-4,926,230.73
		Dispositions	-33,500.00		2,502,603.55
C422211102	#REORG/HEALTHEXTRAS INC N/C TO CATALYST HEALTH SOLUTIONS 2046819 EFF 9/29/08	Acquisitions	300.00	-7,803.99
		Dispositions	-5,335.00		153,971.78
C531927101	#REORG/LIFECELL CORPORATION CASH MERGER EFF 5/27/08	Acquisitions	365.00	-15,924.95
		Dispositions	-6,565.00		331,202.39

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C543162101	#REORG/LONGS DRUG STORES CORPORATION CASH MERGER EFF 10/30/08	Acquisitions	6,960.00	-310,959.90
		Dispositions	-14,505.00		753,299.61
C635405103	#REORG/NATL CITY CORP STK MRGR TO PNC FINL SVCS CORP SEC # 2693875 12/31/08	Acquisitions	9,100.00	-45,500.00
		Dispositions	-31,600.00		154,997.14
		Free Receipt	140,000.00
C62948N104	#REORG/NYMEX HOLDINGS INC CASH MERGER EFF 8/22/08	Acquisitions	13,495.00	-1,348,753.38
		Dispositions	-13,495.00		908,829.10
C759351505	#REORG/REINS GROUP RECLASSIFICATION TO REINS GROUP OF 2048412 11/26/08	Dispositions	-158.29		7,519.30
		Free Receipt	158.29
C775371107	#REORG/ROHM & HAAS CO CASH MERGER EFF 4/1/09	Acquisitions	8,000.00	-484,656.79
		Dispositions	-25,300.00		1,867,950.23
C786429100	S REORG/SAFECO CORP TO CASH MERGER EFFECTIVE 09-22-08	Acquisitions	2,600.00	-123,512.22
		Dispositions	-2,600.00		177,450.00
CG90073100	S REORG/TRANSOCEAN INC ST OF INC CHANGE TO TRANSOCEAN SWITZ H8817H100 12/18/08	Acquisitions	19,750.00	-2,205,219.92
		Dispositions	-13,575.14		1,518,296.93
		Free Delivery	-18,500.00
CG9143X208	#REORG/TYCO INTL LTD ST OF INC CHANGE TOTYCO INTL LTD SWITZ H89128104 3/16/09	Acquisitions	28,300.00	-865,959.84
		Dispositions	-15,300.00		623,045.63
C929903102	#REORG/WACHOVIA STOCK MERGER TO WELLS FARGO CO 2912332 12/31/08	Acquisitions	278,300.00	-5,709,492.83
		Dispositions	-213,000.00		1,944,235.36
CG95089101	#REORG/WEATHERFORD INTL LTD PLAN O REORGTO WEATHERFORD INTL 2050508 2/26/09	Acquisitions	33,110.00	-952,420.77
		Dispositions	-2,540.00		63,501.46
C982526105	#REORG/WRIGLEY WM JR CO CASH MERGER EFF 10/6/08	Acquisitions	21,750.00	-1,433,560.68
		Dispositions	-50,450.00		3,799,354.38
C002824100	ABBOTT LAB COM	Acquisitions	22,030.00	-1,218,736.24
		Dispositions	-61,639.00		3,298,172.89

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C003654100	ABIOMED INC COM	Acquisitions	9,325.00	-172,306.58
		Dispositions	-215.00		3,116.40
C00508X203	ACTUANT CORP CL A NEW	Acquisitions	13,880.00	-379,136.35
		Dispositions	-1,150.00		31,881.27
C00724F101	ADOBE SYS INC COM	Acquisitions	4,955.00	-142,576.62
		Dispositions	-66,600.00		2,311,161.78
C000375204	ADR ABB LTD SPONSORED ADR	Acquisitions	14,200.00	-404,319.41
		Dispositions	-97,300.00		2,148,126.80
C046353108	ADR ASTRAZENECA PLC SPONSORED ADR UK	Acquisitions	5,400.00	-207,652.76
		Dispositions	-18,200.00		863,994.69
C29081M102	ADR EMBRAER-EMPRESA BRASILEIRA DE AERONAUTICA S A SPONSR ADR REPSTG PFDSHS	Acquisitions	9,400.00	-222,154.50
		Dispositions	-1,500.00		53,629.60
C45103T107	ADR ICON PUB LTD CO	Acquisitions	1,215.00	-34,956.98
		Dispositions	-1,984.00		99,077.66
C456788108	ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG 1 EQUITY SH	Acquisitions	10,600.00	-422,410.08
		Dispositions	-8,100.00		222,375.00
C654902204	ADR NOKIA CORP SPONSORED ADR	Acquisitions	38,850.00	-1,157,887.39
		Dispositions	-97,650.00		2,357,811.88
C69832A205	ADR PANASONIC CORP ADR ADR	Dispositions	-10,700.00		166,392.62
		Free Receipt	121,200.00
C767204100	ADR RIO TINTO PLC SPONSORED ADR	Acquisitions	2,435.00	-1,231,457.53
		Dispositions	-2,435.00		886,684.98
C780259107	ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS	Acquisitions	12,900.00	-878,850.01
		Dispositions	-1,700.00		85,054.45
C80105N105	ADR SANOFI-AVENTIS SPONSORED ADR	Acquisitions	5,000.00	-190,880.00
		Dispositions	-24,200.00		876,323.71

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C830928107	ADR SKILLSOFT PUB LTD CO SPONSORED ADR	Acquisitions	21,320.00	-213,341.26
		Dispositions	-21,320.00		175,786.31
C835699307	ADR SONY CORP AMERN SH NEW	Acquisitions	14,000.00	-289,891.00
		Dispositions	-19,000.00		895,381.27
C881624209	ADR TEVA PHARMACEUTICAL INDS	Acquisitions	82,670.00	-3,782,961.13
		Dispositions	-21,025.00		938,509.83
C904767704	ADR UNILEVER PLC SPONSORED ADR NEW	Acquisitions	5,300.00	-142,167.76
		Dispositions	-100.00		2,314.28
C92334N103	ADR VEOLIA ENVIRONNEMENT SPONSORED ADR	Acquisitions	2,600.00	-223,492.19
		Dispositions	-2,600.00		175,265.52
C008252108	AFFILIATED MANAGERS GROUP INC COM STK	Acquisitions	1,415.00	-66,752.74
		Dispositions	-3,175.00		282,391.03
C009158106	AIR PROD & CHEM INC COM	Acquisitions	26,755.00	-2,217,044.75
		Dispositions	-25,010.00		1,986,832.68
C00971T101	AKAMAI TECHNOLOGIES INC COM STK	Acquisitions	1,100.00	-33,256.30
		Dispositions	-12,900.00		329,416.97
C013078100	ALBERTO-CULVER CO NEW COM STK	Acquisitions	20,923.00	-518,900.79
		Dispositions	-9,228.00		249,210.73
C013817101	ALCOA INC COM STK	Acquisitions	12,100.00	-182,936.54
		Dispositions	-19,600.00		448,778.74
CH01301102	ALCON INC COM CHF0.20	Acquisitions	8,525.00	-1,017,115.97
		Dispositions	-8,600.00		1,145,579.18
C015271109	ALEXANDRIA REAL ESTATE EQUITIES INC COM	Acquisitions	3,810.00	-335,504.03
		Dispositions	-70.00		4,625.22

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C01748X102	ALLEGIANT TRAVEL CO COM	Acquisitions	625.00	-19,031.25
		Dispositions	-11,206.00		247,511.03
C018606202	ALLIANCE HEALTHCARE SERVICES	Acquisitions	20,239.00	-209,463.35
		Dispositions	-415.00		3,421.65
C01988P108	ALLSCRIPT-MISYS HEALTHCARE SOLUTIONS INC	Acquisitions	270.00	-5,067.90
		Dispositions	-4,843.00		55,773.31
C02209S103	ALTRIA GROUP INC COM	Acquisitions	14,200.00	-1,112,757.14
		Dispositions	-23,400.00		650,146.66
C00163U106	AMAG PHARMACEUTICALS INC COM STK	Acquisitions	165.00	-9,787.80
		Dispositions	-2,990.00		122,261.61
C023135106	AMAZON COM INC COM	Acquisitions	23,680.00	-1,754,946.77
		Dispositions	-1,855.00		135,668.96
C023436108	AMEDISYS INC COM	Acquisitions	570.00	-26,120.39
		Dispositions	-3,685.00		154,585.24
C02364W105	AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	Acquisitions	46,350.00	-2,759,192.10
		Dispositions	-52,150.00		1,884,394.18
C02553E106	AMERICAN EAGLE OUTFITTERS INC NEW COM	Acquisitions	16,305.00	-231,182.50
		Dispositions	-375.00		3,804.34
C025816109	AMERICAN EXPRESS CO	Acquisitions	11,100.00	-406,524.85
		Dispositions	-15,000.00		659,854.59
C026874107	AMERICAN INTERNATIONAL GROUP	Acquisitions	183,200.00	-5,057,193.24
		Dispositions	-13,200.00		579,293.21
C02913V103	AMERICAN PUB ED INC COM STK	Acquisitions	6,481.00	-226,526.05
		Dispositions	-3,274.00		134,096.62
C03070L300	AMERIGON INC COM	Acquisitions	20,486.00	-185,149.84
		Dispositions	-2,409.00		17,127.84

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C028731107	AMERN ORIENTAL BIOENGINEERING INC COM STK	Acquisitions	1,755.00	-18,952.95
		Dispositions	-31,335.00		266,006.26
C031162100	AMGEN INC COM	Acquisitions	39,400.00	-1,828,370.32
		Dispositions	-2,800.00		179,156.57
C03525N109	ANIMAL HEALTH INTL INC COM	Acquisitions	1,550.00	-20,280.36
		Dispositions	-27,650.00		172,755.84
C037411105	APACHE CORP COM	Acquisitions	7,500.00	-972,814.84
		Dispositions	-3,500.00		415,604.37
C037833100	APPLE INC	Acquisitions	59,906.00	-7,453,615.95
		Dispositions	-34,215.00		4,741,677.40
C040049108	ARENA RES INC COM	Acquisitions	8,770.00	-335,003.17
		Dispositions	-8,647.00		378,914.00
CG0464B107	ARGO GROUP INTERNATIONAL HOLDINGS COM STK	Acquisitions	8,665.00	-315,109.39
		Dispositions	-1,767.00		56,861.55
C044209104	ASHLAND INC NEW COM	Acquisitions	3,000.00	-136,520.10
		Dispositions	-3,000.00		26,221.35
C001957BD0	AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2031 BEO	Acquisitions	325,000.00	-316,683.25
		Dispositions	-625,000.00		725,459.50
C04743P108	ATHEROS COMMUNICATIONS INC COM	Acquisitions	6,030.00	-142,002.88
		Dispositions	-6,030.00		194,143.20
C00208J108	ATP OIL & GAS CORP COM	Acquisitions	3,625.00	-183,328.21
		Dispositions	-3,625.00		121,447.76
C05379B107	AVISTA CORP COM ISIN # US05379B1070	Acquisitions	19,310.00	-414,464.16
		Dispositions	-4,120.00		80,506.19
C057224107	BAKER HUGHES INC COM	Acquisitions	21,600.00	-710,557.56
		Dispositions	-50,150.00		3,635,789.02

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C057741100	BALDOR ELEC CO COM	Acquisitions	3,270.00	-92,903.67
		Dispositions	-10,435.00		379,133.97
C060505104	BANK OF AMERICA CORP	Acquisitions	60,300.00	-1,363,159.55
		Dispositions	-14,000.00		492,896.75
C06646V108	BANKRATE INC COM	Acquisitions	4,790.00	-195,509.63
		Dispositions	-4,790.00		159,527.25
C067511105	BARE ESCENTUALS INC COM	Acquisitions	11,678.00	-252,080.51
		Dispositions	-11,678.00		146,797.98
C067806109	BARNES GROUP INC COM	Acquisitions	15,303.00	-262,136.93
		Dispositions	-15,921.00		390,573.77
C071813109	BAXTER INTL INC COM	Acquisitions	39,620.00	-2,449,581.52
		Dispositions	-16,555.00		988,813.12
C054937107	BB&T CORP COM	Acquisitions	900.00	-27,315.55
		Dispositions	-900.00		33,649.73
C073302101	BE AEROSPACE INC COM	Acquisitions	610.00	-31,732.08
		Dispositions	-10,875.00		286,375.64
C075887109	BECTON DICKINSON & CO COM	Acquisitions	14,700.00	-1,227,746.63
		Dispositions	-4,170.00		284,997.04
C086516101	BEST BUY INC COM STK	Acquisitions	2,305.00	-117,570.55
		Dispositions	-13,405.00		622,018.48
C09061G101	BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	Acquisitions	6,665.00	-197,445.53
		Dispositions	-6,665.00		112,361.21
C091935502	BLACKBOARD INC COM	Acquisitions	6,160.00	-218,803.32
		Dispositions	-140.00	—	3,822.67

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C09534T508	BLUE COAT SYS INC COM NEW	Acquisitions	2,829.00	-75,267.81
		Dispositions	-6,015.00		147,406.82
C055921100	BMC SOFTWARE INC COM STK	Acquisitions	2,800.00	-62,667.00
		Dispositions	-10,800.00		406,983.81
C097023105	BOEING CO COM	Acquisitions	95.00	-7,975.55
		Dispositions	-18,045.00		1,419,737.78
C110122108	BRISTOL MYERS SQUIBB CO COM	Acquisitions	21,600.00	-487,844.60
		Dispositions	-70,500.00		1,658,131.86
C110394103	BRISTOW GROUP INC COM	Acquisitions	6,809.00	-355,990.27
		Dispositions	-6,809.00		255,937.82
C111320107	BROADCOM CORP CL A CL A	Acquisitions	20.00	-415.60
		Dispositions	-88,995.00		1,922,834.45
C115736100	BROWN SHOE CO INC COM	Acquisitions	22,314.00	-359,985.30
		Dispositions	-22,314.00		184,577.18
C117043109	BRUNSWICK CORP COM	Acquisitions	2,700.00	-40,575.60
		Dispositions	-7,000.00		21,358.27
C12673P105	CA INC COM	Acquisitions	16,400.00	-338,882.17
		Dispositions	-25,600.00		579,212.39
C13342B105	CAMERON INTL CORP COM STK	Acquisitions	20,000.00	-891,495.15
		Dispositions	-24,600.00		1,199,689.64
C14040H105	CAP1 FNCL COM	Acquisitions	2,600.00	-96,107.76
		Dispositions	-3,700.00		177,184.00
C139594105	CAPELLA ED CO COM	Acquisitions	1,019.00	-61,460.43
		Dispositions	-285.00		14,174.39
C14067E506	CAPSTEAD MTG CORP COM NO PAR COM NO PAR	Acquisitions	13,560.00	-221,773.19
		Dispositions	-13,560.00		170,412.06

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C14149Y108	CARDINAL HLTH INC	Acquisitions	7,500.00	-398,239.14
		Dispositions	-10,400.00		562,567.33
C144577103	CARRIZO OIL & GAS INC COM	Acquisitions	8,302.00	-215,171.66
		Dispositions	-5,027.00		230,313.74
C14965A101	CAVIUM NETWORKS INC COM	Acquisitions	11,975.00	-208,872.43
		Dispositions	-11,975.00		153,759.35
C15100E106	CELERA CORP COM STK	Acquisitions	1,220.00	-11,315.50
		Dispositions	-4,336.00		42,911.58
		Free Receipt	21,351.00
C151020104	CELGENE CORP COM	Acquisitions	39,535.00	-2,294,450.54
		Dispositions	-30,267.00		1,758,081.23
C153435102	CENT EUROPEAN DISTR CORP COM STK	Acquisitions	1,795.00	-74,595.24
		Dispositions	-5,855.00		315,715.29
CG20045202	CENT EUROPEAN MEDIA ENTERPRISES LTD NEW COM STK	Acquisitions	747.00	-50,219.40
		Dispositions	-100.00		2,436.48
C15133V208	CENTENNIAL COMMUNICATIONS CORP NEW	Acquisitions	21,060.00	-110,012.49
		Dispositions	-50,385.00		377,178.84
C152312104	CENTEX CORP COM	Acquisitions	1,200.00	-28,689.00
		Dispositions	-39,100.00		698,029.81
C162456107	CHATTEM INC COM	Acquisitions	4,626.00	-305,559.79
		Dispositions	-4,454.00		337,780.10
C166764100	CHEVRON CORP COM	Acquisitions	2,000.00	-157,659.00
		Dispositions	-30,700.00		2,655,649.75
C17273K109	CIRCOR INTL INC COM	Acquisitions	3,530.00	-208,689.66
		Dispositions	-3,530.00		176,163.29

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C17275R102	CISCO SYSTEMS INC	Acquisitions	40,300.00	-751,741.35
		Dispositions	-80,900.00		1,863,798.18
C172967101	CITIGROUP INC COM	Acquisitions	152,300.00	-3,145,964.28
		Dispositions	-24,800.00		422,242.95
C184496107	CLEAN HBRS INC COM	Acquisitions	6,493.00	-368,509.70
		Dispositions	-1,977.00		145,711.79
C12572Q105	CME GROUP INC COM STK	Acquisitions	14,645.00	-6,697,165.50
		Dispositions	-11,620.00		4,869,458.68
C191216100	COCA COLA CO COM	Acquisitions	56,385.00	-2,962,999.17
		Dispositions	-37,725.00		2,055,962.25
C194014106	COLFAX CORP COM US 01	Acquisitions	3,385.00	-60,986.94
		Dispositions	-3,385.00		74,540.67
C194162103	COLGATE-PALMOLIVE CO COM	Acquisitions	42,240.00	-2,996,346.29
		Dispositions	-10,855.00		809,581.95
C20030N101	COMCAST CORP NEW CL A CL A	Acquisitions	18,600.00	-318,693.00
		Dispositions	-101,900.00		2,064,519.55
C200340107	COMERICA INC COM	Acquisitions	2,900.00	-60,187.10
		Dispositions	-10,500.00		312,916.32
C205826209	COMTECH TELECOMMUNICATIONS CORP COM NEW	Acquisitions	2,277.00	-105,688.37
		Dispositions	-2,087.00		91,696.85
C206016107	CONCEPTUS INC COM	Acquisitions	525.00	-7,861.88
		Dispositions	-19,785.00		317,550.23
C20605P101	CONCHO RES INC COM STK	Acquisitions	3,925.00	-90,575.40
		Dispositions	-17,574.00		511,448.11
C208464883	CONSECO INC COM NEW STK	Acquisitions	4,700.00	-40,145.99
		Dispositions	-800.00		2,730.46

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

CN22717107	CORE LAB NV NLG0 03	Acquisitions	1,206.00	-106,602.58
		Dispositions	-3,616.00		370,173.50
C22002T108	CORP OFFICE PPTYS TR COM	Acquisitions	14,207.00	-515,596.14
		Dispositions	-8,397.00		315,290.68
C22160K105	COSTCO WHOLESALE CORP NEW COM	Acquisitions	62,185.00	-3,731,405.34
		Dispositions	-22,900.00		1,477,338.23
C227046109	CROCS INC COM	Acquisitions	845.00	-32,294.38
		Dispositions	-15,095.00		158,725.86
C228227104	CROWN CASTLE INTL CORP COM STK	Acquisitions	18,810.00	-700,278.87
		Dispositions	-18,810.00		343,412.01
C126650100	CVS CAREMARK CORP COM STK	Acquisitions	11,900.00	-436,674.34
		Dispositions	-700.00		26,012.53
C23767P109	DATA DOMAIN INC COM	Acquisitions	6,890.00	-154,759.13
		Dispositions	-6,890.00		130,731.32
C239359102	DAWSON GEOPHYSICAL CO COM	Acquisitions	5,489.00	-310,276.71
		Dispositions	-135.00		3,138.05
C242309102	DEALERTRACK HLDGS INC COM STK	Acquisitions	4,315.00	-90,013.89
		Dispositions	-14,320.00		247,856.02
C243537107	DECKERS OUTDOOR CORP COM	Acquisitions	3,950.00	-442,423.21
		Dispositions	-1,162.00		111,033.39
C244199105	DEERE & CO COM	Acquisitions	27,610.00	-2,148,369.30
		Dispositions	-58,825.00		3,708,197.91
C25179M103	DEVON ENERGY CORP NEW COM	Acquisitions	5,110.00	-545,849.08
		Dispositions	-13,160.00		1,444,527.96
C256746108	DOLLAR TREE INC COM STK	Acquisitions	10,566.00	-299,194.35
		Dispositions	-6,146.00		230,361.21

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C260543103	DOW CHEMICAL CO COM	Acquisitions	48,500.00	-1,877,195.79
		Dispositions	-52,000.00		1,170,645.23
C23335C101	DTS INC COM	Acquisitions	10,295.00	-297,138.79
		Dispositions	-240.00		4,580.37
C233377407	DXP ENTERPRISES INC COM NEW STK	Acquisitions	7,140.00	-304,371.65
		Dispositions	-7,140.00		421,053.87
C277432100	EASTMAN CHEM CO COM	Acquisitions	4,100.00	-237,073.38
		Dispositions	-900.00		54,823.68
C278058102	EATON CORP COM	Acquisitions	2,100.00	-95,465.66
		Dispositions	-3,700.00		302,502.61
C278642103	EBAY INC COM	Acquisitions	46,600.00	-832,707.63
		Dispositions	-11,800.00		304,814.54
C278768106	ECHOSTAR CORPORATION	Dispositions	-5,200.00		161,821.75
		Free Receipt	5,200.00
C285512109	ELECTR ARTS COM	Acquisitions	40,290.00	-1,866,743.87
		Dispositions	-51,690.00		2,015,518.74
C532457108	ELI LILLY & CO COM	Acquisitions	15,300.00	-589,600.87
		Dispositions	-16,700.00		814,706.10
C268648102	EMC CORP COM	Acquisitions	31,755.00	-408,337.54
		Dispositions	-60,715.00		962,499.38
C291011104	EMERSON ELECTRIC CO COM	Acquisitions	62,525.00	-2,228,655.19
		Dispositions	-19,100.00		975,252.77
C292475209	EMULEX CORP COM NEW	Acquisitions	5,810.00	-85,224.48
		Dispositions	-20,980.00		309,807.03

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C29270J100	ENERGY RECOVERY INC COM	Acquisitions	18,307.00	-155,609.50
		Dispositions	-18,307.00		191,017.82
C29362U104	ENTEGRIS INC COM	Acquisitions	40,456.00	-293,686.33
		Dispositions	-40,456.00		123,573.59
C29364G103	ENTERGY CORP NEW COM	Acquisitions	2,300.00	-213,960.29
		Dispositions	-7,800.00		866,723.99
C26875P101	EOG RESOURCES INC COM	Acquisitions	27,490.00	-2,707,098.57
		Dispositions	-17,150.00		1,692,813.33
CN31010106	EURAND N.V. EUR0.01	Acquisitions	6,075.00	-80,638.35
		Dispositions	-455.00		4,129.36
C30161N101	EXELON CORP COM	Acquisitions	8,800.00	-575,188.46
		Dispositions	-11,900.00		933,330.54
C30225T102	EXTRA SPACE STORAGE INC COM	Acquisitions	10,385.00	-168,145.62
		Dispositions	-10,385.00		155,992.21
C30231G102	EXXON MOBIL CORP COM	Acquisitions	5,500.00	-420,127.56
		Dispositions	-2,500.00		191,486.21
C302571104	FPL GROUP INC COM	Acquisitions	4,900.00	-270,297.93
		Dispositions	-100.00		4,982.87
C303075105	FACTSET RESH SYS INC COM STK	Acquisitions	8,030.00	-433,158.92
		Dispositions	-180.00		6,817.46
C305560104	FAIRPOINT COMMUNICATIONS INC COM	Dispositions	-458.00		3,645.70
		Free Receipt	458.00
C31308T100	FCSTONE GROUP INC COM	Acquisitions	8,707.00	-164,967.61
		Dispositions	-8,707.00		34,617.44
C313400301	FED HOME LN MTG CORP COM STK	Acquisitions	36,900.00	-740,535.20
		Dispositions	-84,100.00		288,680.69

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C31428X106	FEDEX CORP COM	Acquisitions	3,900.00	-329,561.34
		Dispositions	-5,900.00		446,024.02
C317923100	FINISH LINE INC CL A	Acquisitions	16,720.00	-195,579.25
		Dispositions	-16,720.00		134,841.18
C320841109	FIRST MERCURY FINL CORP COM	Acquisitions	755.00	-17,960.24
		Dispositions	-13,520.00		230,126.68
C336433107	FIRST SOLAR INC COM	Acquisitions	2,055.00	-458,715.82
		Dispositions	-2,055.00		333,224.68
C34354P105	FLOWSERVE CORP COM	Acquisitions	4,400.00	-499,520.65
		Dispositions	-4,400.00		333,229.98
C343412102	FLUOR CORP NEW COM	Acquisitions	23,665.00	-1,847,362.49
		Dispositions	-42,455.00		3,264,413.01
C313586109	FNMA COM STK	Acquisitions	290,975.00	-6,302,986.00
		Dispositions	-300,975.00		2,068,094.43
C344849104	FOOT LOCKER INC COM	Acquisitions	9,495.00	-150,540.50
		Dispositions	-9,495.00		44,207.21
C345370860	FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01	Acquisitions	208,000.00	-1,213,821.76
		Dispositions	-208,000.00		477,535.56
C346375108	FORMFACTOR INC COM STK	Acquisitions	8,487.00	-169,200.97
		Dispositions	-16,359.00		303,328.49
C346563109	FORRESTER RESH INC COM	Acquisitions	5,205.00	-179,473.41
		Dispositions	-5,205.00		132,860.10
C349853101	FORWARD AIR CORP COM	Acquisitions	9,355.00	-323,630.10
		Dispositions	-215.00		5,098.69
C35671D857	FREEPORT-MCMORAN COPPER & GOLD INC	Acquisitions	9,450.00	-942,387.16
		Dispositions	-9,450.00		1,128,603.12

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C354613101	FRKLN RES INC COM	Acquisitions	6,100.00	-488,816.77
		Dispositions	-17,000.00		1,617,799.80
C361268105	G & K SVCS INC CL A CL A	Acquisitions	5,895.00	-221,464.87
		Dispositions	-5,895.00		196,179.73
C364760108	GAP INC COM	Acquisitions	14,500.00	-236,058.85
		Dispositions	-100,400.00		1,851,008.93
C365558105	GARDNER DENVER INC COM	Acquisitions	3,670.00	-192,507.60
		Dispositions	-3,670.00		164,607.01
C89628E104	GDR TRINA SOLAR LTD SPONSORED ADR	Acquisitions	360.00	-19,699.81
		Dispositions	-6,450.00		226,049.22
C369550108	GENERAL DYNAMICS CORP COM	Acquisitions	2,290.00	-144,249.13
		Dispositions	-2,765.00		221,014.80
C369604103	GENERAL ELECTRIC CO	Acquisitions	140,900.00	-3,570,961.10
		Dispositions	-65,100.00		1,814,375.51
C370334104	GENERAL MILLS INC COM	Acquisitions	10,895.00	-725,122.31
		Dispositions	-5,000.00		272,596.99
C370442105	GENERAL MOTORS CORP COMMON STOCK	Acquisitions	89,400.00	-1,946,903.08
		Dispositions	-100,700.00		714,417.48
C37243V100	GENOPTIX INC COM	Acquisitions	4,735.00	-125,493.75
		Dispositions	-1,580.00		57,257.05
C37247D106	GENWORTH FINL INC COM CL A COM CL A	Acquisitions	10,200.00	-139,904.39
		Dispositions	-19,300.00		211,172.31
C36159R103	GEO GROUP INC COM STK	Acquisitions	2,926.00	-63,729.55
		Dispositions	-5,503.00		114,984.53

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C361652209	GFI GROUP INC COM STK	Acquisitions	32,375.00	-243,527.39
		Dispositions	-13,283.00		117,822.44
C999500FC0	GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR RATE: 3.740% (BLEND**INC	Acquisitions	58,756,443.12	-58,756,443.12
		Dispositions	-16,000,000.00		16,000,000.00
C37S558103	GILEAD SCI INC	Acquisitions	43,260.00	-2,024,674.85
		Dispositions	-32,260.00		1,590,305.11
C38141G104	GOLDMAN SACHS GROUP INC COM	Acquisitions	48,090.00	-5,394,891.83
		Dispositions	-22,084.00		2,682,267.61
C382410406	GOODRICH PETE CORP COM NEW	Acquisitions	5,445.00	-256,546.76
		Dispositions	-3,098.00		118,447.99
C38259P508	GOOGLE INC CL A CL A	Acquisitions	10,845.00	-4,378,219.01
		Dispositions	-4,990.00		2,172,238.33
C402629109	GULFMARK OFFSHORE INC COM	Acquisitions	2,053.00	-105,787.73
		Dispositions	-4,669.00		192,464.04
C403777105	GYMBOREE CORP COM	Acquisitions	11,605.00	-437,521.38
		Dispositions	-4,747.00		170,760.12
C406216101	HALLIBURTON CO COM	Acquisitions	20,200.00	-947,713.64
		Dispositions	-20,200.00		556,064.51
C411310105	HANSEN NAT CORP COM	Acquisitions	16,465.00	-428,031.37
		Dispositions	-17,940.00		528,913.75
C415864107	HARSCO CORP COM	Acquisitions	11,545.00	-268,547.68
		Dispositions	-265.00		6,316.23
C422806208	HEICO CORP NEW CL A CL A	Acquisitions	520.00	-22,025.59
		Dispositions	-9,330.00		327,355.85
CG4412G101	HERBALIFE LTD COM STK	Acquisitions	5,450.00	-236,894.15
		Dispositions	-5,450.00		218,782.32

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C428236103	HEWLETT PACKARD CO COM	Acquisitions	100,370.00	-4,242,377.03
		Dispositions	-81,265.00		3,227,624.37
C42833L108	HHGREGG INC COM STK	Acquisitions	28,820.00	-330,825.49
		Dispositions	-28,820.00		179,742.49
C40425J101	HMS HLDGS CORP COM	Acquisitions	4,804.00	-108,418.65
		Dispositions	-9,893.00		251,136.80
C436440101	HOLOGIC INC COM	Acquisitions	3,840.00	-236,916.86
		Dispositions	-60,620.00		1,374,334.02
C437076102	HOME DEPOT INC COM	Acquisitions	19,600.00	-527,490.79
		Dispositions	-20,800.00		529,800.15
C438516106	HONEYWELL INTL INC COM STK	Acquisitions	25,000.00	-1,210,624.57
		Dispositions	-61,800.00		2,706,572.18
C440694305	HORSEHEAD HLDG CORP COM STK	Acquisitions	3,605.00	-56,120.97
		Dispositions	-17,215.00		184,922.01
C444859102	HUMANA INC COM	Acquisitions	125.00	-8,602.00
		Dispositions	-13,400.00		624,000.20
C4S2327109	ILLUMINA INC COM	Acquisitions	3,078.00	-172,196.02
		Dispositions	-2,908.00		219,216.55
C452526106	IMMUCOR INC COM STK	Acquisitions	5,154.00	-136,938.47
		Dispositions	-8,395.00		177,910.90
C457153104	INGRAM MICRO INC CL A	Acquisitions	6,900.00	-115,827.24
		Dispositions	-6,900.00		89,876.87
C45765U103	INSIGHT ENTERPRISES INC COM	Acquisitions	8,295.00	-131,110.16
		Dispositions	-8,295.00		126,043.47
C457985208	INTEGRA LIFESCIENCES HLDG CORP COM DESP	Acquisitions	290.00	-12,400.40
		Dispositions	-5,200.00		216,488.07

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C458140100	INTEL CORP COM	Acquisitions	27,500.00	-595,207.86
		Dispositions	-67,700.00		1,342,494.06
C45865V100	INTERCONTINENTALEXCHANGE INC COM	Acquisitions	330.00	-28,665.35
		Dispositions	-2,250.00		286,196.72
C458786100	INTERMEC INC COM	Acquisitions	15,296.00	-311,788.47
		Dispositions	-15,296.00		222,198.27
C460690100	INTERPUBLIC GROUP COMPANIES INC COM	Acquisitions	15,700.00	-99,272.48
		Dispositions	-50,800.00		371,473.26
C46069S109	INTERSIL CORP	Acquisitions	16,810.00	-359,782.56
		Dispositions	-305.00		3,856.69
C459902102	INTL GAME TECH COM	Acquisitions	2,500.00	-99,745.25
		Dispositions	-12,300.00		396,910.12
C46121Y102	INTREPID POTASH INC COM	Acquisitions	1,017.00	-32,544.00
		Dispositions	-1,017.00		50,180.43
C46122E105	INVENTIV HEALTH INC COM STK	Acquisitions	1,730.00	-49,606.00
		Dispositions	-11,515.00		256,008.66
C46126P106	INVERNESS MED INNOVATIONS INC COM	Acquisitions	495.00	-27,005.27
		Dispositions	-8,860.00		299,947.14
C465754208	12 TECHNOLOGIES INC COM NEW	Acquisitions	895.00	-10,995.52
		Dispositions	-16,005.00		212,188.34
C470355207	JAMES RIV COAL CO COM NEW STK	Acquisitions	3,580.00	-149,721.30
		Dispositions	-3,580.00		73,524.55
C46612K108	JDA SOFTWARE GROUP INC COM	Acquisitions	22,975.00	-429,913.07
		Dispositions	7,720.00		94,260.52

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C478160104	JOHNSON & JOHNSON COM	Acquisitions	2,500.00	-169,484.54
		Dispositions	-14,800.00		942,504.26
C46625H100	JPMORGAN CHASE & CO COM	Acquisitions	104,600.00	-4,065,869.98
		Dispositions	-61,000.00		2,163,050.82
C48203R104	JUNIPER NETWORKS INC COM	Acquisitions	40,700.00	-723,680.34
		Dispositions	-14,200.00		365,398.65
C486587108	KAYDON CORP COM	Acquisitions	7,155.00	-320,388.96
		Dispositions	-1,315.00		39,672.20
C487836108	KELLOGG CO COM	Acquisitions	16,860.00	-916,943.10
		Dispositions	-19,260.00		835,197.25
C48880L107	KENDLE INTL INC COM	Acquisitions	1,428.00	-63,842.96
		Dispositions	-6,760.00		252,956.70
C488879107	KENEXA CORP COM	Acquisitions	7,885.00	-175,024.14
		Dispositions	-19,725.00		363,447.47
C493267108	KEYCORP NEW COM	Acquisitions	30,218.00	-321,208.60
		Dispositions	-4,500.00		50,915.97
C500255104	KOHLS CORP COM	Acquisitions	87,015.00	-3,465,356.01
		Dispositions	-65,000.00		2,823,124.16
C517834107	LAS VEGAS SANDS CORP COM STK	Acquisitions	3,400.00	-274,383.59
		Dispositions	-8,500.00		533,492.73
C524908100	LEHMAN BROS HLDGS INC COM	Acquisitions	26,100.00	-1,042,713.31
		Dispositions	-37,900.00		934,734.47
C999422942	LIAB. RE: TERM NOT @ 4.2% DATED 11/24/08DUE 12/31/2027	Acquisitions	2,911,073.00	0.00
		Dispositions	-9,524,926.61		0.00
C53071M500	LIBERTY MEDIA CORP NEW ENTERTAINMENT COMSER A STK	Dispositions	-3,200.00		76,543.57
		Free Receipt	28,780.00

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C53217R207	LIFE TIME FITNESS INC COM	Acquisitions	450.00	-21,628.98
		Dispositions	-8,043.00		287,660.73
C534187109	LINCOLN NATL CORP COM	Acquisitions	9,000.00	-198,894.29
		Dispositions	-4,100.00		69,156.75
C535678106	LINEAR TECH CORP DEL	Acquisitions	4,700.00	-162,570.85
		Dispositions	-4,700.00		149,354.17
C538034109	LIVE NATION INC COM	Acquisitions	10,987.00	-113,164.55
		Dispositions	-23,890.00		316,780.77
C501889208	LKQ CORP COM LKQ CORP	Acquisitions	950.00	-20,051.46
		Dispositions	-16,940.00		355,623.87
C539830109	LOCKHEED MARTIN CORP COM	Acquisitions	26,295.00	-2,576,347.95
		Dispositions	-800.00		88,335.50
C540424108	LOEWS CORP COM	Dispositions	-2,800.00		136,938.89
		Free Delivery	-23,900.00
		Free Receipt	23,900.00
C544147101	LORILLARD INC COM STK	Acquisitions	4,200.00	-253,613.60
		Dispositions	-100.00		5,687.38
		Free Delivery	-16,730.00
		Free Receipt	16,730.00
C548661107	LOWES COS INC COM	Acquisitions	56,695.00	-1,204,637.08
		Dispositions	-18,560.00		452,458.73
C532716107	LTD BRANDS	Acquisitions	23,100.00	-300,411.89
		Dispositions	-14,700.00		237,857.72
C550021109	LULULEMON ATHLETICA INC COM	Acquisitions	14,466.00	-385,598.53
		Dispositions	-16,766.00		175,455.14
C55027E102	LUMINEX CORP DEL COM	Acquisitions	4,432.00	-75,626.12
		Dispositions	-21,340.00		479,094.02

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C559181102	MAGMA DESIGN AUTOMATION INC COM	Acquisitions	1,155.00	-14,171.04
		Dispositions	-20,635.00		242,519.85
C565849106	MARATHON OIL CORP COM	Acquisitions	13,520.00	-705,469.96
		Dispositions	-33,120.00		1,485,967.46
C574795100	MASIMO CORP COM STK	Acquisitions	5,825.00	-200,200.36
		Dispositions	-135.00		4,100.59
C580135101	MC DONALDS CORP COM	Acquisitions	31,600.00	-1,757,215.72
		Dispositions	-53,305.00		2,932,201.07
C580037109	MCDERMOTT INTL INC COM STK $1 PAR	Acquisitions	9,200.00	-566,476.87
		Dispositions	-19,200.00		614,776.79
C583421102	MEASUREMENT SPECIALTIES INC COM	Acquisitions	525.00	-11,743.52
		Dispositions	-9,345.00		153,373.01
C584045108	MEDASSETS INC COM STK	Acquisitions	12,712.00	-216,749.28
		Dispositions	-295.00		4,062.17
C58405U102	MEDCO HEALTH SOLUTIONS INC COM	Acquisitions	55,058.00	-2,620,321.18
		Dispositions	-32,165.00		1,447,501.65
C552715104	MEMC ELECTR MATLS INC COM	Acquisitions	34,005.00	-2,424,694.09
		Dispositions	-34,005.00		1,183,255.67
C587118100	MEN S WEARHOUSE INC COMMOM	Acquisitions	8,945.00	-214,065.19
		Dispositions	-14,855.00		334,752.38
C589331107	MERCK & CO INC COM	Acquisitions	35,850.00	-1,250,312.69
		Dispositions	-59,025.00		2,387,575.66
C59156R108	METLIFE INC COM ISIN US59156R1086	Acquisitions	16,215.00	-579,342.19
		Dispositions	-28,215.00		1,561,325.00
		Free Delivery	-125.00

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

CG60642108	MF GLOBAL LTD COM STK USD1	Acquisitions	16,600.00	-239,461.64
		Dispositions	-16,600.00		241,334.97
C552953101	MGM MIRAGE COM	Acquisitions	4,500.00	-311,078.25
		Dispositions	-8,050.00		515,290.26
C594901100	MICROS SYS INC COM	Acquisitions	2,105.00	-101,612.25
		Dispositions	-8,476.00		170,173.29
C594918104	MICROSOFT CORP COM	Acquisitions	59,140.00	-1,536,392.90
		Dispositions	-124,660.00		3,575,784.77
C596278101	MIDDLEBY CORP COM	Acquisitions	6,924.00	-389,126.88
		Dispositions	-6,924.00		354,478.81
CG54050102	MLP LAZARD LTD CL A	Acquisitions	6,399.00	-182,164.22
		Dispositions	-1,600.00		57,747.81
C609839105	MONOLITHIC PWR SYS INC COM	Acquisitions	19,193.00	-345,546.47
		Dispositions	-14,430.00		267,626.87
C61166W101	MONSANTO CO NEW COM	Acquisitions	1,159,337.00	-118,941,042.84
		Dispositions	-1,178,763.00		135,429,805.08
		Free Delivery	-2,636,538.00
		Free Receipt	1,757,178.00
C999899602	MONSANTO PARTICIPANT LOANS	Acquisitions	14,160,676.52	-14,160,676.52
		Dispositions	-10,661,553.23		10,661,553.23
C615394202	MOOG INC CL A	Acquisitions	420.00	-19,153.81
		Dispositions	-7,471.00		335,854.38
C617446448	MORGAN STANLEY COM STK USD0.01	Acquisitions	18,500.00	-325,665.80
		Dispositions	-13,000.00		172,180.21
C61945A107	MOSAIC CO COM	Acquisitions	3,350.00	-333,616.65
		Dispositions	-3,750.00		411,598.13

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C624580106	MOVADO GROUP INC COM	Acquisitions	9,502.00	-223,773.36
		Dispositions	-9,502.00		197,473.57
C628530107	MYLAN INC	Acquisitions	12,100.00	-173,512.75
		Dispositions	-4,600.00		44,340.93
CG6359F103	NABORS INDUSTRIES COM USD0.10	Acquisitions	24,000.00	-847,169.68
		Dispositions	-24,000.00		882,631.29
C637071101	NATIONAL OILWELL VARCO COM STK	Acquisitions	24,500.00	-1,848,527.20
		Dispositions	-24,500.00		997,226.53
C639050103	NATUS MED INC DEL COM	Acquisitions	13,872.00	-237,615.70
		Dispositions	-2,755.00		66,850.78
C64110D104	NETAPP INC COM STK	Acquisitions	12,600.00	-307,236.00
		Dispositions	-12,600.00		270,433.41
C64118B100	NETLOGIC MICROSYSTEMS INC COM	Acquisitions	7,375.00	-237,278.85
		Dispositions	-2,975.00		58,218.93
C65248E104	NEWS CORP CL A COM	Acquisitions	48,300.00	-381,881.36
		Dispositions	-10,200.00		191,105.14
C653351106	NEXCEN BRANDS INC COM STK	Acquisitions	1,250.00	-6,175.00
		Dispositions	-22,305.00		60,488.57
C65411N105	NIGHTHAWK RADIOLOGY HLDGS INC COM STK	Acquisitions	555.00	-11,453.20
		Dispositions	-9,899.00		159,584.97
C654106103	NIKE INC CL B CL B	Acquisitions	14,800.00	-905,216.56
		Dispositions	-27,300.00		1,612,663.93
C656568508	NORTEL NETWORKS CORP NEW COM NEW STK	Dispositions	-5,047.00		30,297.25
		Free Delivery	-1,824.00
		Free Receipt	608.00

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C665859104	NORTHERN TRUST CORP COM	Acquisitions	19,930.00	-1,403,351.38
		Dispositions	-6,236.00		423,175.17
C666807102	NORTHROP GRUMMAN CORP COM	Acquisitions	5,700.00	-343,211.84
		Dispositions	-8,100.00		452,677.28
C67020Q107	NTELOS HLDGS CORP COM	Acquisitions	3,405.00	-88,483.28
		Dispositions	-7,772.00		198,778.66
C67020Y100	NUANCE COMMUNICATIONS INC COM	Acquisitions	2,665.00	-38,078.22
		Dispositions	-6,094.00		95,113.15
C67066G104	NVIDIA CORP COM	Acquisitions	61,400.00	-1,196,975.39
		Dispositions	-100,650.00		1,477,111.83
C629491101	NYSE EURONEXT COM STK	Acquisitions	7,200.00	-441,592.59
		Dispositions	-27,450.00		963,826.21
C67423R108	OBAGI MED PRODS INC COM	Acquisitions	615.00	-10,704.75
		Dispositions	-11,002.00		167,585.45
C674599105	OCCIDENTAL PETE CORP COM	Acquisitions	17,600.00	-1,356,301.72
		Dispositions	-19,200.00		1,453,555.23
C679580100	OLD DOMINION FGHT LINE INC COM	Acquisitions	9,362.00	-247,990.42
		Dispositions	-9,362.00		328,532.99
C68213N109	OMNICELL INC COM	Acquisitions	655.00	-17,933.90
		Dispositions	-11,739.00		159,143.31
C68212S109	OMNITURE INC COM STK	Acquisitions	6,728.00	-136,058.24
		Dispositions	-2,585.00		23,044.34
C682189105	ON SEMICONDUCTOR CORP COM	Acquisitions	110,360.00	-722,990.66
		Dispositions	-60,075.00		510,820.20
C684010101	OPTIONSXPRESS HLDGS INC COM STK	Acquisitions	665.00	-22,359.03
		Dispositions	-11,855.00		296,901.92

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C68389X105	ORACLE CORP COM	Acquisitions	90,790.00	-1,647,884.22
		Dispositions	-46,830.00		927,724.66
C671040103	OSI PHARMACEUTICALS INC COM	Acquisitions	3,805.00	-191,616.23
		Dispositions	-90.00		3,172.93
C693718108	PACCAR INC COM	Acquisitions	12,800.00	-616,259.62
		Dispositions	-200.00		5,542.56
C695156109	PACKAGING CORP AMER COM ISIN US6951561090	Acquisitions	17,086.00	-318,711.52
		Dispositions	-3,885.00		63,610.95
C695459107	PAETEC HLDG CORP COM STK	Acquisitions	4,002.00	-35,985.08
		Dispositions	-37,877.00		163,844.79
C699462107	PAREXEL INTL CORP COM	Acquisitions	15,915.00	-368,051.88
		Dispositions	-5,365.00		262,333.87
C701081101	PARKER DRILLING CO COM	Acquisitions	27,245.00	-241,530.10
		Dispositions	-630.00		3,039.73
C707882106	PENN VA CORP COM	Acquisitions	6,531.00	-270,045.78
		Dispositions	-3,477.00		194,864.17
C708160106	PENNEY J.C CO INC COM	Acquisitions	24,900.00	-717,250.85
		Dispositions	-7,300.00		297,838.72
C713448108	PEPSICO INC COM	Acquisitions	24,340.00	-1,510,226.06
		Dispositions	-18,450.00		1,279,954.95
C713831105	PERICOM SEMICONDUCTOR CORP COM	Acquisitions	3,900.00	-53,301.36
		Dispositions	-8,295.00		84,930.97
C717081103	PFIZER INC COM STK 3.11 1/9 PAR	Acquisitions	17,000.00	-313,195.69
		Dispositions	-103,300.00		1,842,851.34
C71721R406	PHASE FORWARD INC COM	Acquisitions	10,535.00	-191,632.00
		Dispositions	-3,215.00		66,672.19

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C718172109	PHILIP MORRIS INTL INC COM	Acquisitions	78,690.00	-3,972,306.64
		Dispositions	-33,000.00		1,572,721.71
		Free Receipt	30,600.00
C69344F106	PMC SIERRA INC COM	Acquisitions	40,358.00	-193,648.85
		Dispositions	-37,160.00		185,924.28
C73755L107	POTASH CORP SASK INC COM	Acquisitions	3,665.00	-738,463.58
		Dispositions	-7,165.00		907,436.86
C742962103	PRIVATEBANCORP INC COM	Acquisitions	15,050.00	-547,599.61
		Dispositions	-7,995.00		312,919.77
C742718109	PROCTER & GAMBLE CO COM	Acquisitions	33,360.00	-2,215,617.71
		Dispositions	-50,710.00		3,371,439.71
		Free Delivery	-189.00
C743312100	PROGRESS SOFTWARE CORP COM	Acquisitions	15,615.00	-455,295.02
		Dispositions	-3,305.00		69,343.86
C743606105	PROSPERITY BANCSHARES INC COM	Acquisitions	9,303.00	-261,530.67
		Dispositions	-9,303.00		312,558.81
C744320102	PRUDENTIAL FINL INC COM	Acquisitions	4,100.00	-176,247.81
		Dispositions	-100.00		3,137.52
C69366A100	PSS WORLD MED INC COM	Acquisitions	2,583.00	-47,362.39
		Dispositions	-9,515.00		161,641.90
C74439H108	PSYCHIATRIC SOLUTIONS INC COM	Acquisitions	2,884.00	-96,365.25
		Dispositions	-4,225.00		131,180.90
C747525103	QUALCOMM INC COM	Acquisitions	122,078.00	-5,166,973.11
		Dispositions	-14,655.00		664,852.92
C74834T103	QUEST SOFTWARE INC COM ISIN US74834T1034	Acquisitions	18,490.00	-262,719.30
		Dispositions	-430.00		5,716.81

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C74955W307	R H DONNELLEY CORP COM NEW	Acquisitions	12,300.00	-39,237.00
		Dispositions	-25,800.00		23,653.48
C755111507	RAYTHEON CO COM NEW COM NEW	Acquisitions	10,300.00	-645,213.30
		Dispositions	-1,900.00		101,321.89
C75689M101	RED ROBIN GOURMET BURGERS INC COM	Acquisitions	6,130.00	-253,629.07
		Dispositions	-6,130.00		199,736.09
C75886F107	REGENERON PHARMACEUTICALS INC COM	Acquisitions	545.00	-12,927.40
		Dispositions	-9,715.00		152,525.59
C760975102	RESEARCH IN MOTION LTD COM	Acquisitions	29,735.00	-2,674,640.33
		Dispositions	-62,495.00		5,777,447.76
C761565100	REX ENERGY CORP COM STK	Acquisitions	36,105.00	-441,149.62
		Dispositions	-6,055.00		112,714.70
C767735103	RISKMETRICS GROUP INC COM	Acquisitions	10,640.00	-224,653.38
		Dispositions	-245.00		3,867.29
C768573107	RIVERBED TECHNOLOGY INC COM	Acquisitions	245.00	-6,834.05
		Dispositions	-4,355.00		100,027.59
C786S14208	SAFEWAY INC COM NEW	Acquisitions	23,200.00	-567,207.22
		Dispositions	-8,900.00		229,100.61
C79466L302	SALESFORCE COM INC COM STK	Acquisitions	10,815.00	-725,102.26
		Dispositions	-10,815.00		598,653.26
C806605101	SCHERING-PLOUGH CORP COM	Acquisitions	112,625.00	-2,055,049.56
		Dispositions	-112,650.00		2,056,520.75
C806857108	SCHLUMBERGER LTD COM STK	Acquisitions	66,915.00	-4,104,665.20
		Dispositions	-19,000.00		1,643,500.06

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C806882106	SCHNITZER STL INDS INC CL A	Acquisitions	2,855.00	-159,189.95
		Dispositions	-2,855.00		133,941.85
C808513105	SCHWAB CHARLES CORP COM NEW	Acquisitions	80,290.00	-1,605,018.93
		Dispositions	-10,410.00		224,477.17
C824348106	SHERWIN-WILLIAMS CO COM	Acquisitions	16,000.00	-855,346.39
		Dispositions	-7,600.00		434,191.26
C82481R106	SHIRE PLC ADR	Acquisitions	5,000.00	-241,790.21
		Dispositions	-110.00		3,735.49
C82669G104	SIGNATURE BK NY N Y COM	Acquisitions	13,270.00	-355,385.65
		Dispositions	-13,270.00		378,274.46
C827048109	SILGAN HLDGS INC COM	Acquisitions	7,008.00	-365,291.63
		Dispositions	-1,040.00		53,436.03
C829226109	SINCLAIR BROADCAST GROUP INC CL A	Acquisitions	20,110.00	-153,288.14
		Dispositions	-48,105.00		324,617.08
C832696405	SMUCKER J M CO COM NEW COM NEW	Dispositions	-0.86		32.30
		Free Delivery	-309.00
		Free Receipt	617.86
C833034101	SNAP-ON INC COM	Acquisitions	7,470.00	-401,599.26
		Dispositions	-175.00		6,439.08
C83421A104	SOLERA HLDGS INC COM	Acquisitions	2,995.00	-62,959.04
		Dispositions	-8,104.00		201,725.93
C834376501	SOLUTIA INC COM NEW COM NEW	Dispositions	-1,804.00		11,649.23
		Free Delivery	-1,861.00
		Free Receipt	1,823.00
C834376105	SOLUTIA INC COM STK	Dispositions	-6,170.00		1,039.13
		Free Delivery	-643,693.00
		Free Receipt	319,808.00

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C845467109	SOUTHWESTN ENERGY DE COM	Acquisitions	17,200.00	-575,408.61
		Dispositions	-9,300.00		347,004.98
C846822104	SPARTAN STORES INC COM	Acquisitions	17,829.00	-373,510.71
		Dispositions	-7,942.00		186,489.97
C854532108	STANLEY INC COM	Acquisitions	4,284.00	-135,067.40
		Dispositions	-11,310.00		379,429.41
C855244109	STARBUCKS CORP COM	Acquisitions	51,650.00	-882,078.55
		Dispositions	-51,650.00		802,520.27
C85590A401	STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	Acquisitions	145.00	-7,030.70
		Dispositions	-15,845.00		751,264.51
C860630102	STIFEL FINL CORP COM	Acquisitions	655.00	-30,385.30
		Dispositions	-4,791.00		218,163.56
C866933401	SUN HEALTHCARE GROUP INC COM NEW COM NEW	Acquisitions	16,587.00	-232,734.21
		Dispositions	-16,308.00		273,389.28
C867229106	SUNCOR INC COM STK NPV	Acquisitions	2,000.00	-215,564.39
		Dispositions	-2,000.00		168,693.07
C86764P109	SUNOCO INC COM	Acquisitions	9,200.00	-400,017.19
		Dispositions	-12,800.00		462,851.98
C867652109	SUNPOWER CORP COM CL A	Acquisitions	600.00	-65,694.64
		Dispositions	-4,000.00		261,521.58
C867892101	SUNSTONE HOTEL INVS INC NEW COM	Acquisitions	8,460.00	-142,874.69
		Dispositions	-15,475.00		239,888.11
C868157108	SUPERIOR ENERGY SVCS INC COM	Acquisitions	9,520.00	-306,312.16
		Dispositions	-8,495.00		399,911.22
C86837X105	SUPERIOR WELL SVCS INC COM STK	Acquisitions	8,552.00	-184,110.02
		Dispositions	-8,552.00		185,024.05

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C871043105	SWITCH & DATA FAC CO INC	Acquisitions	22,950.00	-317,993.80
		Dispositions	-5,483.00		36,308.72
C78505P100	SXC HEALTH SOLUTIONS CORP COM	Acquisitions	685.00	-9,947.02
		Dispositions	-12,272.00		150,585.79
C871130100	SYBASE INC COM	Acquisitions	14,964.00	-397,972.59
		Dispositions	-14,964.00		455,721.77
C871237103	SYKES ENTERPRISES INC COM	Acquisitions	14,785.00	-266,716.70
		Dispositions	-340.00		6,006.06
C87157D109	SYNAPTICS INC COM	Acquisitions	4,110.00	-119,009.09
		Dispositions	-9,085.00		292,018.96
C87157B103	SYNCHRONOSS TECHNOLOGIES INC COM STK	Acquisitions	1,055.00	-29,632.68
		Dispositions	-7,970.00		99,551.15
C87306E107	T-3 ENERGY SVCS INC COM	Acquisitions	2,481.00	-107,527.06
		Dispositions	-8,651.00		522,426.04
C87424N104	TALEO CORP COM CL A COM CL A	Acquisitions	4,106.00	-102,880.14
		Dispositions	-15,444.00		302,699.67
C87612E106	TARGET CORP COM STK	Acquisitions	3,900.00	-206,771.76
		Dispositions	-20,900.00		1,096,000.27
C878155100	TEAM INC COM STK	Acquisitions	10,290.00	-315,999.26
		Dispositions	-2,265.00		76,614.26
C882508104	TEXAS INSTRS INC COM	Acquisitions	37,645.00	-918,404.03
		Dispositions	-18,995.00		477,928.89
C883203101	TEXTRON INC COM	Acquisitions	5,500.00	-332,236.15
		Dispositions	-29,140.00		1,307,217.94

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C883556102	THERMO FISHER CORP	Acquisitions	4,075.00	-182,104.49
		Dispositions	-14,995.00		832,738.48
C885175307	THORATEC CORP	Acquisitions	6,525.00	-149,560.50
		Dispositions	-1,585.00		45,079.20
C88830M102	TITAN INTL INC ILL COM	Acquisitions	4,635.00	-159,655.36
		Dispositions	-5,793.75		108,211.64
C891777104	TOWER GROUP INC COM	Acquisitions	1,665.00	-44,023.99
		Dispositions	-2,847.00		66,926.35
C892356106	TRACTOR SUPPLY CO COM	Acquisitions	1,945.00	-73,347.49
		Dispositions	-1,945.00		77,518.11
CH8817H100	TRANSOCEAN LTD	Dispositions	-175.00		7,461.95
		Free Receipt	18,500.00
C89417E109	TRAVELERS COS INC COM STK	Acquisitions	1,700.00	-72,602.99
		Dispositions	-60,300.00		2,814,176.62
C896818101	TRIUMPH GROUP INC NEW COM	Acquisitions	2,360.00	-136,083.84
		Dispositions	-7,570.00		306,528.31
C89784N104	TRUE RELIGION APPAREL INC COM STK	Acquisitions	9,604.00	-220,437.99
		Dispositions	-9,604.00		120,593.99
C87311L104	TW TELECOM INC CL A STK	Dispositions	-17,319.00		234,071.83
		Free Receipt	17,319.00
CG9144P105	TYCO ELECTRONICS L COM STK	Acquisitions	24,200.00	-529,677.31
		Dispositions	-21,700.00		783,245.52
C90341W108	U S AWYS GROUP INC COM	Acquisitions	18,382.00	-130,484.59
		Dispositions	-350.00		3,053.73
C902549807	UAL CORP COM NEW STK	Acquisitions	15,324.00	-165,141.23
		Dispositions	-5,500.00		55,268.64

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C90385D107	ULTIMATE SOFTWARE GROUP INC COM	Acquisitions	525.00	-16,785.25
		Dispositions	-9,385.00		316,607.65
C907818108	UNION PAC CORP COM	Acquisitions	12,075.00	-1,085,864.00
		Dispositions	-40,150.00		4,333,931.92
C913017109	UNITED TECHNOLOGIES CORP COM	Acquisitions	3,840.00	-247,193.02
		Dispositions	-17,900.00		979,828.31
C91529Y106	UNUM GROUP	Acquisitions	500.00	-12,690.00
		Dispositions	-23,200.00		452,893.33
C91307C102	UTD THERAPEUTICS CORP DEL COM STK	Acquisitions	2,916.00	-260,234.01
		Dispositions	-420.00		25,006.30
C92778Q109	VA COMM BANCORP INC COM STK	Acquisitions	8,790.00	-95,618.95
		Dispositions	-25,718.00		133,763.57
C922207105	VARIAN SEMICONDUCTOR EQUIPMENT ASSOCS INC COM	Acquisitions	3,950.00	-132,341.94
		Dispositions	-13,472.00		346,176.41
C92342Y109	VERIFONE HLDGS INC COM	Acquisitions	18,795.00	-306,496.07
		Dispositions	-18,795.00		103,102.18
CY93691106	VERIGY LTD ORD SHS	Acquisitions	12,199.00	-249,804.52
		Dispositions	-3,989.00		57,077.09
C92552V100	VIASAT INC COM	Acquisitions	495.00	-16,211.15
		Dispositions	-8,850.00		178,030.66
C92826C839	VISA INC COM CL A STK	Acquisitions	18,200.00	-904,255.06
		Dispositions	-3,400.00		206,510.24
C928298108	VISHAY INTERTECHNOLOGY INC COM	Acquisitions	8,000.00	-83,227.90
		Dispositions	-8,000.00		70,141.40
C928563402	VMWARE INC CL A COM CL A COM	Acquisitions	15,025.00	-908,342.40
		Dispositions	-15,025.00		759,074.38

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C92858J108	VOCUS INC COM	Acquisitions	3,037.00	-67,046.96
		Dispositions	-1,333.00		23,658.21
C928645100	VOLCANO CORP COM STK	Acquisitions	5,263.00	-69,641.36
		Dispositions	-9,539.00		143,398.38
C92864N101	VOLCOM INC COM	Acquisitions	3,905.00	-64,198.20
		Dispositions	-12,099.00		246,441.58
C931142103	WAL-MART STORES INC COM	Acquisitions	92,625.00	-4,948,591.52
		Dispositions	-137,810.00		7,398,038.24
C254687106	WALT DISNEY CO	Acquisitions	87,710.00	-2,310,044.80
		Dispositions	-22,350.00		709,842.02
C934390402	WARNACO GROUP INC COM NEW COM NEW	Acquisitions	3,889.00	-142,225.34
		Dispositions	-5,334.00		211,665.81
C939322103	WASHINGTON MUTUAL INC	Acquisitions	131,500.00	-1,293,668.55
		Dispositions	-133,800.00		1,058,235.31
C942712100	WATSON WYATT WORLDWIDE INC CL A	Acquisitions	4,825.00	-231,037.05
		Dispositions	-9,330.00		497,587.95
C94973V107	WELLPOINT INC COM	Acquisitions	23,400.00	-1,199,195.14
		Dispositions	-29,350.00		1,863,993.27
C949746101	WELLS FARGO & CO NEW COM STK	Acquisitions	51,800.00	-1,519,918.23
		Dispositions	-9,600.00		276,416.74
C966837106	WHOLE FOODS MKT INC COM	Acquisitions	4,200.00	-160,027.31
		Dispositions	-15,900.00		343,869.08
C929297109	WMS INDS INC COM STK	Acquisitions	550.00	-19,655.02
		Dispositions	-9,847.00		372,025.30

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C98233Q105	WRIGHT EXPRESS CORP COM STK	Acquisitions	7,503.00	-225,169.24
		Dispositions	-7,503.00		103,618.15
C98235T107	WRIGHT MED GROUP INC COM	Acquisitions	5,335.00	-135,581.75
		Dispositions	-6,187.00		179,991.75
C983024100	WYETH COM	Acquisitions	9,500.00	-434,943.68
		Dispositions	-1,400.00		58,193.29
C984121103	XEROX CORP COM	Acquisitions	36,300.00	-282,419.41
		Dispositions	-8,500.00		117,256.84
CG98255105	XL CAP LTD COM STK	Acquisitions	19,200.00	-359,978.88
		Dispositions	-19,200.00		103,046.56
CG98255105	XL CAP LTD COM STK	Acquisitions	45,300.00	-731,891.99
		Dispositions	-6,000.00		39,088.71
C98385X106	XTO ENERGY INC COM	Acquisitions	14,280.00	-786,131.75
		Dispositions	-19,730.25		801,730.20
C988498101	YUM BRANDS INC COM	Acquisitions	23,580.00	-909,911.22
		Dispositions	-64,480.00		2,231,106.90
C989390109	ZENITH NATL INS CORP COM	Acquisitions	7,695.00	-293,400.89
		Dispositions	-1,331.00		41,890.76
C989922109	ZOLL MED CORP COM	Acquisitions	8,550.00	-268,618.64
		Dispositions	-1,335.00		45,646.23
C98975W104	ZOLTEK COS INC COM	Acquisitions	933.00	-36,882.23
		Dispositions	-7,325.00		153,847.59

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C9999990A4	&&& CASH MARGIN REQUIREMENT ON FINANCIAL FUTURES (COLLATERAL) HELD ELSEWHERE	Acquisitions	1,500,000.00	-1,500,000.00
		Dispositions	-650,000.00		650,000.00
C999959927	&&&BOND FUTURES OFFSET — LONG	Free Delivery	-4,088.00
		Free Receipt	4,016.00
C999689268	&&&CASH HELD ELSEWHERE	Acquisitions	36,133.55	-36,133.55
		Dispositions	-36,133.55		39,253.87
C999960032	&&&SHORT-TERM BOND FUTURES OFFSET — LONG	Free Delivery	-300.00
		Free Receipt	300.00
C0027A0BN0	ABBEY NATL NORTH AMER LLC DISC COML PAPER 3/A3 YRS 1&2 02-22-2008	Acquisitions	700,000.00	-699,587.58
		Dispositions	-700,000.00		700,000.00
C013817AR2	ALCOA INC NT 6% DUE 07-15-2013 BEO	Acquisitions	115,000.00	-114,300.60
		Dispositions	-50,000.00		42,703.15
C02580ECN1	AMERN EXPRESS BK FSB MEDIUM TERM BK N TRANCHE # TR 00061 5.5 DUE 04-16-2013	Acquisitions	365,000.00	-366,208.15
		Dispositions	-365,000.00		322,200.10
C02580ECG6	AMERN EXPRESS BK FSB MEDIUM TERM BK N 5 55 DUE 10-17-2012	Acquisitions	250,000.00	-222,472.50
		Dispositions	-415,000.00		417,859.35
C0258M0CY3	AMERN EXPRESS CR CORP MEDIUM TERM NTS TRANCHE # TR 00071 7.3 DUE 08-20-2013	Acquisitions	405,000.00	-404,331.75
		Dispositions	-215,000.00		220,665.25
C0018A2G75	ANZ NATL INTL LTD DISC COML PAPER 4/2 YRS 1&2 07-07-2008	Acquisitions	1,150,000.00	-1,145,396.81
		Dispositions	-1,150,000.00		1,148,003.47
C037735CD7	APPALACHIAN PWR CO APPALACHIAN PWR 5 DUE 06-01-2017/06-07-2005 BEO	Acquisitions	700,000.00	-640,654.00
		Dispositions	-700,000.00		626,465.00
C00206RAN2	AT&T INC GLOBAL NT DTD 05/13/2008 6.4% DUE 05-15-2038 REG	Acquisitions	280,000.00	-278,924.80
		Dispositions	-280,000.00		269,889.20
C00206RAG7	AT&T INC GLOBAL NT 6.3% DUE 01-15-2038 BEO	Acquisitions	365,000.00	-350,517.55
		Dispositions	-500,000.00		485,948.05

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C060505DP6	BANK AMER CORP BANK AMER 5.75% DUE 12-01-2017 BEO	Acquisitions	605,000.00	-564,562.15
		Dispositions	-205,000.00		207,578.90
C06051GDX4	BANK AMER FDG CORP MED TERM NTS SER L 5.65% DUE 05-01-2018 BEO	Acquisitions	875,000.00	-837,683.75
		Dispositions	-565,000.00		529,376.30
C06478GG24	BANK SCOTLAND PLC TREAS DIV LONDON BRH DISC COML PAPER 3/A3 YRS 1&2 07-02-2008	Acquisitions	600,000.00	-599,436.67
		Dispositions	-600,000.00		599,679.17
C0660P0DF7	BANKAMERICA CORP DISC COML PAPER 3/A3 YRS 1&2 04-15-2008	Acquisitions	2,500,000.00	-2,499,218.75
		Dispositions	-2,500,000.00		2,500,000.00
C071813AU3	BAXTER INTL INC SR NT 4.625% DUE C3-15-2015/03-14-2015 BEO	Acquisitions	120,000.00	-117,969.60
		Dispositions	-120,000.00		109,243.20
C073902RU4	BEAR STEARNS COS INC SR GLOBAL NT 7.25% DUE 02-01-2018 BEO	Acquisitions	270,000.00	-269,260.20
		Dispositions	-135,000.00		126,225.00
C110122AQ1	BRISTOL MYERS SQUIBB CO NT 6.125% DUE 05-01-2038 BEO	Acquisitions	500,000.00	-496,977.50
		Dispositions	-500,000.00		481,680.00
C129466AL2	CALENERGY INC SR NT 7.52% DUE 09-15-2008BEO	Acquisitions	250,000.00	-252,532.50
		Dispositions	-250,000.00		250,000.00
C13066YCN7	CALIFORNIA ST DEPT WTR RES PWR SUPPLY REV 5.125% 05-01-2018 BEO	Acquisitions	115,000.00	-127,290.05
		Dispositions	-115,000.00		125,504.60
C13645RAH7	CANADIAN PAC RY CO NEW CANADIAN PACIFIC 6.5% DUE 05-15-2018 BEO	Acquisitions	540,000.00	-537,775.20
		Dispositions	-540,000.00		539,785.20
C14041UAC9	CAP 1 AUTO FIN TR 5.07000017166% DUE 07-15-2011	Acquisitions	214,085.22	-211,944.37
		Dispositions	-111,849.22		111,849.22
C14042HAB9	CAP 1 AUTO FIN TR 5.28999996185% DUE 05-15-2010	Acquisitions	570,000.00	-568,842.19
		Dispositions	-502,817.34		502,817.34
C14041GCU8	CAP 1 AUTO FIN TR 5.33% DUE 11-15-2010	Acquisitions	203,683.68	-202,991.47
		Dispositions	-177,115.13		177,115.13

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C14041NBB6	CAPITAL ONE MULTI-ASSET EXECUTION TR 2003-6 NT CL B FLTG RATE 09-15-2011 REG	Acquisitions	500,000.00	-497,421.88
		Dispositions	-500,000.00		500,000.00
C144141CY2	CAROLINA PWR & LT CO 1ST MTG BD 6.3% DUE04-01-2038 BEO	Acquisitions	500,000.00	-499,105.00
		Dispositions	-500,000.00		507,165.00
C14912L3U3	CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00811 5.45 DUE 04-15-2018	Acquisitions	170,000.00	-171,618.40
		Dispositions	-170,000.00		173,037.90
C149123BP5	CATERPILLAR INC NT 7% DUE 12-15-2013/12-05-2008	Acquisitions	310,000.00	-309,925.60
		Dispositions	-310,000.00		311,338.58
C777999004	CDS / STS CMBX NA-AJ 2 03-15-2049 9CMBXAJB5	Acquisitions	1,120,000.00	0.00
		Dispositions	-1,120,000.00		0.00
C777999004	CDS / STS CMBX 06-2 AAA 03-15-2049 9CMBX06C9	Acquisitions	1,120,000.00	0.00
		Dispositions	-1,120,000.00		0.00
C777999004	CDS / STS JPMORGANUS PCDX9IGX2 12-20-2012 9CDXIG9T3	Acquisitions	3,670,000.00	0.00
		Dispositions	-3,670,000.00		0.00
C777999004	CDS / STS JPMORGANUS PURC PROTECTION ON PCDX9IGX2 12-20-2012 9CDXIG9T3	Acquisitions	3,670,000.00	-116,842.36
		Dispositions	-3,670,000.00		162,204.27
C777999004	CDS / STS MGTCUS3G DJ 12-20-2012 9CDX9IG12	Acquisitions	2,600,000.00	0.00
		Dispositions	-2,600,000.00		0.00
C777999004	CDS / STS MGTCUS3G PURC PROTECTION ON DJ12-20-2012 9CDX9IG12	Acquisitions	2,600,000.00	-121,656.00
		Dispositions	-2,600,000.00		109,856.01
C777999004	CDS / STS PURC PROTECTION ON CMBX NA-AJ 2 03-15-2049 9CMBXAJB5	Acquisitions	1,120,000.00	-313,102.51
		Dispositions	-1,120,000.00		293,476.88
C777999004	CDS / STS PURC PROTECTION ON CMBX 06-2 AAA 03-15-2049 9CMBX06C9	Acquisitions	1,120,000.00	-169,963.15
		Dispositions	-1,120,000.00		140,446.46

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C777999004	CDS SLHIGB21 LIBERTY MUTUAL INSURANCE 12-20-2014 99LIBLB18	Acquisitions	1,130,000.00	0.00
		Dispositions	-1,130,000.00		0.00
C777999004	CDS SLHIGB21 PURC PROTECTION ON LIBERTY MUTUAL INSURANCE 12-20-2014 99LIBLB18	Acquisitions	1,130,000.00	0.00
		Dispositions	-1,130,000.00		34,301.12
C161571CW2	CHASE ISSUANCE TR 4.26000022888% DUE 05-15-2013	Acquisitions	485,000.00	-484,937.24
		Dispositions	-485,000.00		478,880.86
C172967EQ0	CITIGROUP INC GLOBAL SR NT 5.5% DUE 04-11-2013 BEO	Acquisitions	660,000.00	-657,122.40
		Dispositions	-660,000.00		639,797.40
C02151GAD9	CMO ALTERNATIVE LN TR 2007-24 MTG PASS THRU CTF CL A-4 DUE 10-25-2037 REG	Acquisitions	244,856.87	-159,769.11
		Dispositions	-244,856.87		80,966.67
C22540VGE6	CMO CSFB MTG SECS CORP MSC SER 01-CKN5 CL A4 5.435 DUE 7-15-2011 BEO	Acquisitions	460,406.23	-461,256.48
		Dispositions	-27,672.60		27,672.60
C23322BGB8	CMO DLJ COML MTG CORP SER 1999-CG3 CL A-1B 7.34% DUE 10-10-2032 BEO	Acquisitions	115,585.08	-117,553.64
		Dispositions	-98,671.95		98,671.95
C45660NMK8	CMO INDYMAC MBS INC 2003-A1 MTG PASSTHRUCTF CL A-2 DUE 03-25-2033 REG	Acquisitions	458,664.19	-416,524.42
		Dispositions	-76,861.11		76,861.11
C46629MAA3	CMO J P MORGAN CHASE COML MTG SECS TR 2006-L CL A-1 5.241 DUE 05-15-2045 REG	Acquisitions	398,889.50	-395,477.12
		Dispositions	-304,849.01		303,816.78
C20029PAJ8	COMCAST CABLE COMMUNICATIONS INC 6.2 DUE11-15-2008 BEO	Acquisitions	900,000.00	-911,415.80
		Dispositions	-900,000.00		900,000.00
C20030NAX9	COMCAST CORP NEW NT 6.4% DUE 05-15-2038 BEO	Acquisitions	345,000.00	-344,261.70
		Dispositions	-345,000.00		338,654.85
C209111EU3	CONS EDISON CO N Y INC DEB SER 2008 B 6.75 DUE 04-01-2038/04-04-2008 REG	Acquisitions	310,000.00	-309,091.70
		Dispositions	-310,000.00		310,640.20
C22541HCC4	CR SUISSE N Y BRH FORMERLY CR S SUB 6 DUE 02-15-2018 BEO	Acquisitions	815,000.00	-813,180.70
		Dispositions	-680,000.00		631,657.30

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C225470AK9	CR SUISSE 1ST BSTN MTG SECS CORP 2005-C5COML MTG PASSTHRU CTF A-1 8-15-38	Acquisitions	294,358.62	-291,828.98
		Dispositions	-294,358.62		292,702.85
C2254C0TC1	CR SUISSE 1ST BSTN N Y BRH MEDIU TRANCHE# TR 00411 5 DUE 05-15-2013 REG	Acquisitions	495,000.00	-492,191.05
		Dispositions	-425,000.00		411,102.50
C126408GP2	CSX CORP CSX CORP 7.45% DUE 04-01-2038/03-27-2008 BEO	Acquisitions	150,000.00	-149,890.50
		Dispositions	-150,000.00		157,260.00
C233882AF6	DAIMLERCHRYSLER AUTO TR 2007-A AST BKD NT CL A-4A 5.28 DUE 3-8-13 REG	Acquisitions	390,000.00	-392,620.31
		Dispositions	-815,000.00		784,297.65
C233889AG9	DAIMLERCHRYSLER 5.32000017166% DUE 11-08-2014	Acquisitions	310,000.00	-309,942.34
		Dispositions	-310,000.00		296,825.00
C24422EQM4	DEERE JOHN CAP CORP MEDIUM TERM NTS BOOKTRANCHE # TR 00348 4.95 12-17-2012	Acquisitions	215,000.00	-221,475.80
		Dispositions	-215,000.00		219,035.55
C24422EQR3	DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOKENTRY SR NT 5.35% DUE 04-03-2018	Acquisitions	130,000.00	-129,602.20
		Dispositions	-130,000.00		132,024.10
C25153JBR0	DEUTSCHE BK FINL LLC DISC COML PAPER 3/A2 DEUTSCHE BK CPN 02-25-2008	Acquisitions	4,500,000.00	-4,498,886.25
		Dispositions	-4,500,000.00		4,500,000.00
C25153JBB5	DEUTSCHE BK FINL LLC DISC COML PAPER 3/A2 DEUTSCHE BK YRS 1&2 CPN 02-11-2008	Acquisitions	4,800,000.00	-4,798,808.00
		Dispositions	-4,800,000.00		4,800,000.00
C25153JCC2	DEUTSCHE BK FINL LLC DISC COML PAPER 3/A2 03-12-2008	Acquisitions	6,000,000.00	-5,999,503.33
		Dispositions	-6,000,000.00		6,000,000.00
C25153JBT6	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N Y BRH YRS 1&2 CPN 02-27-2008	Acquisitions	5,500,000.00	-5,499,541.67
		Dispositions	-5,500,000.00		5,499,541.67
C25153JA91	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 01-09-08	Acquisitions	2,500,000.00	-2,499,707.64
		Dispositions	-2,500,000.00		2,500,000.00
C25153JAE0	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 01 14-08	Acquisitions	2,000,000.00	-1,999,295.00
		Dispositions	-2,000,000.00		2,000,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C25153JAJ9	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 01-18-2008	Acquisitions	1,500,000.00	-1,497,520.83
		Dispositions	-1,500,000.00		1,500,000.00
C25153JBC3	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 02-12-2008	Acquisitions	4,400,000.00	-4,399,628.44
		Dispositions	-4,400,000.00		4,400,000.00
C25153JBL3	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 02-20-08	Acquisitions	4,500,000.00	-4,499,618.75
		Dispositions	-4,500,000.00		4,500,000.00
C25153JBU3	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 02-28-08	Acquisitions	5,500,000.00	-5,499,546.25
		Dispositions	-5,500,000.00		5,499,546.25
C25153JC32	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 03-03-2008	Acquisitions	5,500,000.00	-5,498,579.17
		Dispositions	-5,500,000.00		5,498,579.17
C25153JC40	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 03-04-08	Acquisitions	5,500,000.00	-5,499,523.33
		Dispositions	-5,500,000.00		5,500,000.00
C25153JC57	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 03-05-2008	Acquisitions	5,500,000.00	-5,499,530.97
		Dispositions	-5,500,000.00		5,500,000.00
C25153JC65	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 03-06-2008	Acquisitions	5,000,000.00	-4,999,587.50
		Dispositions	-5,000,000.00		4,999,587.50
C25153JC73	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 03-07-2008	Acquisitions	4,500,000.00	-4,499,625.00
		Dispositions	-4,500,000.00		4,499,625.00
C25153JCB4	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 03-11-2008	Acquisitions	4,500,000.00	-4,499,627.50
		Dispositions	-4,500,000.00		4,499,627.50
C25153JCD0	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 03-13-2008	Acquisitions	3,000,000.00	-2,999,752.50
		Dispositions	-3,000,000.00		2,999,752.50
C25153JCH1	DEUTSCHE BK FINL LLC DISC CP 3/A2 AG N YBRH YRS 1&2 CPN 03-17-08	Acquisitions	3,000,000.00	-2,999,262.50
		Dispositions	-3,000,000.00		3,000,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C25153JAB6	DEUTSCHE BK FINL LLC DISC CP 3/A2 BK AG N Y BRH YRS 1&2 CPN 01-11-08	Acquisitions	2,500,000.00	-2,499,704.86
		Dispositions	-2,500,000.00		2,500,000.00
C25153JAA8	DEUTSCHE BK FINL LLC DISC CP 3/A2 N Y BRH YRS 1&2 CPN 01-10-08	Acquisitions	2,500,000.00	-2,499,707.64
		Dispositions	-2,500,000.00		2,500,000.00
C25153JBK5	DEUTSCHE BK FINL LLC DISC CPN 02-19-2008	Acquisitions	4,500,000.00	-4,497,613.89
		Dispositions	-4,500,000.00		4,500,000.00
C25153JBM1	DEUTSCHE BK FINL LLC DISC CPN 02-21-2008	Acquisitions	4,000,000.00	-3,999,666.67
		Dispositions	-4,000,000.00		4,000,000.00
C25153JBN9	DEUTSCHE BK FINL LLC DISC CPN 02-22-2008	Acquisitions	3,900,000.00	-3,899,672.83
		Dispositions	-3,900,000.00		3,900,000.00
C25153JBS8	DEUTSCHE BK FINL LLC DISC CPN 02-26-2008	Acquisitions	4,500,000.00	-4,499,627.50
		Dispositions	-4,500,000.00		4,499,627.50
C25153JBV1	DEUTSCHE BK FINL LLC DISC CPN 02-29-2008	Acquisitions	5,500,000.00	-5,499,535.56
		Dispositions	-5,500,000.00		5,500,000.00
C25153JCJ7	DEUTSCHE BK FINL LLC DISC CPN 03-18-2008	Acquisitions	2,000,000.00	-1,999,827.78
		Dispositions	-2,000,000.00		1,999,827.78
C25156PAC7	DEUTSCHE TELEKOM INTL FIN B V GTD NT 8.75% DUE 06-15-2030 BEO	Acquisitions	90,000.00	-104,247.70
		Dispositions	-420,000.00		508,309.20
C2521E0D95	DEXIA DEL L L C DISC COML PAPER 3/A3 YRS1&2 CPN 04-09-2008	Acquisitions	5,500,000.00	-5,499,657.78
		Dispositions	-5,500,000.00		5,500,000.00
C2521E0D20	DEXIA DEL L L C DISC COML PAPER 3/A3 YRS1&2 04-02-2008	Acquisitions	1,500,000.00	-1,499,894.17
		Dispositions	-1,500,000.00		1,500,000.00
C2521E0D38	DEXIA DEL L L C DISC COML PAPER 3/A3 YRS1&2 04-03-2008	Acquisitions	1,500,000.00	-1,499,892.08
		Dispositions	-1,500,000.00		1,500,000.00
C2521E0D46	DEXIA DEL L L C DISC COML PAPER 3/A3 YRS1&2 04-04-2008	Acquisitions	2,000,000.00	-1,999,864.44
		Dispositions	-2,000,000.00		2,000,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C2521E0D79	DEXIA DEL L L C DISC COML PAPER 3/A3 YRS1&2 04-07-2008	Acquisitions	5,000,000.00	-4,999,066.67
		Dispositions	-5,000,000.00		5,000,000.00
C2521E0H67	DEXIA DEL L L C DISC COML PAPER 3/A3 YRS1&2 08-06-2008	Acquisitions	2,000,000.00	-1,987,045.56
		Dispositions	-2,000,000.00		1,991,750.00
C26442CAB0	DUKE ENERGY CAROLINAS LLC 6% DUE 01-15-2038/01-18-2008 BEO	Acquisitions	500,000.00	-499,650.00
		Dispositions	-500,000.00		500,340.00
C264399EL6	DUKE ENERGY CORP SR NT 4.2 DUE 10-01-2008/09-30-2008 REG	Acquisitions	750,000.00	-753,952.50
		Dispositions	-750,000.00		750,000.00
C28264QDQ4	EKSPORTFINANS A S A MTN TR 00087 5.125 DUE 10-26-2011	Acquisitions	100,000.00	-104,686.67
		Dispositions	-100,000.00		104,686.67
C291011AX2	EMERSON ELEC CO C CRP EMR 5.25% DUE 10-15-2018 BEO	Acquisitions	325,000.00	-324,155.00
		Dispositions	-160,000.00		159,299.20
C29379VAC7	ENTERPRISE PRODS OPER LLC GTD SR NT 6.5%DUE 01-31-2019/04-03-2008 REG	Acquisitions	155,000.00	-154,792.30
		Dispositions	-155,000.00		154,359.85
C29736RAD2	ESTEE LAUDER COS INC SR NT 7.75% DUE 11-01-2013 BEO	Acquisitions	205,000.00	-204,860.60
		Dispositions	-205,000.00		216,778.40
C313384YJ2	FEDERAL HOME LN BK CONS DISC NTS 06-20-2008	Acquisitions	3,800,000.00	-3,793,822.89
		Dispositions	-3,800,000.00		3,800,000.00
C313384ZD4	FEDERAL HOME LN BK CONS DISC NTS 07-09-2008	Acquisitions	3,500,000.00	-3,497,561.67
		Dispositions	-3,500,000.00		3,500,000.00
C313384A90	FEDERAL HOME LN BK CONS DISC NTS 08-06-2008	Acquisitions	2,500,000.00	-2,495,877.78
		Dispositions	-2,500,000.00		2,500,000.00
C313385AG1	FHLB DISC NT 01-07-2009	Acquisitions	5,500,000.00	-5,499,786.11
		Dispositions	-5,500,000.00		5,499,841.11
C313384US6	FHLB DISC NT 03-24-2008	Acquisitions	3,200,000.00	-3,192,832.00
		Dispositions	-3,200,000.00		3,198,827.11

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C313384VT3	FHLB DISC NT 04-18-2008	Acquisitions	3,000,000.00	-2,995,583.33
		Dispositions	-3,000,000.00		3,000,000.00
C313384WX3	FHLB DISC NT 05-16-2008	Acquisitions	3,500,000.00	-3,495,376.77
		Dispositions	-3,500,000.00		3,500,000.00
C313384E70	FHLB DISC NT 09-05-2008	Acquisitions	2,400,000.00	-2,395,600.00
		Dispositions	-2,400,000.00		2,400,000.00
C313384H28	FHLB DISC NT 09-24-2008	Acquisitions	1,000,000.00	-999,966.67
		Dispositions	-1,000,000.00		1,000,000.00
C313384H36	FHLB DISC NT 09-25-2008	Acquisitions	900,000.00	-899,996.25
		Dispositions	-900,000.00		900,000.00
C313384H77	FHLB DISC NT 09-29-2008	Acquisitions	400,000.00	-399,970.00
		Dispositions	-400,000.00		400,000.00
C313384H85	FHLB DISC NT 09-30-2008	Acquisitions	500,000.00	-499,883.33
		Dispositions	-500,000.00		500,000.00
C313384J67	FHLB DISC NT 10-06-2008	Acquisitions	400,000.00	-399,972.78
		Dispositions	-400,000.00		400,000.00
C313384J83	FHLB DISC NT 10-08-2008	Acquisitions	1,400,000.00	-1,399,700.56
		Dispositions	-1,400,000.00		1,400,000.00
C313384J91	FHLB DISC NT 10-09-2008	Acquisitions	400,000.00	-399,825.00
		Dispositions	-400,000.00		400,000.00
C313384K65	FHLB DISC NT 10-14-2008	Acquisitions	1,255,000.00	-1,254,607.81
		Dispositions	1,255,000.00		1,255,000.00
C313384L49	FHLB DISC NT 10-20-2008	Acquisitions	400,000.00	-399,600.00
		Dispositions	-400,000.00		399,847.22

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C313384L56	FHLB DISC NT 10-21-2008	Acquisitions	2,400,000.00	-2,393,130.67
		Dispositions	-2,400,000.00		2,400,000.00
C313384L64	FHLB DISC NT 10-22-2008	Acquisitions	1,200,000.00	-1,197,728.33
		Dispositions	-1,200,000.00		1,200,000.00
C313384M30	FHLB DISC NT 10-27-2008	Acquisitions	400,000.00	-399,800.00
		Dispositions	-400,000.00		399,801.80
C313384P37	FHLB DISC NT 11-12-2008	Acquisitions	500,000.00	-499,486.11
		Dispositions	-500,000.00		499,447.14
C313384P52	FHLB DISC NT 11-14-2008	Acquisitions	3,500,000.00	-3,497,614.58
		Dispositions	-3,500,000.00		3,500,000.00
C313384R68	FHLB DISC NT 12-01-2008	Acquisitions	1,500,000.00	-1,499,965.00
		Dispositions	-1,500,000.00		1,500,000.00
C313384S59	FHLB DISC NT 12-08-2008	Acquisitions	4,400,000.00	-4,396,303.61
		Dispositions	-4,400,000.00		4,396,150.00
C313384S67	FHLB DISC NT 12-09-2008	Acquisitions	5,500,000.00	-5,498,659.37
		Dispositions	-5,500,000.00		5,500,000.00
C313384V30	FHLB DISC NT 12-30-2008	Acquisitions	1,800,000.00	-1,799,666.50
		Dispositions	-1,800,000.00		1,800,000.00
C313397AN1	FHLMC DISC NT 01-13-2009	Acquisitions	4,500,000.00	-4,496,187.45
		Dispositions	-1,560,000.00		1,559,379.04
C313396J61	FHLMC DISC NT 10-06-2008	Acquisitions	1,000,000.00	-989,391.38
		Dispositions	-1,000,000.00		1,000,000.00
C313396L43	FHLMC DISC NT 10-20-2008	Acquisitions	2,400,000.00	-2,396,220.00
		Dispositions	-2,400,000.00		2,400,000.00
C313396P98	FHLMC DISC NT 11-18-2008	Acquisitions	3,600,000.00	-3,589,200.00
		Dispositions	-3,600,000.00		3,600,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C313396T52	FHLMC DISC NT 12-16-2008	Acquisitions	500,000.00	-497,308.33
		Dispositions	-500,000.00		499,006.94
C337932AB3	FIRSTENERGY CORP NT SER B 6.45% DUE 11-15-2011/11-14-2011 BEO	Acquisitions	35,000.00	-36,487.43
		Dispositions	-35,000.00		35,645.05
C341099CK3	FLORIDA PWR CORP 1ST MT GBD 5.65% DUE 06-15-2018 BEO	Acquisitions	410,000.00	-409,935.65
		Dispositions	-410,000.00		419,442.30
C313588YA7	FNMA DISC NT DUE 06-12-2008	Acquisitions	10,800,000.00	-10,776,134.92
		Dispositions	-10,800,000.00		10,800,000.00
C313588UL7	FNMA DISC NT 03-18-2008	Acquisitions	1,585,000.00	-1,582,644.50
		Dispositions	-1,585,000.00		1,585,000.00
C313588VP7	FNMA DISC NT 04-14-2008	Acquisitions	2,450,000.00	-2,443,550.38
		Dispositions	-2,450,000.00		2,450,000.00
C313588XZ3	FNMA DISC NT 06-11-2008	Acquisitions	3,435,000.00	-3,426,666.28
		Dispositions	-3,435,000.00		3,434,595.55
C313588ZJ7	FNMA DISC NT 07-14-2008	Acquisitions	10,800,000.00	-10,779,839.96
		Dispositions	-10,800,000.00		10,799,679.47
C313588B95	FNMA DISC NT 08-14-2008	Acquisitions	15,015,000.00	-14,987,492.09
		Dispositions	-15,015,000.00		15,015,000.00
C313588K61	FNMA DISC NT 10-14-2008	Acquisitions	15,015,000.00	-14,955,719.88
		Dispositions	-15,015,000.00		15,003,516.58
C313588N92	FNMA DISC NT 11-10-2008	Acquisitions	2,400,000.00	-2,392,950.00
		Dispositions	-2,400,000.00		2,400,000.00
C313588P41	FNMA DISC NT 11-13-2008	Acquisitions	6,947,000.00	-6,924,121.17
		Dispositions	-6,947,000.00		6,945,541.66
C313588U37	FNMA DISC NT 12-22-2008	Acquisitions	3,500,000.00	-3,499,212.50
		Dispositions	-3,500,000.00		3,499,990.83

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C34527RKT9	FORD CR AUTO OWNER TR SER 2005-A CL C 4.08% DUE 06-15-2010/07-15-2008 BEO	Acquisitions	365,000.00	-364,771.88
		Dispositions	-365,000.00		365,000.00
C349460D69	FORT WORTH TEX INDPT SCH DIST 6% 02-15-2020 BEO	Acquisitions	65,000.00	-69,189.25
		Dispositions	-65,000.00		68,818.10
C3495Q0F96	FORTIS BANQUE LUXEMBOURG S A DISC COML PAPER 3/A3 YRS 1&2 06-09-2008	Acquisitions	2,000,000.00	-1,995,413.33
		Dispositions	-2,000,000.00		1,998,655.56
C35671DAR6	FREEPORT-MCMORAN COPPER & GOLD INC SR NT8.25% DUE 04-01-2015/04-01-2009 REG	Acquisitions	140,000.00	-151,550.00
		Dispositions	-140,000.00		146,174.00
C999999OA8	FUT CALL FEB 08 T-NOTE OPTION 1155	Acquisitions	200.00	-269,252.00
		Dispositions	-200.00		269,252.00
C999999OA8	FUT CALL JAN 08 EURO DOLLARS 9600	Acquisitions	150.00	0.00
		Dispositions	-150.00		0.00
C999599GH0	FUT DEC 08 U.S. T-BONDS	Free Delivery	-100.00
		Free Receipt	100.00
C999599GH0	FUT DEC 08 US 2YR T-NOTE	Free Delivery	-14.00
		Free Receipt	14.00
C999599GH0	FUT DEC 08 10 YR T-NOTES	Free Delivery	-510.00
		Free Receipt	510.00
C999599GH0	FUT DEC 08 5 YR T-NOTE	Free Delivery	-84.00
		Free Receipt	84.00
C999599GH0	FUT JUN 08 U.S T-BONDS	Free Delivery	-6.00
		Free Receipt	6.00
C999599GH0	FUT JUN 08 US 2YR T-NOTE	Free Delivery	-15.00
		Free Receipt	15.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C999599GH0	FUT JUN 08 10 YR T-NOTES	Free Delivery	-374.00
		Free Receipt	374.00
C999599GH0	FUT JUN 08 5 YR T-NOTE	Free Delivery	-197.00
		Free Receipt	197.00
C999599GH0	FUT MAR 08 EURO DOLLARS	Free Delivery	-150.00
		Free Receipt	150.00
C999599GH0	FUT MAR 08 U.S. T-BONDS	Free Delivery	-16.00
		Free Receipt	7.00
C999599GH0	FUT MAR 08 US 2YR T-NOTE	Free Delivery	-22.00
		Free Receipt	52.00
C999599GH0	FUT MAR 08 10 YR T-NOTES	Free Delivery	-138.00
		Free Receipt	54.00
C999599GH0	FUT MAR 08 5 YR T-NOTE	Free Delivery	-112 00
		Free Receipt	27.00
C999599GH0	FUT MAR 09 US 2YR T-NOTE	Free Delivery	-8.00
		Free Receipt	4.00
C999599GH0	FUT MAR 09 10 YR T-NOTES	Free Delivery	-83.00
		Free Receipt	161.00
C999599GH0	FUT MAR 09 5 YR T-NOTE	Free Delivery	-16.00
		Free Receipt	78.00
C999599GH0	FUT SEP 08 U.S. T-BONDS	Free Delivery	-45.00
		Free Receipt	45.00
C999599GH0	FUT SEP 08 US 2YR T-NOTE	Free Delivery	-11.00
		Free Receipt	11.00
C999599GH0	FUT SEP 08 10 YR T-NOTES	Free Delivery	-201.00
		Free Receipt	201.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C999599GH0	FUT SEP 08 5 YR T-NOTE	Free Delivery	-56.00
		Free Receipt	56.00
C368266AF9	GAZ CAP SA LUXEMBOURG US$ GTD SR NT 144A6.51 DUE 03-07-2022 BEO	Acquisitions	100,000.00	-94,375.00
		Dispositions	-100,000.00		55,000.00
C36962G3U6	GEN ELEC CAP CORP MED TERM NTS BO TRANCHE # TR 00811 5.625 DUE 05-01-2018	Acquisitions	1,275,000.00	-1,224,417.90
		Dispositions	-525,000.00		463,757.00
C36962G3P7	GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY 5.875% DUE 01-14-2038 BEO	Acquisitions	810,000.00	-762,565.80
		Dispositions	-500,000.00		471,889.80
C38141GFD1	GOLDMAN SACHS GROUP INC GSINC 6.75 10 0137 6.75 DUE 10-01-2037 BEO	Acquisitions	255,000.00	-172,475.00
		Dispositions	-165,000.00		138,118.45
C415864AJ6	HARSCO CORP SR NT 5.75% DUE 05-15-2018 BEO	Acquisitions	190,000.00	-189,800.50
		Dispositions	-190,000.00		189,329.30
C423074AJ2	HEINZ H J CO 5.35% DUE 07-15-2013 BEO	Acquisitions	410,000.00	-409,856.50
		Dispositions	-410,000.00		412,105.50
C427866AQ1	HERSHEY CO FORMERLY HERSHEY FOODS CORP 5PCT 04-01-13 5 DUE 04-01-2013 BEO	Acquisitions	135,000.00	-134,308.80
		Dispositions	-135,000.00		133,593.30
C428236AS2	HEWLETT PACKARD CO GLOBAL NT 5.5% DUE 03-01-2018 BEO	Acquisitions	405,000.00	-403,979.70
		Dispositions	-340,000.00		345,247.40
C437076AR3	HOME DEPOT INC SR NT 5.25 DUE 12-16-2013 BEO	Acquisitions	115,000.00	-109,651.70
		Dispositions	-115,000.00		109,128.10
C437076AS1	HOME DEPOT INC SR NT 5.875 DUE 12-16-2036 REG	Acquisitions	180,000.00	-149,957.72
		Dispositions	-180,000.00		139,737.60
C438516AX4	HONEYWELL INTL INC 5.3% DUE 03-01-2018 BEO	Acquisitions	310,000.00	-309,201.95
		Dispositions	-195,000.00		200,746.65
C460146CC5	INTERNATIONAL PAPER CO INTL PAPER CO 8.7% DUE 06-15-2038 BEO	Acquisitions	330,000.00	-328,376.40
		Dispositions	-185,000.00		193,430.45

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C459200GJ4	INTL BUSINESS MACHS CORP BD 5.7 DUE 09-14-2017 BEO	Acquisitions	650,000.00	-661,651.50
		Dispositions	-115,000.00		119,242.35
C4662J0E24	J P MORGAN CHASE & CO DISC COML PAPER 3/A3 YRS 1&2 05-02-2008	Acquisitions	1,800,000.00	-1,799,890.00
		Dispositions	-1,800,000.00		1,800,000.00
C4662J0E57	J P MORGAN CHASE & CO DISC COML PAPER 3/A3 YRS 1&2 05-05-2008	Acquisitions	3,500,000.00	-3,499,402.08
		Dispositions	-3,500,000.00		3,500,000.00
C4662J0E65	J P MORGAN CHASE & CO DISC COML PAPER 3/A3 YRS 1&2 05-06-2008	Acquisitions	3,500,000.00	-3,499,805.56
		Dispositions	-3,500,000.00		3,500,000.00
C46626LBW9	J P MORGAN MTG ACQUISITION CORP SER 2005-FRE1 CL A2F2 10-25-2035 BEO	Acquisitions	123,107.58	-121,559.82
		Dispositions	-55,068.43		55,068.43
C46625HGY0	JPMORGAN CHASE & CO FORMERLY J P MORGAN 6 DUE 01-15-2018 BEO	Acquisitions	595,000.00	-578,165.00
		Dispositions	-260,000.00		263,502.20
C48121CYK6	JPMORGAN CHASE BK N A NY N Y FORME 6 DUE10-01-2017	Acquisitions	265,000.00	-268,524.50
		Dispositions	-265,000.00		260,534.75
C487836BA5	KELLOGG CO SR NT 4.25% DUE 03-06-2013 BEO	Acquisitions	160,000.00	-159,700.80
		Dispositions	-160,000.00		158,523.20
C50075NAU8	KRAFT FOODS INC 6.125% DUE 02-01-2018 BEO	Acquisitions	545,000.00	-555,409.55
		Dispositions	-545,000.00		526,006.75
C501044CH2	KROGER CO SR NT 6.15% DUE 01-15-2020/01-16-2008 BEO	Acquisitions	285,000.00	-291,184.85
		Dispositions	-285,000.00		278,499.15
C544644QL4	L A CAL UNI SCH DIST SER A 5 DUE 01-01-2028/07-01-2013 BEO SF 01-01-2025	Acquisitions	115,000.00	-125,060.20
		Dispositions	-115,000.00		125,179.80
C544712SA1	L A CNTY CAL MET TRANSN ATH S PROP A 1STSR-SER A 5 7-1-31 OID 5.06 @99.068	Acquisitions	40,000.00	-43,518.00
		Dispositions	-40,000.00		43,202.40

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C524908R36	LEHMAN BROS HLDGS INC BD 6.5 DUE 07-19-2017 BEO BOND IN DEFAULT	Acquisitions	180,000.00	-179,742.80
		Dispositions	-180,000.00		86,580.00
C5252M0FD4	LEHMAN BROS HLDGS INC MTN BEO # TR 00124 6.875 05-02-18 BD IN DEFAULT	Acquisitions	390,000.00	-371,238.35
		Dispositions	-390,000.00		113,371.00
C524908UB4	LEHMAN BROS HLDGS INC NT 5.75 DUE 01-03-2017/01-02-2017 IN DEFAULT	Acquisitions	155,000.00	-146,667.20
		Dispositions	-155,000.00		465.00
C529772AE5	LEXMARK INTL INC SECD NT 6.65% DUE 06-01-2018 BEO	Acquisitions	325,000.00	-324,122.50
		Dispositions	-195,000.00		195,234.00
C53943RCT4	LLOYDS BANK PLC CPN 03-27-2008	Acquisitions	6,000,000.00	-5,999,568.33
		Dispositions	-6,000,000.00		6,000,000.00
C53943RBE8	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 02-14-2008	Acquisitions	1,100,000.00	-1,099,907.72
		Dispositions	-1,100,000.00		1,100,000.00
C53943RCU1	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 03-28-2008	Acquisitions	6,000,000.00	-5,999,575.00
		Dispositions	-6,000,000.00		6,000,000.00
C53943RCX5	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 03-31-2008	Acquisitions	6,000,000.00	-5,998,805.00
		Dispositions	-6,000,000.00		6,000,000.00
C53943RD14	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-01-2008	Acquisitions	6,000,000.00	-5,999,550.00
		Dispositions	-6,000,000.00		6,000,000.00
C53943RD22	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-02-2008	Acquisitions	6,000,000.00	-5,999,576.67
		Dispositions	-6,000,000.00		6,000,000.00
C53943RD30	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-03-2008	Acquisitions	6,000,000.00	-5,999,601.67
		Dispositions	-6,000,000.00		6,000,000.00
C53943RDH9	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-17-2008	Acquisitions	6,000,000.00	-5,999,601.67
		Dispositions	-6,000,000.00		6,000,000.00
C53943RDM8	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-21-2008	Acquisitions	6,000,000.00	-5,998,830.00
		Dispositions	-6,000,000.00		6,000,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C53943RDN6	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-22-2008	Acquisitions	6,000,000.00	-5,999,610.00
		Dispositions	-6,000,000.00		6,000,000.00
C53943RDP1	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-23-2008	Acquisitions	500,000.00	-499,967.50
		Dispositions	-500,000.00		500,000.00
C53943RDR7	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-25-2008	Acquisitions	4,000,000.00	-3,999,762.22
		Dispositions	-4,000,000.00		4,000,000.00
C53943RDU0	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-28-2008	Acquisitions	3,500,000.00	-3,499,361.25
		Dispositions	-3,500,000.00		3,500,000.00
C53943RDW6	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 04-30-2008	Acquisitions	4,500,000.00	-4,499,713.75
		Dispositions	-4,500,000.00		4,500,000.00
C53943RE70	LLOYDS BK PLC DISC COML PAPER 3/A3 YRS 1&2 05-07-2008	Acquisitions	2,000,000.00	-1,999,891.67
		Dispositions	-2,000,000.00		2,000,000.00
C565849AD8	MARATHON OIL CORP MARATHON OIL 6 DUE 10-01-2017 BEO	Acquisitions	100,000.00	-102,834.00
		Dispositions	-195,000.00		206,148.15
C573284AK2	MARTIN MARIETTA MATLS INC SR NT 6.6% DUE04-15-2018 BEO	Acquisitions	915,000.00	-914,350.35
		Dispositions	-730,000.00		729,945.98
C57586CZW8	MASSACHUSETTS ST HEALTH & EDL FACS AUTH REV 1.99% 07-01-2042 BEO	Acquisitions	75,000.00	-75,000.00
		Dispositions	-75,000.00		75,000.00
C55264TDG3	MBNA CR CARD MASTER NT TR 2005-7 NT CL A4.3% DUE 02-15-2011/09-15-2008 REG	Acquisitions	920,000.00	-924,671.88
		Dispositions	-1,250,000.00		1,251,314.84
C58013MEE0	MCDONALDS CORP MEDIUM TERM NTS BOOK ENTRY SR NT 5.35% DUE 03-01-2018	Acquisitions	405,000.00	-404,967.60
		Dispositions	-405,000.00		405,546.75
C58013MEF7	MCDONALDS CORP MEDIUM TERM NTS BOOK ENTRY SR NT 6.3% DUE 03-01-2038	Acquisitions	370,000.00	-367,107.40
		Dispositions	-370,000.00		364,720.10
C59018YN64	MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00677 6.875 DUE 04-25-2018	Acquisitions	1,625,000.00	-1,602,926.55
		Dispositions	-350,000.00		330,704.50

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C594457BQ5	MI CONS GAS CO SR NT 6.125 DUE 09-01-2008 BEO	Acquisitions	900,000.00	-907,587.00
		Dispositions	-900,000.00		900,270.00
C5933882A8	MIAMI FLA 5.5% 01-01-2022 BEO	Acquisitions	45,000.00	-49,728.60
		Dispositions	-45,000.00		48,662.10
C61744YAD0	MORGAN STANLEY FORMERLY MORGAN STANLEY MORGAN STANLEY 5.95 DUE 12-28-2017	Acquisitions	500,000.00	-485,640.00
		Dispositions	-455,000.00		446,828.20
C6174466Q7	MORGAN STANLEY GLOBAL MEDIUM TERM NT SERF 6.625% DUE 04-01-2018/04-01-2008	Acquisitions	660,000.00	-676,799.25
		Dispositions	-225,000.00		230,928.75
C64966F4R2	NEW YORK N Y PREREFUNDED-SER J 5.5 DUE 06-01-2021 BEO PRERFD 06-01-2013 100	Acquisitions	35,000.00	-38,674.65
		Dispositions	-35,000.00		38,850.35
C64966F3S1	NEW YORK N Y 5.375% 06-01-2032 BEO	Acquisitions	90,000.00	-98,262.00
		Dispositions	-90,000.00		97,690.50
C650034P62	NEW YORK ST URBAN DEV CORP REV 5.125% 03-15-2029 BEO	Acquisitions	30,000.00	-32,517.00
		Dispositions	-30,000.00		32,804.10
C650034XS5	NEW YORK ST URBAN DEV CORP REV 5% 03-15-2033 BEO	Acquisitions	100,000.00	-108,301.00
		Dispositions	-100,000.00		108,133.00
C651229AG1	NEWELL RUBBERMAID INC SR NT 6.25% DUE 04-15-2018 BEO	Acquisitions	170,000.00	-169,491.70
		Dispositions	-170,000.00		173,376.20
C652478BW7	NEWS AMER HLDGS 7.375 NT DUE 10-17-2008 BEO	Acquisitions	300,000.00	-305,202.00
		Dispositions	-300,000.00		300,000.00
C652482BQ2	NEWS AMER INC SR NT 6.65% DUE 11-15-2037REG	Acquisitions	470,000.00	-371,043.75
		Dispositions	-80,000.00		82,312.00
		Free Receipt	80,000.00
C64579FSB0	NJ HLTH CARE FACS FING AUTH RE VAR RT 07-01-38/07-16-08 BEO	Acquisitions	100,000.00	-100,000.00
		Dispositions	-100,000.00		100,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C665772CD9	NORTHERN STS PWR CO MINN 1ST MTG BD 5.25% DUE 03-01-2018/03-18-2008 BEO	Acquisitions	245,000.00	-244,255.20
		Dispositions	-245,000.00		240,330.30
C68338SEW4	ONYX ACCEP OWNER 4.18% DUE 03-15-2010	Acquisitions	69,620.87	-69,302.68
		Dispositions	-69,620.87		69,620.87
C70109HAH8	PARKER-HANNIFIN CORP MEDIUM TERM NTS BOOTRANCHE # TR 00008 5.5 DUE 05-15-2018	Acquisitions	260,000.00	-260,224.20
		Dispositions	-180,000.00		177,733.80
C713448BH0	PEPSICO INC SR NT 5% DUE 06-01-2018 BEO	Acquisitions	365,000.00	-363,123.90
		Dispositions	-365,000.00		354,155.85
C718172AA7	PHILIP MORRIS INTL INC NT 5.65% DUE 05-16-2018 REG	Acquisitions	605,000.00	-603,402.80
		Dispositions	-45,000.00		44,891.10
C718172AB5	PHILIP MORRIS INTL INC 4.875% DUE 05-16-2013 BEO	Acquisitions	480,000.00	-478,675.20
		Dispositions	-370,000.00		371,098.90
C737679DB3	POTOMAC ELEC PWR CO POTOMAC ELEC PWR CO 1STMORTBND 6.5% DUE 11-15-2037 BEO	Acquisitions	420,000.00	-411,696.55
		Dispositions	-420,000.00		414,706.70
C69352JAL1	PPL ENERGY SUPPLY LLC SR NT 6.5% DUE 05-01-2018 BEO	Acquisitions	210,000.00	-209,288.10
		Dispositions	-210,000.00		210,434.70
C743410AT9	PROLOGIS NT 6.625% DUE 05-15-2018 BEO	Acquisitions	345,000.00	-346,734.55
		Dispositions	-35,000.00		13,475.00
C74408FAA7	PROVINCE OF ONT UNSUB NT 2.75% DUE 02-22-2011 BEO	Acquisitions	450,000.00	-448,587.00
		Dispositions	-450,000.00		443,754.00
C74432QAB1	PRUDENTIAL FINL INC MEDIUM TERM NTS BOOKENTRY NT 4.5 DUE 07-15-2013 REG	Acquisitions	175,000.00	-163,654.75
		Dispositions	-160,000.00		124,200.00
C03938LAD6	PVTPL ARCELORMITTAL SA LUXEMBOURG NT 144A 6.125% DUE 06-01-2018 REG	Acquisitions	115,000.00	-114,506.65
		Free Delivery	-115,000.00
C084664BC4	PVTPL BERKSHIRE HATHAWAY FIN CORP SR NT 144A 5.4% DUE 05-15-2018 BEO	Acquisitions	210,000.00	-209,693.40
		Free Delivery	-210,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C111013AG3	PVTPL BRITISH SKY BROADCASTING GROUP PLCSR NT 6.1% DUE 02-15-2018/02-15-2008 BEO	Acquisitions	620,000.00	-621,532.20
		Dispositions	-450,000.00		453,809.50
C205363AJ3	PVTPL COMPUTER SCIENCES CORP SR NT 144A 6.5% DUE 03-15-2018 BEO	Acquisitions	350,000.00	-348,512.50
		Dispositions	-350,000.00		352,363.10
C22303QAB6	PVTPL COVIDIEN INTL FIN S A SR NT 144A 6% DUE 10-15-2017 BEO	Acquisitions	125,000.00	-126,820.00
		Free Delivery	-125,000.00
C224044BS5	PVTPL COX COMMUNICATIONS INC NEW COXENT 6 VA 06/01/18 14 6 25 DUE 06-01-2018	Acquisitions	395,000.00	-393,593.10
		Dispositions	-130,000.00		113,568.20
C24702RAB7	PVTPL DELL INC NT 144A 5.65% DUE 04-15-2018 BEO	Acquisitions	125,000.00	-124,145.00
		Dispositions	-40,000.00		39,315.20
		Free Delivery	-85,000.00
C26138EAA7	PVTPL DR PEPPER SNAPPLE GROUP INC SR NT 144A 6.12% DUE 05-01-2013 BEO	Acquisitions	240,000.00	-239,968.80
		Dispositions	-240,000.00		240,348.00
C26138EAC3	PVTPL DR PEPPER SNAPPLE GROUP INC SR NT 144A 6.82% DUE 05-01-2018 BEO	Acquisitions	725,000.00	-712,753.30
		Dispositions	-210,000.00		218,547.00
C268789AB0	PVTPL E ON AG GTD NT 144A 6.65% DUE 04-30-2038 BEO	Acquisitions	230,000.00	-229,015.60
		Dispositions	-230,000.00		235,117.50
C29250RAM8	PVTPL ENBRIDGE ENERGY PARTNERS L P NT 144A 7.5% DUE 04-15-2038/04-03-2008 BEO	Acquisitions	360,000.00	-358,959.60
		Dispositions	-360,000.00		356,461.20
C29364LAW2	PVTPL ENTERGY GULF STS INC 144A FLTG RT NT DUE 12-08-2008 BEO	Acquisitions	35,000.00	-34,968.85
		Dispositions	-35,000.00		35,000.00
C26882PBE1	PVTPL ERAC USA FIN CO ERAC FIN 144A 7 DUE 10-15-2037 BEO	Acquisitions	160,000.00	-133,889.60
		Dispositions	-240,000.00		156,924.50
C40049JAW7	PVTPL GRUPO TELEVISA SA SR NT 144A 6% DUE 05-15-2018 BEO	Acquisitions	100,000.00	-99,280.00
		Free Delivery	-100,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C36120PAB9	PVTPL GTL TRADE FIN INC BD 144A 7.25% DUE 10-20-2017 BEO	Acquisitions	100,000.00	-102,565.40
		Dispositions	-100,000.00		82,000.00
C592179JG1	PVTPL METROPOLITAN LIFE GLOBAL FDG SR NT 144A 5.125% DUE 04-10-2013 BEO	Acquisitions	405,000.00	-404,700.30
		Dispositions	-405,000.00		398,127.15
C9021EQAB0	PVTPL TYCO INTL LTD / TYCO INTL FIN S A TYCO INTL GROUP 6.875 DUE 01-15-2021 BEO	Free Delivery	-30,000.00
		Free Receipt	30,000.00
C92852EAL9	PVTPL VIVENDI NT 144A 6.625% DUE 04-04-2018	Acquisitions	305,000.00	-304,008.75
		Dispositions	-160,000.00		159,174.40
C74977KA33	RABOBANK USA FINL CORP DISC COML PAPER 3/A3 YRS 1&2 01-03-2008	Acquisitions	2,000,000.00	-1,999,760.56
		Dispositions	-2,000,000.00		2,000,000.00
C74977KA41	RABOBANK USA FINL CORP DISC COML PAPER 3/A3 YRS 1&2 01-04-2008	Acquisitions	1,500,000.00	-1,499,825.00
		Dispositions	-1,500,000.00		1,500,000.00
C74977KA82	RABOBANK USA FINL CORP DISC COML PAPER 3/A3 YRS 1&2 01-08-2008	Acquisitions	2,500,000.00	-2,499,708.33
		Dispositions	-2,500,000.00		2,500,000.00
C74977KAG4	RABOBANK USA FINL CORP DISC COML PAPER 3/A3 YRS 1&2 01-16-2008	Acquisitions	1,000,000.00	-999,881.39
		Dispositions	-1,000,000.00		1,000,000.00
C74977KDG1	RABOBANK USA FINL CORP DISC COML PAPER 3/A3 YRS 1&2 04-16-2008	Acquisitions	4,500,000.00	-4,498,654.17
		Dispositions	-4,500,000.00		4,500,000.00
C74977KDN6	RABOBANK USA FINL CORP DISC COML PAPER 3/A3 YRS 1&2 04-22-2008	Acquisitions	1,000,000.00	-999,936.11
		Dispositions	-1,000,000.00		1,000,000.00
C999400AB0	REVERSE REPO USTN 912810PU	Acquisitions	2,087,500.00	-2,087,500.00
		Dispositions	-2,087,500.00		2,087,500.00
C999400AB0	REVERSE REPO 912828HZ6	Acquisitions	295,125.00	-295,125.00
		Dispositions	-295,125.00		295,125.00
C999400AB0	REVERSE REPO 912828HZ6	Acquisitions	4,395,931.25	-4,395,931.25
		Dispositions	-4,395,931.25		4,395,931.25

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C999400AB0	REVERSE REPO 912828JB79	Acquisitions	6,473,750.00	-6,473,750.00
		Dispositions	-6,473,750.00		6,473,750.00
C999400AB0	REVERSE REPO W/BARCLAYS	Acquisitions	200,970.87	-200,970.87
		Dispositions	-200,970.87		200,970.87
C999400AB0	REVERSE REPO W/LEHMAN 912828HH6	Acquisitions	8,575,568.76	-8,575,568.76
		Dispositions	-8,575,568.76		8,575,568.76
C767201AE6	RIO TINTO FIN USA LTD BD 5.875% DUE 07-15-2013 BEO	Acquisitions	540,000.00	-539,721.00
		Dispositions	-540,000.00		543,396.60
C767201AC0	RIO TINTO FIN USA LTD NT 6.5% DUE 07-15-2018 REG	Acquisitions	185,000.00	-185,580.90
		Dispositions	-50,000.00		35,625.00
C749685AQ6	RPM INTL INC NT 6.5% DUE 02-15-2018/02-20-2008 BEO	Acquisitions	500,000.00	-492,630.00
		Dispositions	-500,000.00		491,780.00
C786514BP3	SAFEWAY INC BD 6.35 DUE 08-15-2017 BEO	Acquisitions	290,000.00	-306,776.90
		Dispositions	-115,000.00		116,033.85
C80589MAB8	SCANA CORP NEW MEDIUM TERM NT 6.25% DUE 04-01-2020/03-12-2008 REG	Acquisitions	235,000.00	-234,182.20
		Dispositions	-235,000.00		237,758.90
C83365RCB9	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 03-11-2008	Acquisitions	500,000.00	-499,699.58
		Dispositions	-500,000.00		500,000.00
C83365RCL7	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 03-20-2008	Acquisitions	3,500,000.00	-3,499,781.25
		Dispositions	-3,500,000.00		3,500,000.00
C83365RCR4	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 03-25-2008	Acquisitions	6,000,000.00	-5,999,626.67
		Dispositions	-6,000,000.00		6,000,000.00
C83365RCS2	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 03-26-2008	Acquisitions	6,000,000.00	-5,999,591.67
		Dispositions	-6,000,000.00		6,000,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C83365RCT0	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 03-27-2008	Acquisitions	1,000,000.00	-999,931.94
		Dispositions	-1,000,000.00		1,000,000.00
C83365RCU7	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 03-28-2008	Acquisitions	1,000,000.00	-999,930.56
		Dispositions	-1,000,000.00		1,000,000.00
C83365RCX1	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 03-31-2008	Acquisitions	1,000,000.00	-999,800.00
		Dispositions	-1,000,000.00		1,000,000.00
C83365RD10	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-01-2008	Acquisitions	1,200,000.00	-1,199,908.33
		Dispositions	-1,200,000.00		1,200,000.00
C83365RD36	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-03-2008	Acquisitions	500,000.00	-499,965.97
		Dispositions	-500,000.00		500,000.00
C83365RD44	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-04-2008	Acquisitions	5,000,000.00	-4,999,659.72
		Dispositions	-5,000,000.00		5,000,000.00
C83365RD85	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-08-2008	Acquisitions	5,000,000.00	-4,999,670.83
		Dispositions	-5,000,000.00		5,000,000.00
C83365RDA0	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-10-2008	Acquisitions	5,500,000.00	-5,499,659.31
		Dispositions	-5,500,000.00		5,500,000.00
C83365RDG7	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-16-2008	Acquisitions	2,500,000.00	-2,499,824.31
		Dispositions	-2,500,000.00		2,500,000.00
C83365RDH5	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-17-2008	Acquisitions	1,000,000.00	-999,933.61
		Dispositions	-1,000,000.00		1,000,000.00
C83365RDJ1	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-18-2008	Acquisitions	6,000,000.00	-5,999,601.67
		Dispositions	-6,000,000.00		6,000,000.00
C83365RDM4	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-21-2008	Acquisitions	500,000.00	-499,900.42
		Dispositions	-500,000.00		500,000.00
C83365RDP7	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-23-2008	Acquisitions	6,000,000.00	-5,999,610.00
		Dispositions	-6,000,000.00		6,000,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C83365RDQ5	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-24-2008	Acquisitions	6,000,000.00	-5,999,645.00
		Dispositions	-6,000,000.00		6,000,000.00
C83365RDV4	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 04-29-2008	Acquisitions	4,000,000.00	-3,999,747.78
		Dispositions	-4,000,000.00		4,000,000.00
C83365RE19	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 05-01-2008	Acquisitions	3,800,000.00	-3,799,736.11
		Dispositions	-3,800,000.00		3,800,000.00
C83365RE27	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 05-02-2008	Acquisitions	6,000,000.00	-5,999,626.67
		Dispositions	-6,000,000.00		6,000,000.00
C83365RE84	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 05-08-2008	Acquisitions	2,000,000.00	-1,999,889.44
		Dispositions	-2,000,000.00		2,000,000.00
C83365RE92	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 05-09-2008	Acquisitions	4,000,000.00	-3,998,218.89
		Dispositions	-4,000,000.00		4,000,000.00
C83365REC5	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 05-12-2008	Acquisitions	2,000,000.00	-1,999,666.67
		Dispositions	-2,000,000.00		2,000,000.00
C83365RED3	SOCIETE GENERALE NORTH AMER INC DISC COML PAPER 3/A3 YRS 1&2 05-13-2008	Acquisitions	2,000,000.00	-1,999,886.67
		Dispositions	-2,000,000.00		2,000,000.00
C87612EAP1	TARGET CORP TARGET CORP 5.375% DUE 05-01-2017/05-01-2007 BEO	Acquisitions	160,000.00	-155,286.40
		Dispositions	-160,000.00		129,222.40
C87927VAE8	TELECOM ITALIA CAP GTD SR NT SER B 5.25 DUE 11-15-2013/05-15-2005 REG	Acquisitions	295,000.00	-285,006.05
		Dispositions	-295,000.00		277,848.70
C87927VAV0	TELECOM ITALIA CAP TELECOM ITALIA CAP 7.721% DUE 06-04-2038 BEO	Acquisitions	105,000.00	-105,000.00
		Dispositions	-105,000.00		76,650.00
C88732JAH1	TIME WARNER CABLE INC NT 5.85% DUE 05-01-2017 REG	Acquisitions	450,000.00	-428,593.50
		Dispositions	-165,000.00		156,350.70
C88732JAL2	TIME WARNER CABLE INC NT 6.75% DUE 07-01-2018 REG	Acquisitions	1,805,000.00	-1,762,511.25
		Dispositions	-400,000.00		403,316.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C90262CBD8	UBS FIN DEL LLC DISC COML PAPER 3/A3 YRS 1&2 02-13-2008	Acquisitions	1,600,000.00	-1,599,866.67
		Dispositions	-1,600,000.00		1,600,000.00
C90262CCA3	UBS FIN DEL LLC DISC COML PAPER 3/A3 YRS1&2 03-10-2008	Acquisitions	4,500,000.00	-4,498,890.00
		Dispositions	-4,500,000.00		4,500,000.00
C90262CEK9	UBS FIN DEL LLC DISC COML PAPER 3/A3 YRS1&2 05-19-2008	Acquisitions	1,100,000.00	-1,099,825.83
		Dispositions	-1,100,000.00		1,100,000.00
C90262CF28	UBS FIN DEL LLC DISC COML PAPER 3/A3 YRS1&2 06-02-2008	Acquisitions	2,000,000.00	-1,997,550.00
		Dispositions	-2,000,000.00		1,998,375.00
C90262CF51	UBS FIN DEL LLC DISC COML PAPER 3/A3 YRS1&2 06-05-2008	Acquisitions	430,000.00	-428,796.00
		Dispositions	-430,000.00		430,000.00
C90262CFA0	UBS FIN DEL LLC DISC COML PAPER 3/A3 YRS1&2 06-10-2008	Acquisitions	800,000.00	-799,955.56
		Dispositions	-800,000.00		800,000.00
C90262CHT7	UBS FIN DEL LLC DISC COML PAPER 3/A3 YRS1&2 08-27-2008	Acquisitions	1,000,000.00	-999,944.44
		Dispositions	-1,000,000.00		1,000,000.00
C91324PBE1	UNITEDHEALTH GROUP INC NT 6.625% DUE 11-15-2037/11-19-2007 REG	Dispositions	-220,000.00		164,648.00
		Free Receipt	220,000.00
C92781FBP2	VA ELEC & PWR CO MTN BEO TRANCHE # TR 00038 5.73 DUE 11-25-2008	Acquisitions	400,000.00	-404,868.00
		Dispositions	-400,000.00		400,000.00
C91913YAL4	VALERO ENERGY CORP NEW NT 6.625 DUE 06-15-2037 REG	Acquisitions	120,000.00	-118,807.20
		Dispositions	-120,000.00		109,714.80
C92334NAA1	VEOLIA ENVIRONNEMENT VEOLIA ENVRNMT 5.25% DUE 06-03-2013 BEO	Acquisitions	305,000.00	-304,081.85
		Dispositions	-305,000.00		303,313.35
C92343VAJ3	VERIZON COMMUNICATIONS INC NT 4.35% DUE 02-15-2013/02-12-2008 BEO	Acquisitions	285,000.00	-284,213.40
		Dispositions	-285,000.00		275,974.05

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C92343VAL8	VERIZON COMMUNICATIONS INC NT 5.5% DUE 02-15-2018/02-12-2008 BEO	Acquisitions	1,810,000.00	-1,794,231.80
		Dispositions	-1,550,000.00		1,521,551.00
C92343VAP9	VERIZON COMMUNICATIONS INC NT 6.9% DUE 04-15-2038 BEO	Acquisitions	800,000.00	-789,792.00
		Dispositions	-680,000.00		689,298.40
C92976GAH4	WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 00008 6 DUE 11-15-2017	Acquisitions	410,000.00	-419,749.80
		Dispositions	-410,000.00		402,788.10
C92976WBH8	WACHOVIA CORP GL MED TRM SR NTS TRANCHE # SR 00032 5.75 DUE 02-01-2018 BEO	Acquisitions	60,000.00	-59,743.20
		Dispositions	-60,000.00		57,621.60
C92976WBJ4	WACHOVIA CORP GLOBAL MEDIUM TERM SR NTS 5.5 DUE 05-01-2013 BEO	Acquisitions	1,295,000.00	-1,293,055.30
		Dispositions	-975,000.00		751,308.75
C931142BU6	WAL-MART STORES INC NT 3.375% DUE 10-01-2008	Acquisitions	160,000.00	-160,195.20
		Dispositions	-160,000.00		160,000.00
C931142CK7	WAL-MART STORES INC NT 6.5 DUE 08-15-2037 REG	Acquisitions	295,000.00	-302,678.85
		Dispositions	-295,000.00		284,842.75
C931142CM3	WAL-MART STORES INC WALMART 6.2 4 15 38 6.2% DUE 04-15-2038 BEO	Acquisitions	255,000.00	-254,242.65
		Dispositions	-255,000.00		248,650.50
C931422AD1	WALGREEN CO NT 4.875% DUE 08-01-2013 BEO	Acquisitions	620,000.00	-618,236.60
		Dispositions	-540,000.00		544,708.45
C94106LAS8	WASTE MGMT INC DEL SR NT 6.1% DUE 03-15-2018/03-06-2008 BEO	Acquisitions	360,000.00	-358,552.80
		Dispositions	-360,000.00		361,558.80
C947074AJ9	WEATHERFORD INTL INC NEW GTD SR NT 6.35%DUE 06-15-2017/06-14-2017 REG	Dispositions	-190,000.00		197,332.10
		Free Receipt	190,000.00
C9497F0CK6	WELLS FARGO & CO NEW DISC COML PAPER 3/A3 YRS 1&2 03-19-2008	Acquisitions	3,000,000.00	-2,999,795.83
		Dispositions	-3,000,000.00		3,000,000.00
C9497F0CQ3	WELLS FARGO & CO NEW DISC COML PAPER 3/A3 YRS 1&2 03-24-2008	Acquisitions	6,000,000.00	-5,998,533.33
		Dispositions	-6,000,000.00		6,000,000.00

5500 Supplemental Schedules	Account number 7870 Account Name MONSANTO WRAPPED CONSOLIDATED
01 JAN 08 — 31 DEC 08
• Schedule of Acquisitions & Dispositions

				Cost of	Proceeds of
Asset ID	Security Description	Transaction	Shares/Par	Acquisitions	Dispositions

C949746NY3	WELLS FARGO & CO NEW SR NT 4.375% DUE 01-31-2013 BEO	Acquisitions	210,000.00	-209,357.40
		Dispositions	-210,000.00		200,875.50
C949746NX5	WELLS FARGO & CO NEW WELLS FARGO CO 5.625% DUE 12-11-2017 BEO	Acquisitions	170,000.00	-154,295.60
		Dispositions	-90,000.00		93,365.10
C960028LG1	WESTERVILLE OH CY SCH S 12-1-27/06-1-11 BEO PREFD OID 5.18 @97.4062 SF 12-1-22	Acquisitions	135,000.00	-144,995.40
		Dispositions	-135,000.00		143,642.70
C976657AD8	WI ENERGY CORP SR NT 5.5 DUE 12-01-2008/11-30-2008 BEO	Acquisitions	500,000.00	-508,130.00
		Dispositions	-500,000.00		500,000.00
C927804FG4	8.875% DUE 11-15-2038/11-06-2008 BEO	Acquisitions	4,080,000.00	-4,079,796.00
		Dispositions	-3,500,000.00		3,688,575.00

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 3

Form 5500, Schedule H, Part IV, Line 4j —
Schedule of Reportable Transactions for the Year Ended Dec. 31, 2008

5500 Supplemental Schedules	Account number 7879 Account Name MONSANTO CONSOLIDATED
1 JAN 08 — 31 DEC 08
• 5% Report — Part C Summary
Series of Transactions by Issue in Excess of 5%

		Number of	Transaction Aggregate		Lease	Expenses		Current Value of
Security Description / Asset ID		Transactions	Acquisition Price	Disposition Price	Rental	Incurred	Cost of Asset	Asset on Transaction

COLTV SHORT TERM INVT FD CUSIP: 195997KR1	Total acquisitions	1,126	547,801,243.37			0.00	547,801,243.37	547,801,243.37
	Total dispositions	1,310		587,909,165.82		0.00	587,909,165.82	587,909,165.82
MONSANTO CO NEW COM CUSIP: 61166W101	Total acquisitions	27	118,941,042.84			0.00	118,941,042.84	118,941,042.84
	Total dispositions	39		135,429,805.08		0.00	39,128,947.77	135,429,805.08
NTG1 COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	Total acquisitions	385	285,099,158.37			0.00	285,099,158.37	285,099,158.37
	Total dispositions	462		236,766,330.88		0.00	236,766,330.88	236,766,330.88
NOTE: TRANSACTIONS ARE BASED ON THE 2007-12-31 VALUE (INCLUDING ACCRUALS) OF 4,042,377,518.40

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSANTO SAVINGS AND INVESTMENT PLAN
By:	/s/ WILMA K. SCHOPP
Wilma K. Schopp, Chairperson of the
Monsanto Company Employee Benefits Plans Committee, Administrator of the Plan

June 25, 2009

EXHIBIT INDEX

Exhibit
Number	Description

23	Consent of Independent Registered Public Accounting Firm